    As filed with the Securities and Exchange Commission on November 5, 1997 Registration No. 333-36465


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                               AMENDMENT NO. 1
                                      TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             -----------------------
                         UNITED TENNESSEE BANKSHARES, INC.
              (Name of small business issuer in its charter)



         Tennessee                                   6035                         Requested
      ----------------                     ---------------------------       ---------------------
  (State or other jurisdiction of          (Primary standard industrial        (I.R.S. employer)
employer incorporation or organization)     classification code number        identification number)



                                344 Broadway, Newport, Tennessee 37821
                                         (423) 623-6088

------------------------------------------------------------------------------

                 (Address and telephone number of principal executive
                      offices and principal place of business)

                               Mr. Richard G. Harwood
                         President and Chief Executive Officer
                         United Tennessee Bankshares, Inc.
                                    344 Broadway
                             Newport, Tennessee 37821
                                   (423) 623-6088

-------------------------------------------------------------------------------
             (Name, address, and telephone number of agent for service)

                    Please send copies of all communications to:
                             Gary R. Bronstein, Esquire
                                K. Scott Fife, Esquire
                        Housley Kantarian & Bronstein, P.C.
                        1220 19th Street, N.W., Suite 700
                             Washington, D.C. 20036

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

P R O S P E C T U S

                       UNITED TENNESSEE BANKSHARES, INC.
       (HOLDING COMPANY FOR NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION)
                  Up to 1,454,750 Shares of Common Stock

    Newport Federal Savings and Loan Association is converting from mutual to stock form and forming a holding company, United Tennessee Bankshares, Inc. Our holding company is offering shares of its common stock in a subscription offering to our current and former customers and our ESOP in the following order of priority in accordance with applicable regulatory requirements: (i) eligible account holders, (ii) the ESOP, (iii) supplemental eligible account holders and (iv) other members. Subscription rights are not transferable. All subscription rights will expire at : p.m., Eastern Time, on December , 1997, unless extended. During or after the subscription offering, our holding company may offer shares not sold in the subscription offering to the general public in a community offering, with preference given to permanent residents of our local community--Cocke County, Tennessee. All shares issued in the conversion will be sold for $10.00 per share.

    Each eligible subscriber (including joint depositors or borrowers, as a group) may subscribe for up to 11,000 shares per qualifying deposit or loan in the subscription offering, provided that the maximum number of shares that may be purchased in the conversion by any person, together with associates, or group of persons acting in concert (other than the ESOP) is 22,000. No person may purchase fewer than 25 shares.

    The amount of common stock being offered in the conversion is based on an independent appraisal of our estimated pro forma market value, which was $11,000,000 as of September 12, 1997. The amount of common stock to be issued in the conversion, however, will be based on our estimated value at the time of the conversion, as determined by an updated independent appraisal subject to regulatory approval, and may be as low as $9,350,000 or as high as $14,547,500, depending upon market and financial conditions at that time, except any increase above $12,650,000 would require written regulatory approval. The Company has received conditional approval for the common stock to be quoted on the Nasdaq Small-Cap Market under the symbol " ." The market price of the shares to be issued may be more or less over time than our offering price. See "RISK FACTORS" at page .


                                    SUMMARY

Number of Shares:                                                    935,000 to 1,454,750
Estimated Offering Expenses:                                         $620,000 to $715,000
Estimated Net Proceeds:                                              $8,730,000 to $13,832,500
Price per share:                                                     $10.00
Estimated Offering Expenses per Share:                               $0.66 to $0.49
Estimated Net Proceeds per Share:                                    $9.34 to $9.51


    The shares being offered are not deposits and are not insured or guaranteed by the FDIC or any other government agency or entity. The shares being offered have not been approved or disapproved by the SEC, the OTS, any state securities or banking regulatory authority or any other government agency or entity. No government agency or entity has passed upon the accuracy or adequacy of this prospectus.

    For additional information about the conversion, including answers to frequently asked questions, please refer to the more detailed information in this prospectus. For assistance, please contact our stock information center at (423).



                          TRIDENT SECURITIES, INC.
                              November , 1997

                                    GLOSSARY

Bank                                          The federally chartered savings association converting from mutual to stock form,
(also, alone or with our holding company,     in its mutual form as "Newport Federal Savings and Loan Association" and its stock
as appropriate, "we," "us," etc.)             form as "Newport Federal Bank"

Company                                        The Tennessee corporation named United Tennessee Bankshares, Inc. formed by
(also "our holding company," etc.)             the bank to serve as its holding company after the conversion

Common Stock                                   The common stock of the holding company

Community Offering                             If any, the offering of shares of common stock to the general public concurrently with or after commencement of the subscription offering, giving preference to natural persons and trusts of natural persons
                                               (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are permanent residents of the Bank's local community

Conversion                                     Conversion of the bank from mutual to stock form, the issuance of common stock of the bank to the holding company and the issuance of the holding company's common stock to purchasers in the subscription offering and, if any, the community offering and/or syndicated offering

Eligible Account Holders                       Holders of deposit accounts at the bank with balances of at least $50 as of
                                               December 31, 1995

ESOP                                           Employee Stock Ownership Plan to be implemented by the holding company in the conversion


Estimated Valuation Range                      Range of valuation from 15% below to 15% above the independent appraisal of our estimated pro forma market value, which was $11,000,000 as of September 12, 1997

FDIC                                           Federal Deposit Insurance Corporation

FHLMC                                          Federal Home Loan Mortgage Corporation

FNMA                                           Federal National Mortgage Association

GNMA                                           Government National Mortgage Association

Local Community                                The county where our offices are located--Cocke County, Tennessee


Other Members                                  Depositor and borrower members of the bank as of November   , 1997

OTS                                            Office of Thrift Supervision of the United States Department of the Treasury

RP Financial                                   RP Financial, LC, the firm we engaged to prepare the appraisal of our estimated pro forma market value in the conversion and to advise us about our business plan

SEC                                            Securities and Exchange Commission

Subscription Offering                          The offering of shares of common stock to eligible account holders, the ESOP, supplemental eligible account holders and other members

Supplemental Eligible Account Holders          Holders of accounts at the bank with balances of at least $50 as of September 30, 1997

Syndicated Offering                            If any, the offering of shares of common stock to the general public during or after the subscription offering in a syndicated
                                               offering by selected dealers

Trident Securities                             Trident Securities, Inc., the firm we engaged to advise and assist us in marketing the common stock and conducting the subscription offering and, if any, the community offering and/or syndicated offering

                              QUESTIONS & ANSWERS

    Set forth below are answers to frequently asked questions about us and our conversion. For additional information, please refer to the detailed information in this prospectus and the Table of Contents on the outside back cover. For assistance, please contact our Stock Information Center at (423) - .


NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION

    1. What are your principal business activities?

       Through two full service banking offices in Newport, Tennessee, we attract deposits from the public and invest those funds principally in single-family residential real estate loans and, to a lesser extent, multi-family and commercial real estate loans and consumer loans, principally in Cocke County, Tennessee. We also maintain a substantial investment portfolio, primarily of mortgage-backed securities issued by the FNMA, FHLMC and GNMA, obligations of the federal government and agencies and investment-grade obligations of states and political subdivisions. We derive our income principally from interest earned on loans, investment securities and other interest-earning assets. Our principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank of Cincinnati. At June 30, 1997, we had total assets of $64.2 million, deposits of $56.7 million and equity of $6.5 million, or 10.1% of total assets.


    2. How will the conversion affect your business?

       Throughout the conversion, our business of accepting deposits, making loans and providing financial services for our customers will continue uninterrupted and unchanged with the same board of directors, management and staff. The conversion will not affect our customers' deposits or loans. However, the conversion will affect us in the following ways:

          New Stock Benefit Plans for Directors, Officers and Employees

            Following the conversion, all of our employees will have an opportunity participate in our ownership through our ESOP, and designated officers and directors are expected to receive stock options and awards upon the implementation of our option plan and management recognition plan. We expect the option plan to authorize us to grant options to purchase an aggregate amount of common stock up to 10% of the shares issued in the conversion and the management recognition plan to authorize us to award an aggregate amount of common stock up to 4% of the shares issued in the conversion.

          Increased capital, net interest income and noninterest expense

            The conversion will increase our capital by the amount of the net proceeds, after deduction of conversion-related expenses and the shares to be sold to the ESOP. Funds withdrawn from our deposits will decrease our interest-bearing liabilities, and new funds will increase our interest-earning assets. While we expect these changes to increase our net interest income, we also expect the conversion to increase our noninterest expenses by increasing our compensation and other operating expenses, particularly if the management recognition plan is implemented.

          Payment of dividends to stockholders

            We expect our holding company to adopt a policy of paying regular cash dividends at an annual rate of $0.30 per share (3.0% based on the $10.00 per share purchase price of the common stock in the conversion) following the current fiscal year (that is, following December 31, 1997). Dividends will be subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including our consolidated operating results and financial condition, net worth and capital requirements as well as regulatory restrictions on the payment of dividends from the bank to the holding company.

THE CONVERSION

    3. What is a mutual to stock conversion?

       We currently operate as a federally chartered mutual savings institution with no stockholders. Upon the conversion, (i) we will become a federally chartered stock savings institution, (ii) we will change our name to "Newport Federal Bank," (iii) we will issue shares of our stock to United Tennessee Bankshares, Inc., which will become our holding company, and (iv) United Tennessee Bankshares, Inc., as our holding company, will issue shares of its common stock to investors who purchase shares in the conversion. Currently, our depositor and borrower members have voting rights in the bank and, therefore, are entitled to elect directors of the bank and to vote on other important matters. Following the conversion, the holding company will exercise all voting rights with respect to our common stock, and the holding company's stockholders will elect its directors and exercise all other voting rights with respect to the common stock.

    4.  Why are you converting?

        The conversion will be important to our future growth and performance by providing a larger capital base from which we may operate, by enhancing our ability to attract and retain qualified management through stock-based compensation plans, by enhancing our ability to compete and diversify into other financial services related activities and by expanding our ability to provide services to the public. We believe that by combining our existing quality service and products with a local ownership base we will encourage our customers and community members who become stockholders to do more business with us. Because we compete not only for customers, but also for employees, we believe that the stock form of organization will better afford us the opportunity to attract and retain employees, management and directors through stock-based compensation plans which are not available to mutual savings institutions.

    5. What approvals must be received before the conversion becomes effective?

       First, our Board of Directors must adopt the plan of conversion, which occurred on May 20, 1997. Second, the OTS must approve the applications required to effect the conversion. These approvals have been obtained. Third, the plan of conversion must be approved by a majority of all votes eligible to be cast by our members. A special meeting of our members will be held on December , 1997 to consider and vote upon the plan of conversion. Last, the final amount of common stock to be issued in the conversion must be approved by the OTS before the consummation of the conversion.

ABOUT BECOMING A STOCKHOLDER

    6. What are the subscription and community offerings?

       Our holding company is offering shares of its common stock in a subscription offering to our current and former customers and to our ESOP. Any shares not subscribed for in the subscription offering may be offered to the general public in a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of our local community, Cocke County, Tennessee. The subscription offering, and the community offering, if any, are being managed by Trident Securities. We anticipate that any shares not sold in the subscription or community offering may be offered for sale in a syndicated offering, which would be an offering to the general public on a best efforts basis by a selling group of broker-dealers managed by Trident Securities.

    7. How many shares of your holding company's stock will be issued in the conversion?

       Between 935,000 and 1,454,750 shares of common stock will be sold, all at a price of $10.00 per share.

    8. How will the aggregate of common stock to be issued be determined?

       The amount of common stock being offered in the conversion is based on an independent appraisal of our estimated pro forma market value, which was $11,000,000 as of September 12, 1997. The amount of common stock to be issued in the conversion, however, will be based on our estimated value at the time of the conversion, as determined by an updated independent appraisal subject to regulatory approval, and may be as low as $9,350,000 or as high as $14,547,500, depending upon market and financial conditions at that time, except any increase above $12,650,000 would require written regulatory approval.

    9. Who is entitled to buy stock in the conversion?

       The shares of common stock to be issued in the conversion are being offered in a subscription offering to our current and former customers and our ESOP in the following order of priority in accordance with applicable regulatory requirements:

         1. "Eligible Account Holders"--our depositors of $50 or more as of December 31, 1995

         2. "ESOP"--the Employee Stock Ownership Plan to be implemented by our holding company in the conversion

         3. "Supplemental Eligible Account Holders"--our depositors of $50 or more as of September 30, 1997

         4.  "Other Members"--our depositor and borrower members as of
             November   , 1997

       Subject to the prior rights of holders of subscription rights, shares not sold in the subscription offering may be offered in a community offering to the general public, with preference given to natural persons and trusts of natural persons permanently residing in our local community, Cocke County, Tennessee. Shares not sold in the subscription or community offering may be offered to the general public in a syndicated offering.

   10. Are the subscription rights transferable?

       No. Subscription rights held by our eligible account holders, supplemental eligible account holders and other members are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. Persons who directly or indirectly violate this prohibition may lose their right to purchase shares in the conversion and may be subject to criminal prosecution. Each eligible account holder, supplemental eligible account holder and other member must list all qualifying deposit accounts and loans, as of the respective qualifying dates, on the Stock Order Form. Persons who do not list all qualifying deposit accounts and loans may be subject to reduction or rejection of their subscription.

   11. What are the minimum and maximum numbers of shares that I can purchase in the conversion?

       The minimum number of shares is 25. Each eligible subscriber may subscribe for up to 11,000 shares per qualifying deposit or loan in the subscription offering, provided that the maximum number of shares that may be purchased in the conversion by any person, together with associates, or group of persons acting in concert, (other than the ESOP) is 22,000. We expect the ESOP to subscribe for 8% of the shares issued in the conversion.

   12. Are your Board of Directors and management buying a significant number of shares?

       We expect our directors and executive officers to subscribe for 140,000 shares. The purchase price paid by them will be the same $10.00 per share price as that paid by all other persons who purchase shares in the conversion.

    13. How do I subscribe for shares?

        To subscribe for shares of common stock in the subscription offering, you should send or deliver a Stock Order Form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts, as described below) to us in the postage-paid envelope provided, so that the Stock Order Form and payment or withdrawal authorization instructions are received before the end of the subscription offering, which will expire at : , Eastern Time, on December , 1997, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with us may include instructions on the Stock Order Form requesting withdrawal from such deposit account(s) to purchase shares. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

       If shares remain available for sale after the expiration of the subscription offering, they may be offered in a community offering, which may begin during or after the subscription offering. Persons who wish to order shares in the community offering should return their Stock Order Form as soon as possible after the community offering begins, because it may be terminated at any time. Members of the public should contact the Stock Information Center at (423)___-____for additional information.

       Owners of self-directed Individual Retirement Accounts (IRAs) may use the assets of their IRAs to purchase shares of common stock in the subscription and community offerings, provided that their IRAs are not maintained on deposit with us. Persons with self-directed IRAs maintained by us must transfer their accounts to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. Anyone interested in doing so should contact the Stock Information Center no later than five business days before the Expiration Date.

   14. May I borrow funds from you to pay for shares purchased in the conversion?

       No. Federal regulations prohibit us from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing shares in the conversion.

   15. Will I receive interest on funds I submit to purchase shares?

       Yes. We will pay interest at our passbook rate from the date funds are received until completion or termination of the conversion. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate.

   16. Will I pay a commission to buy shares in the subscription, community or syndicated offering?

       No. You will not pay a commission to buy any shares in the conversion. All fees payable to Trident Securities will be paid by us.

   17. How may investors buy or sell shares in the aftermarket?

       We have obtained conditional approval for the common stock to be quoted on the Nasdaq Small-Cap Market under the symbol " ." After shares of the common stock commence trading, interested investors may contact any broker to buy or sell shares. Due to the amount of common stock to be issued in the conversion, we cannot assure you that the conditions for quotation on the Nasdaq Small-Cap Market will be satisfied or that an active and liquid trading market for the common stock will develop or be maintained.

   18. Will the FDIC insure the shares of the holding company?

       No. Shares of common stock are not savings deposits or deposit accounts and are not insured by the FDIC or any other government agency.

   19. If I subscribe for shares and later change my mind, may I demand a refund or change my order?

       No. After we receive your order, it cannot be withdrawn or changed, except with our consent.

   20. How can I get additional information about the conversion?



       FOR ADDITIONAL INFORMATION ABOUT THE CONVERSION, PLEASE REFER TO THE MORE DETAILED INFORMATION IN THIS PROSPECTUS.

       FOR ASSISTANCE, OR TO REQUEST ANOTHER PROSPECTUS AND STOCK ORDER FORM, PLEASE CONTACT OUR STOCK INFORMATION CENTER AT (423)___-____.

                                  RISK FACTORS

    Before investing in the common stock please carefully consider the matters discussed below. The common stock is not a deposit account or deposit and is not insured by the FDIC or any other government agency.

    No Prior Market for the Common Stock and Aggregate Offering Amount to be Determined by Appraiser's Estimate of Value

    The appraisal of our pro forma market value which will determine the amount of common stock to be issued in the conversion is an estimate based upon our independent appraiser's evaluation of our business and assessment of current market conditions. Further, no shares of common stock will be publicly outstanding and available for trading until after the conversion, and thereafter opportunities to purchase or sell shares of the common stock will be limited by the number of shares available at any given time. As a result, we cannot assure you that you will be able to sell your shares purchased in the conversion at or above the initial purchase price, and we cannot assure you that an active and liquid trading market for the common stock will develop or be maintained. See "THE CONVERSION--Stock Pricing and Number of Shares to be Issued" and "MARKET FOR COMMON STOCK."

LOW RETURN ON EQUITY

    Return on equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a particular company with other companies. Our post-Conversion return on equity will be below the average return on equity for many publicly held companies, including many thrifts and banks. In addition, the expenses associated with our ESOP and management recognition plan, along with other post-Conversion expenses, are expected to contribute to reduced earning levels. Over time, we intend to deploy the net proceeds from the conversion to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity competitive with other publicly traded thrifts. This goal could take a number of years to achieve, and we cannot assure you that this goal can be attained. Consequently, you should not expect a competitive return on equity in the near future. See "SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA," "CAPITALIZATION" and "PRO FORMA DATA."

BENEFITS TO MANAGEMENT AND DILUTIVE EFFECTS OF STOCK COMPENSATION PLANS

    Our ESOP is expected to purchase 8% of the shares to be issued in the conversion. These shares will be allocated under the ESOP to all eligible employees, including executive officers, in proportion to their covered compensation as the loan secured by the ESOP shares is repaid.

    At least six months following the conversion, we expect to adopt an option plan, under which directors and employees could be granted options to purchase an aggregate amount of common stock equal to 10% of the shares issued in the conversion at exercise prices equal to the market price of the common stock on the date of grant, and a management recognition plan, under which directors and employees could be awarded an aggregate amount of common stock equal to 4% of the shares issued in the conversion.

    If these plans are implemented during the year following the conversion, it is expected that, in accordance with applicable regulatory limitations, 50% of the shares and options under the plans may be granted among our three executive officers and 25% of such shares and options may be granted among our non-employee directors. Under such regulations, at the midpoint of the estimated valuation range, all participants in such plans as a group could receive at no cost to them options to purchase a total of up to 110,000 shares at an exercise price equal to the value of such shares when the options are granted as well as a total of up to 44,000 shares ($440,000 in value at the $10.00 price per share in the conversion). If the option plan and/or management recognition plan is implemented after the year following the conversion, the post-conversion regulatory restrictions on the size of the plans and the amounts of the plan awards would not apply.

    Under these plans, the shares issued to participants could be newly issued shares or, subject to regulatory restrictions, shares repurchased in the market. In the event the shares issued under these plans consist of newly issued shares of common stock, the voting interests of existing stockholders would be diluted. At the midpoint of the estimated valuation range, if all shares under these plans were newly issued and the exercise price for the option shares were equal to the price per share in the conversion, the number of outstanding shares of common stock would increase from 1,100,000 to 1,254,000, thereby reducing the proportionate voting rights of stockholders by approximately 12%, the pro forma book value per share of the outstanding common stock at June 30, 1997 would decrease from $14.09 to $13.59 and the pro forma net income per share of the outstanding common stock for the fiscal year ended December 31, 1996 and the six months ended June 30, 1997 would decrease from $0.78 and $0.32 to $0.67 and $0.29, respectively. See "PRO FORMA DATA" and "MANAGEMENT--Certain Compensation Agreements and Plans-- Stock Option and Incentive Plan" and "--Management Recognition Plan."

ADVERSE IMPACTS OF INTEREST RATES AND ECONOMIC CONDITIONS

    We are vulnerable to fluctuations in market interest rates, and our net interest margin is affected by general economic conditions and other factors that influence market interest rates as well as our ability to respond to changes in such rates. Unlike most industrial companies, nearly all of our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. We estimate that our net interest income and the net market value of our assets and liabilities could be significantly exposed to increases in interest rates. In a rising interest rate environment, our net interest income could be adversely affected as liabilities could reprice to higher market rates more quickly than assets. This effect could be compounded, because the prepayment speeds of our long-term fixed-rate assets could decrease in a rising interest rate environment. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Asset/Liability Management."


CHANGING THRIFT INDUSTRY AND REGULATORY ENVIRONMENT

    Significant and rapid changes have occurred in the thrift industry in recent years, and the future of the industry is subject to various uncertainties. The traditional role of thrifts as the nation's primary housing lenders has diminished, and thrifts are subject to increasing competition for deposits and loans from commercial banks, mortgage bankers, mutual funds and other financial companies. In addition, the companies competing against thrifts frequently are substantially larger, with much greater resources to attract and serve customers. The ability of thrifts to diversify into lending activities other than real estate lending has been limited by federal regulations. The thrift industry also faces an uncertain regulatory environment in which applicable laws, regulations and enforcement policies are subject to significant change. See "BUSINESS" and "REGULATION."

LIMITED ECONOMY IN MARKET AREA

    Substantially all of our loans are secured by properties located in our primary market area--Cocke County in East Tennessee. While Cocke County is experiencing modest population growth, the county is primarily rural, with relatively high levels of unemployment and low levels of income. While we are committed to increasing our loan-making and deposit-gathering activities and pursuing banking opportunities throughout our primary market area, the limited economy in our primary market area may restrain our growth, and there can be no assurance that we will be able to sufficiently increase our loan originations to promptly deploy the conversion proceeds in our primary market area. See "BUSINESS--Market Area."

HIGH-RISK LOANS

    Mobile Home, Residential Construction, Commercial Real Estate and Consumer Loans. Our loan portfolio included approximately $6,876,000 of mobile home loans, $3,024,000 of residential construction loans, $3,285,000 of commercial real estate loans and $2,218,000 of consumer loans at June 30, 1997, all of which expose us to greater risks than traditional single family residential loans. While our losses on these types of loans have been insignificant, and we maintain loan loss reserves for perceived risks of loss on these loans, we cannot assure you that we will not incur substantial losses on these types of loans in the future. See "BUSINESS--Lending Activities."

    NONCONFORMING LOANS. Our one- to four-family residential mortgage loans, which totaled approximately $39.7 million at June 30, 1997, generally are underwritten in accordance with applicable underwriting guidelines and documentation requirements published by the FNMA and FHLMC for loans to be eligible for sale to them. However, because we do not sell our loans, and we do not intend to sell them in the future, with respect to approximately 95% of these loans, we have allowed exceptions to the FNMA and FHLMC collateral requirements in accordance with our longstanding underwriting practices and based on our knowledge and experience with borrowers and properties in our market area. For example, we do not always require homes to have air conditioning or a complete survey or independent appraisal, and we do not always require contractors to be licensed. Our losses on these types of loans have been insignificant, and we maintain loan loss reserves for perceived risks of loss on these loans. In the future, we could experience difficulty if we ever try to sell these loans, and we could incur losses if defaults on these loans exceed our loan loss reserves. See "BUSINESS--Lending Activities."

    ADJUSTABLE RATE LOANS. Our loan portfolio included approximately $10,188,000 of loans with adjustable rates of interest. Adjustable rate loans generally pose the risk that as interest rates rise, the underlying payments of the borrowers rise, thereby increasing the potential for loan delinquencies and loan losses. At the same time, the marketability of the underlying properties may be adversely affected by higher interest rates. While our losses on this type of loan have been insignificant, and we maintain loan loss reserves for perceived risks of loss on these loans, in the event of substantial and prolonged increases in market interest rates we could incur significant losses on these loans in the future. See "BUSINESS--Lending Activities-- One-to Four-Family Residential Lending."

    NONPERFORMING LOANS. Our assets include significant amounts of past due loans from time to time, particularly during the 15-day grace period before most loans incur a late penalty. At June 30, 1997 our loans past due 90 days or more totaled $549,000, or 1.14% of our total loans, up from $380,000, or 0.84% of our total loans, at December 31, 1996. While our losses on nonperforming assets have been insignificant in recent years, we cannot assure you that our allowance for loan losses will be adequate to absorb all losses that we may experience or that, in the future, our regulators or prevailing financial and economic conditions will not result in substantial charge-offs or increases in loss allowances. In such event, our financial condition and profitability would be negatively affected. See "BUSINESS--Lending Activities-- Asset Classification, Allowances for Losses and Nonperforming Assets."


    SUBSTANTIAL LENDING RELATIONSHIPS. At June 30, 1997, we had loans outstanding to six borrowers or groups of affiliated borrowers with aggregate outstanding balances over $250,000 each and loans outstanding to another eight borrowers or groups of affiliated borrowers over $200,000 each. These 14 lending relationships totalled $4,056,000, or 8.8% of our total loans. As a result of their size in relation to our size and profitability, these loans present more risk to us than smaller loans, because adverse circumstances among a relatively small number of borrowers could have a disproportionate adverse effect on us. At June 30, 1997, none of these loans was nonperforming.

See "BUSINESS--Lending Activities" and "REGULATION--Regulation of the Bank--Limits on Loans to One Borrower."


COMPETITION FOR DEPOSITS AND LOANS

    We experience strong competition in our market area. This competition arises from local and regional banks, as well as mortgage bankers and national and local securities firms. Such competition could adversely affect our business in the future. See "BUSINESS--Competition."

DEPENDENCE ON KEY PERSONNEL

    We depend to a considerable degree on our three executive officers, and the loss of any one of such personnel could adversely affect us. While we have entered into employment agreements with our three executive officers, we do not maintain life or health insurance for the benefit of the Bank on any of our personnel. See "MANAGEMENT."

MANAGEMENT VOTING INFLUENCE AND VETO POWER OVER STOCKHOLDER MATTERS

    The 140,000 shares of common stock expected to be purchased by our directors and executive officers in the conversion, combined with the shares expected to be awarded or sold to plan participants under the ESOP, the management recognition plan and the option plan, could result in management controlling up to approximately 35% of the outstanding shares of common stock at the midpoint of the estimated valuation range (assuming the shares issued under the management recognition plan and the option plan are repurchased treasury shares) and could permit management to benefit from certain statutory and regulatory provisions, as well as certain provisions in our Charter and Bylaws, that may tend to promote the continuity of existing management. As a result, if the members of management were to act in concert with each other, they could have significant influence over the outcome of matters requiring a plurality or majority stockholder vote--such as the election of directors --and they could effectively exercise veto power over matters requiring a two-thirds or greater stockholder vote--such as removal of directors, approval of certain business combinations and amendment of the charter and bylaws. Management might thus have the power to authorize actions that may be viewed as contrary to the best interests of non-affiliated holders of common stock and might have veto power over actions that such holders may deem to be in their best interests. See "PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS," "PRO FORMA DATA," "MANAGEMENT --Certain Compensation Agreements and Plans," "CERTAIN RESTRICTIONS ON ACQUISITIONS" and "CERTAIN ANTI-TAKEOVER PROVISIONS."

ANTI-TAKEOVER PROTECTIONS

    Our holding company's Charter and Bylaws contain certain provisions that could discourage nonnegotiated takeover attempts that certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. In addition, Tennessee law provides for numerous restrictions on acquisition of the holding company, and federal law contains various restrictions on the acquisition of control of savings institutions, particularly during the period immediately following a conversion to stock form. These Charter, Bylaw, statutory and regulatory provisions, as well as certain other provisions of state and federal law and certain provisions in our employee compensation agreements and plans, may have the effect of discouraging or preventing a future takeover attempt in which stockholders otherwise might receive a substantial premium for their shares over then-current market prices. For detailed discussions of those provisions, see "MANAGEMENT--Certain Compensation Agreements and Plans," "DESCRIPTION OF CAPITAL STOCK," "CERTAIN RESTRICTIONS ON ACQUISITIONS" and "CERTAIN ANTI-TAKEOVER PROVISIONS."

BUSINESS PLAN TO REMAIN INDEPENDENT LOCAL THRIFT

    We have operated as a locally owned and managed, community-oriented thrift institution for over 60 years, and we plan to continue serving the saving and borrowing needs of our community as an independent institution in the same manner following the conversion. We do not have any plans to be acquired by any other financial institution, and we urge investors not to subscribe for shares in the conversion based on an expectation of a quick sale by us.

POSSIBLE INCOME TAX CONSEQUENCES OF DISTRIBUTION OF SUBSCRIPTION RIGHTS

    If the subscription rights granted to our eligible account holders, supplemental eligible account holders and other members were deemed to have an ascertainable value, receipt of such rights could be taxable to recipients who exercise the subscription rights in an amount equal to such value, and we could recognize a gain on such distribution. Whether subscription rights are considered to have any ascertainable value is an inherently factual determination. We have received an opinion from our independent appraiser that such rights have no value, but that opinion is not binding on the Internal Revenue Service.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

    The following summary of selected consolidated financial information and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. The information at June 30, 1997 and for the six months ended June 30, 1997 and 1996 is derived from unaudited financial data but, in our opinion, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of our financial condition and results of operations at that date and for those periods. For additional information, see the Consolidated Financial Statements and related Notes.

SELECTED FINANCIAL CONDITION DATA

    The following table sets forth information about our financial condition (including consolidated data from operations of our subsidiary) at the dates indicated.


                                                            AT                            AT DECEMBER 31,
                                                         JUNE 30,   -----------------------------------------------------
                                                           1997       1996       1995       1994       1993       1992
                                                       -----------  ---------  ---------  ---------  ---------  ---------
                                                      (UNAUDITED)                         (DOLLARS IN THOUSANDS)
Total assets.........................................   $  64,189   $  60,611  $  54,019  $  53,238  $  51,465  $  48,552
Loans receivable, net................................      45,625      44,230     40,365     36,568     34,121     31,682
Cash and amounts due from depository institutions....       3,081       2,889      1,832        930      2,250      4,480
Investment securities:
  Available for sale.................................      13,769      11,689     10,286     10,325     10,428        -- (1)
  Held to maturity...................................       1,059       1,212      1,046      4,863      4,317     11,921(1)
Deposits.............................................      56,725      53,767     47,954     48,761     47,310     45,631
Equity...............................................       6,469       6,103      5,419      4,262      3,835      2,591
                                                       -----------  ---------  ---------  ---------  ---------  ---------
Number of:
Real estate loans....................................       1,432       1,448      1,421      1,371      1,351      1,320
Deposit accounts.....................................       6,761       6,908      6,494      5,918      5,159      4,665
Offices..............................................           2           2          2          2          2          2

------------------------

(1) Prior to application of Statement of Financial Accounting Standards ("SFAS") No. 115, regarding classification of investments as available for sale or held to maturity.

SELECTED RESULTS OF OPERATIONS DATA

    The following table sets forth information about our results of operations for the periods indicated.

                                                            SIX MONTHS ENDED
                                                                JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                          --------------------  ------------------------------------------
                                                            1997       1996       1996       1995       1994       1993
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
Interest income.........................................  $   2,465  $   2,175  $   4,536  $   4,282  $   3,906  $   3,926
Interest expense........................................      1,304      1,135      2,400      2,218      1,655      1,688
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Net interest income before
 provision for loan losses..............................      1,161      1,040      2,136      2,064      2,251      2,238
Provision for loan losses...............................         90     --         --         --             33         99
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan
  losses................................................      1,071      1,040      2,136      2,064      2,218      2,139
Noninterest income......................................         50         74        150        167        119        112
Noninterest expense.....................................        725        560      1,478      1,082      1,038        917
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes..............................        396        554        808      1,149      1,299      1,334
Income taxes............................................        159        184        225        435        456        433
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Net income..............................................  $     237  $     370  $     583  $     714  $     843  $     901
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------



                                                            1992
                                                          ---------

Interest income.........................................  $   3,846
Interest expense........................................      2,022
                                                          ---------
Net interest income before
 provision for loan losses..............................      1,824
Provision for loan losses...............................        205
                                                          ---------
Net interest income after provision for loan
  losses................................................      1,619
Noninterest income......................................        110
Noninterest expense.....................................        778
                                                          ---------
Income before income taxes..............................        951
Income taxes............................................        436
                                                          ---------
Net income..............................................  $     515
                                                          ---------
                                                          ---------

SELECTED RATIOS

    The following table sets forth information about our performance, asset quality and capital at the dates and for the periods indicated.

                                                             AT OR FOR THE
                                                            SIX MONTHS ENDED
                                                                JUNE 30,          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------  ------------------------------------------
                                                               1997       1996       1996       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Performance Ratios:
Return on average assets (net income divided by average
  total assets)1........................................        .76%      1.33%      1.01%      1.33%      1.60%      1.80%
Return on average equity(net income divided by average
  equity)1..............................................       7.51      13.18      10.19      14.75      20.92      28.03
Interest rate spread (combined weighted average interest
  rate earned less combined weighted average interest
  rate cost)............................................       3.30       3.30       3.40       3.60       4.20       4.14
Net interest margin (net interest income divided by
  average interest-earning assets)1.....................       3.80       3.79       3.83       3.93       4.42       4.84


Ratio of average interest-earning assets to average
  interest-bearing liabilities..........................     110.27     111.20     109.30     108.70     107.70     101.65
Ratio of noninterest expense to average total assets1...       2.32       2.01       2.57       2.02       1.97       1.83
Efficiency Ratio (noninterest expense divided by total
  of net interest income and noninterest income)........      64.67      50.27      64.65      48.50      44.42      40.74





                                                            1992
                                                          ---------
Performance Ratios:
Return on average assets (net income divided by average
  total assets)1 ......................................        1.14%
Return on average equity(net income divided by average
  equity)1..............................................      22.10
Interest rate spread (combined weighted average interest
  rate earned less combined weighted average interest
  rate cost)............................................       4.38
Net interest margin (net interest income divided by
  average interest-earning assets)1.....................       4.26
Ratio of average interest-earning assets to average
  interest-bearing liabilities..........................     100.88
Ratio of noninterest expense to average total assets1...       1.73
Efficiency Ratio (noninterest expense divided by total
  of net interest income and noninterest income)........      45.00




------------------------


(1) Annualized.

                                                             AT OR FOR THE
                                                            SIX MONTHS ENDED
                                                                JUNE 30,          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                          --------------------  ------------------------------------------
                                                               1997       1996       1996       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------  ---------

Asset Quality Ratios:
Nonperforming assets to total assets at end of period...        .99        .58        .63        .54        .96        .81
Nonperforming loans to total loans at end of period.....       1.24        .73        .84        .72       1.28       1.20
Allowance for loan losses to total loans at end of
  period................................................       1.20       1.06       1.10       1.21       1.34       1.36
Allowance for loan losses to nonperforming loans at end
  of period.............................................      96.40     146.49     129.93     168.86     104.40     113.86
Provision for loan losses to total loans                        .19         --         --         --        .09        .28
Net charge-offs to average loans outstanding                    .02        .01        .01        .01        .03        .01
Capital Ratios:
Equity to total assets at end of period.................      10.08       9.69      10.07      10.03       8.01       7.45
Average equity to average assets........................      10.09      10.10       9.95       9.05       7.63       6.42


                                                            1992
                                                          ---------

Asset Quality Ratios:
Nonperforming assets to total assets at end of period...       1.87
Nonperforming loans to total loans at end of period.....       2.70
Allowance for loan losses to total loans at end of
  period................................................       1.18
Allowance for loan losses to nonperforming loans at end
  of period.............................................      43.58
Provision for loan losses to total loans................        .63
Net charge-offs to average loans outstanding............        .07
Capital Ratios:
Equity to total assets at end of period.................       5.34
Average equity to average assets........................       5.18

SELECTED REGULATORY CAPITAL RATIOS

    At June 30, 1997, we substantially exceeded all regulatory minimum capital requirements. The following table sets forth certain information about our consolidated regulatory capital at that date. For additional information, see "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE" and
"REGULATION--Regulation of the Bank--Regulatory Capital Requirements."

                                                                                      PERCENT OF
                                                                           AMOUNT      ASSETS 1
                                                                          ---------  -----------
                                                                          (DOLLARS IN THOUSANDS)
Tangible capital........................................................  $   5,868        9.14%
Tangible capital requirement............................................        963        1.50
                                                                          ---------       -----
Excess..................................................................  $   4,905        7.64%
                                                                          ---------       -----
                                                                          ---------       -----
Core capital............................................................  $   5,868        9.14%
Core capital requirement................................................      1,926        3.00
                                                                         ---------       -----
Excess..................................................................  $   3,942        6.14%
                                                                         ---------       -----
                                                                         ---------       -----
Total capital...........................................................  $   6,218       22.45%
Risk-weighted capital requirement.......................................      2,224        8.00
                                                                          ---------       -----
Excess..................................................................  $   3,994       14.45%
                                                                          ---------       -----
                                                                          ---------       -----

------------------------

(1) Based on our adjusted total assets ($64.2 million) for the purposes of the tangible and core capital requirements and risk-weighted assets ($27.8 million) for the purpose of the total regulatory capital requirement.


                                       xviii

                              RECENT DEVELOPMENTS

FINANCIAL INFORMATION THROUGH SEPTEMBER 30, 1997

    The following tables present selected consolidated financial information and other data about us through September 30, 1997. This information is derived from unaudited financial data but, in our opinion, reflects all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of our financial condition and results of operations at that date and for those periods. The information at June 30, 1997 (unaudited) and December 31, 1996 is derived from and should be read in conjunction with and is qualified by reference to the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.


FINANCIAL CONDITION

                                                                                 (UNAUDITED)
                                                                           ------------------------
                                                                           SEPTEMBER 30,  JUNE 30,   DECEMBER 31,
                                                                               1997         1997         1996
                                                                           -------------  ---------  ------------
                                                                                        (IN THOUSANDS)
Total assets.............................................................    $  64,860    $  64,189   $   60,611
Loans receivable, net....................................................       46,779       45,625       44,230
Cash and amounts due from depository institutions........................        3,321        3,081        2,889
Investment securities:
  Available for sale.....................................................       12,906       13,769       11,689
  Held to maturity.......................................................        1,058        1,059        1,212
Deposits.................................................................       57,087       56,725       53,767
Equity...................................................................        6,751        6,469        6,103


RESULTS OF OPERATIONS

                                                                                            (UNAUDITED)
                                                                             ------------------------------------------
                                                                              THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                                             --------------------  --------------------
                                                                               1997       1996       1997       1996
                                                                             ---------  ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Interest income............................................................  $   1,315  $   1,199  $   3,780  $   3,374
Interest expense...........................................................        688        631      1,992      1,766
                                                                             ---------  ---------  ---------  ---------
Net interest income before provision for loan losses.......................        627        568      1,788      1,608
Provision for loan losses..................................................         30         --        120         --
                                                                             ---------  ---------  ---------  ---------
Net interest income after provision for loan losses........................        597        568      1,668      1,608
Noninterest income.........................................................         42         43         92        117
Noninterest expense........................................................        303        612      1,028      1,172
                                                                             ---------  ---------  ---------  ---------
Income (loss) before income taxes..........................................        336         (1)       732        553
Income taxes (benefit).....................................................        141        (21)       300        163
                                                                             ---------  ---------  ---------  ---------
Net income.................................................................  $     195  $      20  $     432  $     390
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------

PERFORMANCE RATIOS

                                                                                            (UNAUDITED)
                                                                             ------------------------------------------
                                                                              THREE MONTHS ENDED    NINE MONTHS ENDED
                                                                                SEPTEMBER 30,         SEPTEMBER 30,
                                                                             --------------------  --------------------

                                                                               1997       1996       1997       1996
                                                                             ---------  ---------  ---------  ---------
Return on average assets1..................................................       1.21%       .13%       .92%       .91%
Return on average equity1..................................................      11.80       1.36%      8.96       9.29
Interest rate spread.......................................................       3.40       3.38       3.39       3.37
Net interest margin1.......................................................       3.80       3.83       3.87       3.82
Ratio of average interest-earning assets
  to average interest-bearing liabilities..................................     110.36     110.58     111.18     110.52
Ratio of noninterest expense to average total assets1......................       1.93       4.05       2.19       2.73
Efficiency Ratio...........................................................      47.42     100.16      58.41      67.96



ASSET QUALITY RATIOS

                                                                                   (UNAUDITED)
                                                                            --------------------------
                                                                            SEPTEMBER 30,   JUNE 30,    DECEMBER 31,
                                                                                1997          1997          1996
                                                                            -------------  -----------  -------------
Nonperforming assets to total assets......................................          .75%          .99%          .63%
Nonperforming loans to total loans........................................          .90          1.24           .84
Allowance for loan losses to total loans..................................         1.15          1.20          1.10
Allowance for loan losses to nonperforming loans..........................       126.64         96.40        129.93


Capital Ratios 2

                                                                                    (UNAUDITED)
                                                                            ----------------------------
                                                                             SEPTEMBER 30,    JUNE 30,     DECEMBER 31,
                                                                                 1997           1997           1996
                                                                            ---------------  -----------  ---------------
Equity to total assets....................................................         10.41%         10.08%         10.07%
Tangible capital ratio....................................................          9.50           9.14           9.30
Core capital ratio........................................................          9.50           9.14           9.30
Risk-based capital ratio..................................................         21.95          22.45          21.90

------------------------

(1) Annualized.

(2) Tangible and core capital ratios based on adjusted total assets and risk-based capital ratio based on risk-weighted assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS THROUGH SEPTEMBER 30, 1997

Comparison of Financial Condition at September 30 and June 30, 1997

    Total assets grew from June 30, 1997 to September 30, 1997 as total assets increased $671,000, or 1%, from $64.2 million at June 30, 1997 to $64.9 million at September 30, 1997. Investment securities available for sale decreased $863,000 or 6.3% from June 30, 1997 to September 30, 1997, while investment securities held to maturity decreased slightly. We utilized repayments on investment securities with funds received from increases in deposit accounts to fund an increase in loan demand.

    Loans receivable increased 2.5% from June 30, 1997 to September 30, 1997 as originations exceeded repayments for the period by approximately $1.2 million. Our market area has experienced an increase in new loan activity during this period.

    Total deposits increased $362,000 or 1% from $56.7 million at June 30, 1997 to $57.1 million at September 30, 1997. The growth has been primarily due to larger institutions closing branches in the area and we have benefitted from new customer growth.

Comparison of Results of Operations for the Nine Months Ended September 30, 1997 and 1996

    Net income for the nine months ended September 30, 1997 was $432,000, compared with $390,000 for the same period in 1996. As discussed in more detail below, the $42,000 increase in net income primarily resulted from a $180,000 increase in net interest income, offset by $120,000 of additional provisions for loan losses, a $144,000 decrease in noninterest expense and a $137,000 increase in income tax expense.

    INTEREST INCOME. Interest income increased $406,000 from $3.4 million for the nine months ended September 30, 1996 to $3.8 million for the nine months ended September 30, 1997. The increase in total interest income was primarily due to a $1.9 million increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in loans funded with similar increases in deposits. The average yield on interest-earning assets increased slightly from 8.01% for the nine months ended September 30, 1996 to 8.18% for the same period in 1997.

    The primary source of interest income during the nine months ended September 30, 1997 and 1996 was interest earned on loans receivable. Interest income from loans receivable increased $223,000 from $2.8 million for the nine months ended September 30, 1996 to $3.0 million for the same period in 1997. The increase was due to the $1.9 million increase in the average balance of loans receivable from $43.6 million for nine months ended September 30, 1996 to $45.5 million for the nine months ended September 30, 1997. The increase in interest income on loans receivable was also due to the 9 basis point increase in the average yield earned on loans receivable from 8.41% for the nine months ended September 30, 1996 to 8.50% for the same period in 1997. Interest income from investment securities increased $145,000 from $529,000 for the nine months ended September 30, 1996 to $674,000 for the same period in 1997. The increase was due to a $3.1 million increase in the average balance of investment securities coupled with a 2 basis point decrease in the average yield earned on investment securities. Other interest-earning assets also had slight increases in both the dollar volume and average yields earned on those assets for the nine months ended September 30, 1996 compared with the same period in 1997.

    INTEREST EXPENSE. Interest expense consists of interest paid on customers' deposits as we have had no borrowed funds. Interest expense increased $226,000 from $1.8 million for the nine months ended September 30, 1996 to $2.0 million for the nine months ended September 30, 1997. The increase in interest expense on deposits was primarily due to the $4.6 million increase in the average balance of deposits. The average rate paid on deposits also decreased slightly from 4.81% for the nine months ended September 30, 1996 to 4.79% for the same period in 1997.

    NET INTEREST INCOME. Net interest income was $1.8 million and $1.6 million for the nine months ended September 30, 1997 and 1996, respectively. The increase in net interest income was due to the $5.0 million increase in the average balance of interest-earning assets versus the $4.6 million increase in the average balance of interest-bearing liabilities. Our net interest rate spread remained relatively constant at 3.39% and 3.37% for the nine month periods ended September 30, 1997 and 1996, respectively.

    PROVISION FOR LOAN LOSSES. We expensed $120,000 in loan loss provision for the nine months ended September 30, 1997 due in part to the continued growth in all categories of our loans receivable and in part to increases in all categories of our nonperforming loans. During the three-month period ended September 30, 1997, we added $30,000 of additional provisions for loan losses, in light of continued weakness in our local economy and seasonal employment fluctuations. We did not expense any provision for loan losses for the nine months ended September 30, 1996, based on our analysis as of that date, as described below.

    Provision for loan losses is based on our analysis of various factors which affect the loan portfolio and our desire to maintain an allowance for loan losses to provide for losses. In establishing the allowance for loan losses, we recognize that a substantial portion of our loans, including loans 90 or more days past due, are secured by mortgages on residential real estate. At September 30, 1997, the allowance for loan losses provided coverage of 127% of loans 90 or more days past due. Nonperforming assets as a percentage of total assets were .75% at September 30, 1997.

    Ultimate losses may vary from their estimates; however, estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, various regulatory agencies periodically review our allowance for loan losses and may require us to recognize additions to the allowance based on judgments about information available to them at the time of their review.

    NONINTEREST INCOME. Noninterest income for the nine months ended September 30, 1997 and 1996 was $92,000 and $117,000, respectively. The decrease in noninterest income was primarily due to a $23,000 reduction in deposit account service charges. This reduction was a one-time adjustment on service charge accounts and management anticipates that deposit account service charges will return to historical levels in the future.

    NONINTEREST EXPENSE. Noninterest expense for the nine months ended September 30, 1997 and 1996 totaled $1,028,000 and $1,172,000, respectively. The $144,000 net decrease in noninterest expense was primarily due to a $204,000 increase in compensation expense partially offset by a $360,000 decrease in federal deposit insurance premiums. The $204,000 increase in compensation expense was due to the implementation of a long-term incentive plan for our Board of Directors and general salary increases. The decrease in federal deposit insurance premiums is due to a decrease in the assessment rate imposed by the FDIC in 1997 after a one-time special assessment of $317,000 in 1996.

    Our operating efficiency ratio (noninterest expense divided by the total of net interest income and noninterest income) for the nine months ended September 30, 1997 and 1996 was 58.41% and 67.96%. The lower operating efficiency ratio for 1997 was due to one-time special FDIC assessment in 1996 which was partially offset by the expense recognized upon the implementation of our long-term incentive plan in 1997. Excluding these expenses, our adjusted operating efficiency ratio would have been improved slightly.

    INCOME TAXES. Our effective tax rates for the nine months ended September 30, 1997 and 1996 were 41% and 30%, respectively. The higher effective tax rate for the nine months ended September 30, 1997 was due to the effect of utilizing the six-year moving average method to determine our tax bad debt deductions and other changes as mandated by the Small Business Job Protection Act that Congress enacted in late 1996. We believe that our effective tax rate will be approximately 40% in future years. Our effective tax rate is greater than the statutory federal income tax rate of 34% primarily due to a 6% state excise tax rate.



                                       xxiii

                                 THE CONVERSION

    THE OTS HAS APPROVED OUR PLAN OF CONVERSION. THE OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL



    On May 20, 1997, our Board of Directors unanimously adopted our plan of conversion, pursuant to which we are converting from mutual to stock form as a wholly owned subsidiary of our holding company. In the conversion, we will issue all of our outstanding shares to our holding company, and our holding company will issue all of its outstanding shares of common stock to our current and former customers in the subscription offering and, if any shares remain available, to the general public, giving preference to residents of Cocke County, Tennessee in the Community and syndicated offerings. We also will change our name from "Newport Federal Savings and Loan Association" to "Newport Federal Bank." The consummation of the conversion is contingent upon the satisfaction of certain conditions. The OTS has approved the plan of conversion, subject to its approval by our members at a special meeting to be held on December , 1997.

    All shares of common stock to be issued and sold in the conversion will be sold at the same price of $10.00 per share. The amount of common stock being offered in the conversion is based on an independent appraisal of our estimated pro forma market value, which was $11,000,000 as of September 12, 1997. The amount of common stock to be issued in the conversion, however, will be based on our estimated value at the time of the conversion, as determined by an updated independent appraisal subject to regulatory approval, and may be as low as $9,350,000 or as high as $14,547,500, depending upon market and financial conditions at that time, except any increase above $12,650,000 would require written regulatory approval. Our holding company will retain half of the net proceeds from the sale of the common stock and will contribute half of the net proceeds to us in exchange for all of our outstanding common stock.

    The following sections describe important aspects of the conversion. For additional information, see the plan of conversion, which is available for inspection at each of our offices and at the offices of the SEC and the OTS. See "ADDITIONAL INFORMATION."



BUSINESS PURPOSES



    We have formed United Tennessee Bankshares, Inc. to serve following the conversion as our holding company with us as its principal subsidiary. The portion of the net proceeds from the sale of the common stock in the conversion to be distributed to us by our holding company will substantially increase our capital position, which will in turn increase the amount of funds available for lending and investment and provide greater resources to support both current operations and future expansion. The holding company structure will provide greater flexibility than we would have as a savings institution for diversification of business activities and geographic operations. We believe that this increased capital and operating flexibility will enable us to compete more effectively with other types of financial services organizations. In addition, the conversion will also enhance our future access to the capital markets.

    The potential impact of the conversion upon our capital base is significant. See "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE." The investment of the net proceeds from the sale of the common stock will provide both us and our holding company with additional income to further increase our respective capital positions. The additional capital will also assist us in offering new and expanded services to our customers.

    After the conversion, the unissued Common Stock and preferred stock authorized by our holding company's Charter will permit our holding company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares upon the implementation of the management recognition plan and the option plan. Following the conversion, our holding company also will be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries. See "MANAGEMENT--Certain Compensation Agreements and Plans."



OFFERING OF COMMON STOCK



    Under the plan of conversion, our holding company is offering common stock to our current and former customers and our ESOP in the subscription offering, first to our eligible account holders, second to the ESOP, third to our supplemental eligible account holders and fourth to our other members. During or after the subscription offering, the company may also offer common stock to the general public in a community offering giving preference to natural persons and trusts of natural persons who are permanent residents of our local community--Cocke County, Tennessee. Subscriptions in the community offering will be subject to the availability of shares of common stock for purchase after satisfaction of all subscriptions in the subscription offering and to our right to reject any such orders, in whole or in part.



SUBSCRIPTION AND COMMUNITY OFFERINGS



    SUBSCRIPTION RIGHTS AND SUBSCRIPTION OFFERING. Our current and former customers and our ESOP hold nontransferable subscription rights that entitle them to subscribe for shares of common stock in the subscription offering as follows:

        Category 1: "Eligible Account Holders"--Holders of deposit accounts with us with balances of at least $50 as of December 31, 1995. With respect to each qualifying deposit, eligible account holders (including joint depositors, as a group) may subscribe for up to $110,000, or 11,000 shares, of common stock in the subscription offering, subject to the possible subscription priority of our ESOP and the overall purchase limitation. See below and "Limitations on Purchases of Shares." If the exercise of subscription rights in this category results in an oversubscription, shares will be allocated among subscribing eligible account holders so as to permit each such eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the amount subscribed for, whichever is less. Any shares not so allocated shall be allocated among the subscribing eligible account holders on an equitable basis related to the amounts of their respective qualifying deposits, as compared with the total qualifying deposits of all subscribing eligible account holders. Subscription rights of our directors and executive officers and their associates in this category based on their increased deposits in the one-year period preceding December 31, 1995 will be subordinated to the subscription rights of other eligible account holders.

        Category 2: ESOP -- The Employee Stock Ownership Plan to be implemented by our holding company in the conversion. Our ESOP may subscribe for up to 10% of the shares issued in the conversion. We expect our ESOP to subscribe for 8% of such shares, or 88,000 shares at the midpoint of the estimated valuation range. We will fill our ESOP's subscription only to the extent that sufficient shares remain after satisfaction of subscriptions by eligible account holders, provided that we may sell any shares sold in excess of the maximum of the estimated valuation range first to the ESOP.

        Category 3: "Supplemental Eligible Account Holders"--Holders of deposit accounts with us with balances of at least $50 as of September 30, 1997. With respect to each qualifying deposit, supplemental eligible account holders (including joint depositors, as a group) may subscribe for up to $110,000, or 11,000 shares, of common stock in the subscription offering, subject to the subscription priorities of eligible account holders and our ESOP and the overall purchase limitation. See "Limitations on Purchases of Shares." In the event of an oversubscription in this category, the available shares will be allocated among the subscribing supplemental eligible account holders so as to permit each such supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares of common stock, if any, allocated to him as an eligible account holder) equal to 100 shares or the total amount of his subscription, whichever is less. Any shares not so allocated shall be allocated among the subscribing supplemental eligible account holders on an equitable basis, related to their respective qualifying deposits, as compared to the total deposits of all subscribing supplemental eligible account holders.

        Category 4: "Other Members"--Our depositor and borrower members as of November , 1997. With respect to each qualifying deposit in, or loan from, us as of November , 1997, other members (including joint depositors or borrowers, as a group) may subscribe for up to $110,000, or 11,000 shares, of common stock in the subscription offering, subject to the subscription priorities of eligible account holders and supplemental eligible account holders and our ESOP and the overall purchase limitation. In the event of an over-subscription in this category, the available shares will be allocated among subscribing other members so as to permit each other member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares of the number of shares subscribed for by the other member. The shares remaining thereafter will be allocated among subscribing other members whose subscriptions remain unsatisfied on a reasonable basis, as determined by the Board of Directors.

    Our holding company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for common stock pursuant to the plan of conversion reside. However, no person will be offered or allowed to purchase any common stock under the plan of conversion if he resides in a foreign country or in a state of the United States with respect to which any or all of the following apply:
(i) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state or foreign country; (ii) the granting of subscription rights or the offer or sale of shares of common stock to such persons would require our holding company or our employees to register, under the securities laws of such state, as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state or foreign country; and (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

    SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE. Subscription rights may be exercised only by the person(s) to whom they are issued and only for their own account. The subscription rights granted under the plan of conversion are not transferable, and persons who attempt to transfer their subscription rights may lose the right to purchase stock in the conversion and may be subject to other sanctions and penalties imposed by the OTS. Each person subscribing for shares of common stock must represent to us that he or she is purchasing such shares for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares purchased.

    COMMUNITY AND SYNDICATED OFFERINGS. During or after the subscription offering, we may offer shares of common stock not subscribed for in the subscription offering to the general public in a community offering, giving preference to natural persons and trusts of natural persons who are permanent residents of our local community--Cocke County, Tennessee. Orders accepted in the community offering shall be filled up to a maximum of 2% of the common stock, and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. The common stock to be offered in the community offering will be offered and sold in a manner that will achieve the widest distribution of the common stock. Orders for common stock in the community offering may be filled to the extent shares of common stock remain available after satisfaction of all orders received in the subscription offering, subject to the overall purchase limitation and our absolute right to accept or reject such orders in whole or in part. We may terminate the community offering at any time after we have received orders for at least the minimum number of shares available for purchase in the conversion.

    Trident Securities may enter into agreements with other dealers ("Selected Dealers") to assist in the sale of shares in the community offering (a syndicated offering). In the syndicated offering, Selected Dealers may solicit only indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if we believe that enough subscriptions, orders and indications of interest have been received in the subscription, community and syndicated offerings to consummate the conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be within three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to us. It is anticipated that the conversion would be consummated on the Settlement Date.

    If all of the common stock offered in the subscription offering is subscribed for, no common stock will be available for purchase in a community offering, and all funds submitted pursuant to a community or syndicated offering will be promptly refunded with interest. If the community or syndicated offering extends beyond 45 days following the expiration of the subscription offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted.



LIMITATIONS ON PURCHASES OF SHARES



    The plan of conversion provides for certain limitations on the purchase of shares by eligible subscribers and others in the conversion. Each subscriber must subscribe for a minimum of 25 shares. Additionally, no person either alone or with an associate or group of persons acting in concert (other than our tax-qualified employee stock compensation plans) currently may purchase more than $220,000 of the common stock offered in the conversion, except that the ESOP may purchase up to 10% of the common stock to be issued in the conversion, and shares purchased by the ESOP and attributable to a participant thereunder shall not be aggregated with shares purchased by such participant or any other purchaser of common stock in the conversion. Our Board of Directors determined the current purchase limitation in order to encourage a wide distribution of the common stock in the conversion, particularly among our customers and other persons residing in the communities served by us and to prevent the undue concentration of stock ownership among a few investors. Our officers, directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be issued in the conversion. For purposes of the plan of conversion, the directors are not deemed to be associates or a group acting in concert solely by reason of their Board membership.

    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of our members, purchase limitations may be increased or decreased at our sole discretion at any time. Under current regulatory authority, our Boards of Directors may, in their discretion, increase the maximum purchase limitation referred to above up to 10%, provided that orders for shares exceeding 5% of the shares to be issued in the conversion shall not exceed, in the aggregate, 10% of the shares to be issued in the conversion. If such amount is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit, subject to the rights and preferences of any person who has priority subscription rights. In the event that the purchase limitation is decreased after commencement of the subscription and community offerings, the orders of any person who subscribed for the maximum number of shares of common stock shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.



    The term "associate" of a person means: (i) any corporation or other organization (other than us or our holding company or a majority-owned subsidiary of either) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity, provided, however, such term shall not include any of our or our holding company's employee stock compensation plans in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who serves a director or officer for us or our holding company or any of our subsidiaries. Directors are not treated as associates solely because of their Board membership.



    When you purchase common stock, you are confirming that your purchase does not conflict with the purchase limitations imposed under the plan of conversion or by law, rule or regulation. We may determine that persons are acting in concert based on the circumstances, including current or previous relationships or actions. In the event that a person (including any associate or group of persons affiliated or otherwise acting in concert with such person) violates the purchase limitations, we would have the right to purchase from such person at the aggregate purchase price all shares acquired by such person in excess of such purchase limitations or, if such excess shares have been sold by such person, to receive the difference between the aggregate purchase price paid for such excess shares and the price at which such excess shares were sold by such person. Persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

    Stock purchased in the conversion will be freely transferable, except for shares purchased by our directors and executive officers. See "--Limitations on Resales by Management."

Procedure for Purchasing Shares in Subscription and Community Offerings



    EXPIRATION DATE. The subscription offering will expire at : p.m., Eastern Time, on December , 1997, unless extended (the Expiration Date).

    We will not execute any orders until all shares of common stock have been sold. If all shares of common stock have not been sold within 45 days after the end of the subscription offering (unless such period is extended), we will promptly return all funds delivered to us with interest, and rescind all charges to deposit accounts.

    USE OF STOCK ORDER FORMS. Any person who desires to subscribe for shares of common stock must do so on or before the Expiration Date by delivering (by mail or in person) to either of our offices a properly executed and completed original Stock Order Form, together with full payment for all shares for which the subscription is made. All checks or money orders must be made payable to "Newport Federal Savings and Loan Association." Stock Order Forms must be received by the Expiration Date. All subscription rights under the plan of conversion will expire on the Expiration Date. Once tendered, subscriptions and community orders may not be revoked. In order to ensure that we properly identify eligible account holders, supplemental eligible account holders and other members as to their stock purchase priorities, such persons must list all of their deposit and loan accounts on the Stock Order Form.



    To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, we will not mail any prospectus any later than five days before such date or hand deliver any prospectus later than two days before such date. Execution of the Stock Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. We will distribute Stock Order Forms only with a prospectus. The acknowledgment on the Stock Order Form must be signed. We will accept for processing only orders submitted on original Stock Order Forms. We will not accept photocopies and facsimile copies of Stock Order Forms. Payment by cash (if delivered in person), check, money order, bank draft or debit authorization to an existing account with us must accompany the Stock Order Form. We will not accept wire transfers.



    In the event Stock Order Forms (i) are not delivered and are returned to the sender by the United States Postal Service or we are unable to locate the addressee, (ii) are not returned or are received after the Expiration Date,
(iii) are defectively filled out or executed or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a deposit account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed Stock Order Form within the time period specified. We may waive any irregularity on any Stock Order Form or require the submission of corrected Stock Order Forms or the remittance of full payment for subscribed shares by such date as we may specify. Our interpretation of the terms and conditions of the plan of conversion and of the Stock Order Form will be final.

    PAYMENT FOR SHARES. To be valid, all completed Stock Order Forms must be accompanied by full payment. You may pay (i) by cash (if delivered in person), check, bank draft or money order or (ii) by authorization of withdrawal from deposit accounts maintained with us. Instructions to withdraw funds from your deposit accounts appear on the Stock Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amounts may be used by a subscriber for any purpose other than to purchase stock while the plan of conversion remains in effect. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the completion of the conversion. In the case of payments made by cash, check or money order, such funds will be placed in a segregated deposit account established for each subscriber specifically for this purpose (each insured by the FDIC up to the applicable $100,000 limit), and interest will be paid at our passbook rate from the date payment is received until the conversion is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a partial withdrawal reduces a certificate account to less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook rate.

    Owners of self-directed Individual Retirement Accounts (IRAs) may use the assets of their IRAs to purchase shares of common stock in the subscription and community offerings, provided that their IRAs are not maintained on deposit with us. Persons with self-directed IRAs maintained by us must transfer their accounts to an unaffiliated institution or broker to purchase shares of common stock in the subscription and community offerings. Anyone interested in doing so should contact the Stock Information Center no later than five business days before the Expiration Date.

    Your executed Stock Order Form, once received by us, may not be modified, amended or rescinded without our consent, unless the conversion is not completed within 45 days of the termination of the subscription offering. Payments accompanying your Stock Order Form will not be available to you for this 45-day period, and may not be available for an additional period if the OTS approves an extension to complete the conversion and provided you affirm or modify, but do not rescind your orders after the initial 45-day period. If an extension to complete the conversion is approved by the OTS, you will be resolicited and must affirmatively reconfirm your orders prior to the expiration of the resolicitation offering, or your subscription funds will be promptly refunded. We will continue to pay interest on such funds during the 45-day period and any approved extension period.



    For information about procedures for payment for shares through Selected Dealers, see "Community and Syndicated Offerings."



    Federal regulations prohibit us from lending funds or extending credit to any person to purchase common stock in the conversion.

    DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock will be delivered to purchasers promptly after the conversion. Until certificates for the common stock are available and delivered to you, you may not be able to sell your shares of common stock even though trading of the common stock may have commenced.



FINANCIAL ADVISORY AND SALES ASSISTANCE ARRANGEMENTS



    We have engaged Trident Securities as financial and sales advisor in connection with the offering of the common stock, and Trident Securities has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the Offerings. We have agreed to pay Trident Securities for its services in the conversion a fixed fee of $20,000 plus a variable fee of two percent of the common stock sold in the conversion, excluding shares sold to our directors and executive officers and their associates and shares sold to our ESOP. Fees paid to Trident Securities may be deemed to be underwriting fees, and Trident Securities may be deemed to be an underwriter. Trident Securities will also be reimbursed for allocable expenses incurred by them, including legal fees. Trident's reimbursable out-of-pocket expenses other than legal fees will not exceed $10,000, and its reimbursable legal fees will not exceed $30,000. We have agreed to indemnify Trident Securities for costs and expenses reasonably incurred in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Trident Securities has received an advance towards its reimbursable expenses in the amount of $10,000. Total fees to and expenses of Trident Securities are expected to be approximately $235,000 assuming the sale of $11,000,000 of common stock at the midpoint of the estimated valuation range. For additional information, see "-- Stock Pricing and Number of Shares to be Issued" and "USE OF PROCEEDS."

    Our officers are available at segregated and separately identifiable areas apart from the areas accessible to the general public for the purposes of making or withdrawing deposits within each of our offices, to provide offering materials to prospective investors, to answer their questions (but only to the extent such information is derived from this prospectus) and to receive completed Stock Order Forms from prospective investors interested in subscribing for shares of common stock. None of our directors, officers or employees will receive any commissions or other compensation for their efforts in connection with sales of shares of common stock. Although information about the stock offering is available at our offices, an investment in the common stock is not a deposit, and the common stock is not federally insured, and officers, directors and others have been instructed to inform purchasers of these facts prior to sale.



STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED



    The plan of conversion requires that the purchase price of the common stock be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained RP Financial, a company experienced in the evaluation and appraisal of savings institutions converting from mutual to stock form, to prepare an appraisal of the estimated pro forma market value of the common stock to be sold pursuant to the conversion.

    RP Financial will receive aggregate fees and reimbursable expenses of approximately $25,500 for its appraisal and other services in connection with the conversion. Further, we have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses arising out of our engagement of RP Financial.

    The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings institution holding companies, relevant economic conditions, both nationally and in Tennessee which affect the operations of savings institutions, and stock market values of certain institutions. In addition, RP Financial has advised us that it included in its analysis an examination of the potential effects of the conversion on our operating characteristics and financial performance as these factors relate to our estimated pro forma market value.


    RP Financial has determined that, as of September 12, 1997, the estimated pro forma market value of the common stock to be issued by the holding company in the conversion was $11,000,000. Both our and our holding company's Boards of Directors, in consultation with their advisors, have determined to offer the shares in the conversion at a price of $10.00 per share, and by dividing the price per share into the estimated aggregate value, plan to issue 1,100,000 shares of common stock in the conversion. The price per share was determined based on a number of factors, including the market price per share of the stock of other financial institutions. Regulations administered by the OTS require, however, that the appraiser establish a range of value for the stock of approximately 15% on either side of the estimated value to allow for fluctuations in the aggregate value of the stock due to changes in the market and other factors from the time of commencement of the subscription offering until completion. In accordance with such regulations, RP Financial has established a range of value of from $9,350,000 to $12,650,000 (the estimated valuation range), which would result in a range of shares to be issued from 935,000 to 1,265,000.

    At the time of the Closing of the conversion, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will update its estimate of the pro forma market value of the common stock to be issued in the conversion. If the pro forma market value is higher or lower than $11,000,000 but is nonetheless within the estimated valuation range--or, with written regulatory approval, within 15% above the maximum of such range--we will make an approximate adjustment by raising or lowering the total number of shares to be issued (within a range of from 935,000 shares to 1,454,750 shares). No resolicitation of subscribers and other purchasers will be made because of any such changes in the number of shares to be issued unless the aggregate purchase price of the common stock is below $9,350,000 (the low end of the estimated valuation range) or is more than $14,547,500 (15% above the maximum of the estimated valuation range). If the aggregate purchase price falls outside the range of from $9,350,000 to $14,547,500, subscribers and other purchasers will be resolicited and given the opportunity to continue their orders, in which case they will need to affirmatively confirm their subscriptions prior to the expiration of the resolicitation, or their subscription funds will be promptly refunded with interest at our passbook rate. Subscribers will also be given the opportunity to increase, decrease or rescind their orders. Any change in the estimated valuation range must be approved by the OTS. The establishment of any new valuation range may be effected without a resolicitation of votes from our members to approve the conversion.

    An increase in the number of shares to be issued in the conversion (assuming no change in the per share purchase price) would decrease both a subscriber's ownership interest and our holding company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the conversion (assuming no change in the per share purchase price) would increase both a subscribers' ownership interest and the holding company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "PRO FORMA DATA."

    The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the valuation, RP Financial has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. RP Financial did not independently verify the consolidated financial statements and other information provided by us, and RP Financial did not value independently our assets and liabilities. Our Boards of Directors have consulted with RP Financial and carefully reviewed the methodology and assumptions used by them in preparing the appraisal, and the Boards have relied upon the expertise of RP Financial and have not expressly evaluated the reasonableness or adequacy of the appraisal or the methodology or assumptions used by RP Financial. The valuation considers both ourselves and our holding company only as a going concern and should not be considered as an indication of our liquidation value. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock will thereafter be able to sell such shares at or above the initial offering price per share. Copies of the appraisal report of RP Financial setting forth the method and assumptions for such appraisal are on file and available for inspection as set forth in "ADDITIONAL INFORMATION" and at our main office. Any subsequent updated appraisal report of RP Financial also will be available for inspection.

    Promptly after the completion of the conversion, RP Financial will confirm to the OTS, so long as such is the case, that, to the best of its knowledge and judgment, nothing of a material nature has occurred (taking into account all of the relevant factors including those which would be involved in a cancellation of the Offerings) that would cause it to conclude that the aggregate dollar amount of shares ordered in the conversion was incompatible with its estimate of our consolidated pro forma market value as a subsidiary of our holding company. If the circumstances do not justify such a statement, a new estimated valuation range may be set, and a resolicitation of subscribers and other purchasers may be held.

RESTRICTIONS ON REPURCHASE OF STOCK


    Subject to the exceptions described below, for a period of three years following the conversion, our holding company could be restricted from repurchasing any of its stock from any person. Federal regulations generally limit repurchases by our holding company of its own capital stock during the three-year period after the conversion to (i) repurchases on a pro rata basis pursuant to an offer, approved by the OTS, made to all stockholders, (ii) repurchases of qualifying shares of a director or, in certain circumstances,
(iii) repurchases of shares to fund employee stock compensation plans. However, upon written notification to the OTS, if the OTS does not object, our holding company may make open market repurchases of its outstanding common stock, provided that: (i) no repurchases may occur in the first year following the conversion except as may be permitted by the OTS, (ii) in the second and third years after the conversion, repurchases must be part of an open-market stock repurchase program that does not allow for the repurchase of more than 5% of our holding company's outstanding common stock during a 12-month period except as may be permitted by the OTS, (iii) the repurchases would not cause us to become "undercapitalized" (as defined by OTS regulations), (iv) the repurchases would not materially adversely affect our holding company's financial condition and (v) there is a valid business purpose for the repurchases. Furthermore, our holding company may apply for regulatory approval to repurchase shares in excess of these amounts, but may not repurchase any of its stock if the effect thereof would cause our equity to be reduced below the amount required for our liquidation account. See "REGULATION."


LIMITATIONS ON RESALES BY MANAGEMENT


    Shares of common stock purchased by our directors or executive officers in the conversion may not be sold for a period of one year following completion of the conversion, except in the event of the death of the director or executive officer or in an exchange of such shares in connection with a merger or acquisition of the holding company approved by the OTS. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted stock shall be subject to the same restrictions. Shares not acquired in the conversion would not be subject to such restrictions. See also "REGULATION--Regulation of the Company--Federal Securities Law."


LIQUIDATION ACCOUNT

    In the unlikely event of a complete liquidation of us in our present mutual form, each holder of a deposit account with us would receive his pro rata share of our assets remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). The depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of his or her deposit account was to the total of the value of all deposit accounts in us at the time of liquidation.


    After the conversion, each deposit account holder on a complete liquidation would have a claim of the same general priority as the claims of our other general creditors. Therefore, except as described below, the depositor's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The depositor would have no interest in our value above that amount.

    Our plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to our regulatory capital as of the date of our latest statement of financial condition contained in this prospectus. Each eligible account holder and supplemental eligible account holder would be entitled, on a complete liquidation of us after conversion, to an interest in the liquidation account. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the qualifying deposit in the related deposit account and the denominator is the total amount of the qualifying deposits of all eligible account holders and supplemental eligible account holders. However, if the amount in the qualifying deposit account on any annual closing date is less than the amount in such account on the initial applicable date or any subsequent closing date, then the eligible account holder's or supplemental eligible account holder's interest in the liquidation account would be reduced from time to time by an amount proportionate to any such reduction. If any such qualified deposit account is closed, the interest in the liquidation account will be reduced to zero.

    Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to the entity or persons holding our stock at that time. A merger, consolidation, sale of bulk assets, or similar combination or transaction with an FDIC-insured institution in which we are not the surviving insured institution would not be considered to be a "liquidation" under which distribution of the liquidation account could be made. In such a transaction, the liquidation account would be assumed by the surviving institution.


    The creation and maintenance of the liquidation account will not restrict the use or application of any of our capital accounts, except that we may not declare or pay a cash dividend on, or repurchase any of, our stock if the effect of such dividend or repurchase would be to cause our equity to be reduced below the aggregate amount then required for the liquidation account.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION


    To the extent permitted by law, our interpretations of the plan of conversion will be final. We may substantively amend the plan of conversion at any time prior to the mailing of the plan of conversion and proxy materials to our members. After such mailing, we may amend the plan of conversion at any time prior to the special meeting of our members and at any time following the meeting with the concurrence of the OTS. We may modify or terminate the plan of conversion upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of our members.

    In the event that mandatory new regulations pertaining to conversions are adopted by the OTS or any successor agency prior to completion of the conversion, the plan of conversion will be amended to conform to such regulations without a resolicitation of proxies or another meeting of our members. In the event that such new conversion regulations contain optional provisions, we may amend the plan of conversion to utilize such optional provisions without a resolicitation of proxies or another meeting of our members. By approval of the plan of conversion, our members will be deemed to have authorized amendment of the plan of conversion under the circumstances described above.


CONDITIONS AND TERMINATION


    In order to complete the conversion, (i) the plan of conversion must be approved by at least a majority of the total number of votes of our members eligible to be cast at the special meeting of our members and (ii) all shares of common stock must be sold within 24 months after the members approve the plan of conversion. If these conditions are not satisfied, we will terminate the plan of conversion and will continue our business in the mutual form of organization. We may terminate the plan of conversion at any time prior to the special meeting of our members and, with the approval of the OTS, at any time after the meeting.



                       UNITED TENNESSEE BANKSHARES, INC.



    We incorporated United Tennessee Bankshares, Inc. under the laws of the State of Tennessee in August 1997 to serve as our holding company following the conversion. We have received approval from the OTS for our holding company to acquire us in the conversion subject to satisfaction of certain conditions. Before the conversion, our holding company has not engaged and will not engage in any material operations. Following the conversion, our holding company will direct, plan and coordinate our business activities. In the future, our holding company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Initially, our holding company will not maintain offices separate from ours or employ any persons other than its officers who will not be separately compensated for such service.



    The holding company structure will permit us to expand the financial services we currently offer. As a unitary savings institution holding company, our holding company will have greater flexibility than we have as a savings institution to diversify its business activities through existing or newly formed subsidiaries or through acquisition or merger with other financial institutions. Our holding company will be subject to regulation by the OTS. See "REGULATION--Regulation of the Company--Activities Restrictions."



    The holding company's executive offices are located at 344 W. Broadway, Newport, Tennessee 37821-0249, and its telephone number is (423) 623-6088.

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION

    We were organized as a federally chartered mutual savings institution in 1934. We currently operate through two full service banking offices located in Newport, Tennessee. At June 30, 1997, we had total assets of $64.2 million, deposits of $56.7 million and equity of $6.5 million, or 10.1% of total assets.

    We attract deposits from the general public and invest those funds in loans secured by first mortgages on owner-occupied single-family residences in our market area and, to a lesser extent, commercial real estate loans and consumer loans. We also maintain a substantial investment portfolio, primarily of mortgage-backed securities issued by the FNMA, FHLMC and GNMA, obligations of the federal government and agencies and investment-grade obligations of states and political subdivisions.

    We derive our income principally from interest earned on loans, investment securities and other interest-earning assets. Our principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank of Cincinnati.

    As a federally chartered savings institution, we are subject to extensive regulation by the OTS. Our lending activities and other investments must comply with various federal regulatory requirements, and the OTS periodically examines us for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations. We must also file reports with the OTS describing our activities and financial condition and are subject to certain monetary reserve requirements promulgated by the Federal Reserve Board.

    For additional information, see "BUSINESS" and "REGULATION."

                                USE OF PROCEEDS



    The amount of proceeds from the sale of the common stock in the conversion depends upon the total number of shares actually sold, and the actual expenses of the conversion. As a result, we cannot determine the actual net proceeds from the sale of the common stock until the conversion is completed. Based on the sale of $11,000,000 of common stock (the midpoint of the estimated valuation range), the net proceeds from the sale of the common stock are estimated to be approximately $10,350,000. We expect the holding company to purchase all of our capital stock to be issued in the conversion in exchange for at least half of the net proceeds from sale of common stock. Based on the foregoing assumption, and the ESOP's purchase of 8% of the shares to be issued in the conversion, we anticipate that we would receive $5,175,000 in cash, a portion of which would replenish deposits withdrawn to purchase shares in the conversion, and our holding company would retain $4,295,000 in cash and $880,000 in the form of a note receivable from the ESOP. At the minimum, maximum and maximum, as adjusted of the estimated valuation range, the net proceeds would be proportionately less or more, as applicable. See "PRO FORMA DATA."

    The proceeds retained by our holding company will be invested in short-term securities. While the proceeds may be used by the company for any valid purpose, including additional capital contributions to us, loans to us, future acquisitions and diversification of business, dividends to stockholders and future repurchases of common stock as permitted by the OTS, at this time we do not have any specific plans with respect to any such use. See "DIVIDENDS" and "BUSINESS."

    The proceeds contributed to us also will be invested in short-term securities. Over time, we plan to use the proceeds to gradually grow our loan portfolio. While the proceeds will become part of our general corporate funds and may be used for any valid purpose, including future acquisitions and diversification of business and dividends to our holding company, at this time we do not have any specific plans with respect to any such use. The availability of the proceeds for the payment of dividends to our holding company will be limited by regulatory restrictions on our capital distributions. Due to the limited nature of our holding company's business activities, we do not believe that the offering proceeds retained after the conversion will be inadequate to meet our holding company's needs until dividends are paid by us; however, we cannot assure you that our holding company will not need additional funds in the future. For additional information, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Sources of Capital and Liquidity," "BUSINESS," "REGULATION--Regulation of the Bank--Dividend and Other Capital Distribution Limitations" and "MANAGEMENT--Certain Compensation Agreements and Plans--Management Recognition Plan."



                                   DIVIDENDS



    Dividends on the common stock will be subject to determination and declaration by the Board of Directors of our holding company. The Board of Directors currently intends to establish a policy of paying regular cash dividends on the common stock at an initial annual rate of $0.30 per share (3.0% of the $10.00 per share purchase price of the common stock in the conversion), with the first dividend to be declared and paid following the current fiscal year (that is, following December 31, 1997). From time to time, the Board of Directors may also decide to pay special cash dividends. Special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. The payment of dividends, however, will be subject to the requirements of applicable law and the determination by the Board of Directors that our net income, capital and financial condition, banking industry trends and general economic conditions justify the payment of dividends. For example, OTS policy currently prohibits the payment of any dividend that would qualify for exemption from federal income taxation as a return of capital, or the taking of any action toward payment of such a dividend, including correspondence with any government agency, during the year following the conversion. As a result, we cannot assure you that dividends will be paid or, if paid, will continue to be paid in the future.

    Since our holding company initially will have no significant source of income other than dividends from us, principal and interest payments on the note receivable from the ESOP and earnings from investment of the cash proceeds of the conversion it retains, the payment of dividends by our holding company will depend in part upon the amount of the proceeds from the conversion retained by it and its earnings thereon and the receipt of dividends from us. Unlike us, our holding company generally is not subject to regulatory restrictions on the payment of dividends to stockholders. Under Tennessee law, our holding company generally is permitted to pay dividends so long as following a dividend it would be able to pay its debts in the ordinary course of business and its assets would exceed its liabilities. All capital distributions paid by us are subject to regulatory restrictions tied to our regulatory capital level. In addition, after the conversion, we will be prohibited from paying any dividend that would reduce our regulatory capital below the amount in the liquidation account to be provided for the benefit of certain depositors at the time of the conversion. See "PRO FORMA DATA," "REGULATION--Regulation of the Bank--Regulatory Capital Requirements" and "--Dividend and Other Capital Distribution Limitations" and "THE CONVERSION--Liquidation Account."

                            MARKET FOR COMMON STOCK

    The holding company has never issued its common stock to the public. Consequently, there is no established market for the common stock. An active and liquid public trading market for the securities of any issuer, including the common stock of the holding company, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. The holding company has received conditional approval for the common stock to be quoted on the Nasdaq Small-Cap Market under the symbol " ," subject to certain conditions which we believe will be met, including a minimum market capitalization and minimum numbers of market makers and stockholders of record. Trident Securities is expected to make a market in the common stock following consummation of the conversion and will assist the holding company in seeking to encourage at least two additional market makers to establish and maintain a market in the common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Due to the amount of common stock to be issued in the conversion, we cannot assure you that the conditions for quotation on the Nasdaq Small-Cap Market will be satisfied or that an active and liquid trading market for the common stock will develop or be maintained. See "RISK FACTORS."



                 PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS



    The following table sets forth information about the approximate number of shares of common stock each of our directors and executive officers intends to purchase, including each person's associates, and by all directors and executive officers as a group, including all of their associates. Actual purchases could be more or less than the amounts indicated. For purposes of the table, we have assumed that 1,100,000 shares of common stock will be sold for $10.00 per share at the midpoint of the estimated valuation range. See "THE CONVERSION--Stock Pricing and Number of Shares to be Issued."





                                                                              PERCENT     AGGREGATE PURCHASE
                     NAME AND POSITION                           TOTAL          OF             PRICE OF
                       WITH THE BANK                            SHARES         TOTAL      INTENDED PURCHASES
------------------------------------------------------------  -----------    ---------    ------------------
Clyde E. Driskill, Jr.......................................    22,000           2.0            220,000
  Director
Richard G Harwood...........................................    22,000           2.0            220,000
  Director, President and Chief Executive Officer
William B. Henry............................................    22,000           2.0            220,000
  Director
J. William Myers............................................    22,000           2.0            220,000
  Chairman of the Board
Robert L. Overholt..........................................    22,000           2.0            220,000
  Director
Robert D. Self..............................................    10,000            .9            100,000
  Director
Nancy L. Bryant.............................................    10,000            .9            100,000
  Vice President and Treasurer
Peggy Holston...............................................    10,000            .9            100,000
  Branch Manager and Assistant Secretary
All directors and executive officers
  as a group (8 persons).....................................  140,000          12.7          1,400,000
ESOP.........................................................   88,000           8.0            880,000
Management Recognition Plan..................................   44,000           4.0            440,000
                                                               -------          ----         ----------
  Total1...................................................... 272,000          24.7%        $2,720,000
                                                               -------          ----         ----------
                                                               -------          ----         ----------




------------------------


(1) Represents maximum amount of stock that may be purchased by any individual or group in the conversion.

(2) Excludes (i) shares that could be allocated to participants in the ESOP, under which executive officers and other employees could be allocated in the aggregate 8% of the common stock issued in the conversion, (ii) shares that could be awarded to participants in the management recognition plan, if adopted, under which directors, executive officers and other employees could be awarded an aggregate number of treasury or newly issued shares equal to 4% of the common stock issued in the conversion, and (iii) shares that could be purchased by participants in the option plan, if adopted, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of common stock equal to 10% of the shares issued in the conversion at exercise prices equal to the market price of the common stock on the date of grant. See "RISK FACTORS" and "MANAGEMENT--Certain Compensation Agreements and Plans."

                                 CAPITALIZATION


    The following table sets forth information about our consolidated capitalization, including deposits, at June 30, 1997, and our pro forma consolidated capitalization, giving effect to the sale of common stock in the conversion, based upon the assumptions set forth in "PRO FORMA DATA" and below.



                                                             PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                  CAPITALIZATION        THE COMPANY AT JUNE 30, 1997 BASED ON THE SALE OF
                                      OF THE         -------------------------------------------------------------------------
                                      BANK AT         935,000 SHARES    1,100,000 SHARES   1,265,000 SHARE     1,454,750 SHARES
                                      JUNE 30,           AT $10.00          AT $10.00        AT $10.00            AT $10.00
                                        1997             PER SHARE          PER SHARE        PER SHARE            PER SHARE
                                --------------------  --------------    ----------------   ----------------    ----------------
                                                                        (IN THOUSANDS)
Deposits 1..................          $56,725               $56,725         $56,725              $56,725              $56,725
Capital stock
Preferred stock, no par
  value: authorized--
  5,000,000 shares;
  assumed outstanding--
  none......................          $  --               $      --         $  --                $   --               $  --
Common Stock, no par
  value: authorized--
  20,000,000 shares;
  shares to be
  outstanding--as
  shown.....................             --                     --             --                    --                  --
Paid-in capital 2...........             --                   8,730          10,350               11,970               13,833
Less: Common Stock expected
      to be acquired by
      ESOP 3................             --                    (748)           (880)              (1,012)              (1,163)
      Common Stock possibly
      to be acquired by
      Management Recognition
      Plan 4................             --                    (374)           (440)                (506)                (582)
Retained earnings...........           5,868                  5,868           5,868                5,868                5,868
Net unrealized gain on
  investment securities.....             601                    601             601                  601                  601
                                     -------                -------         -------              -------              -------
    Total equity............         $ 6,469                $14,077         $15,499              $16,921              $18,557
                                     -------                -------         -------              -------              -------
                                     -------                -------         -------              -------              -------




------------------------

(1) This table does not reflect withdrawals from deposit accounts for the purchase of common stock. Any withdrawals will reduce our pro forma capitalization by the amount of such withdrawals.

(2) Based upon the estimated net proceeds from the sale of common stock.

(3) Assumes 8% of the shares to be sold in the conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the holding company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, we expect to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. For additional information, see "PRO FORMA DATA" and "MANAGEMENT--Certain Compensation Agreements and Plans--Employee Stock Ownership Plan."

(4) Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the conversion will be purchased by the management recognition plan. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on the price per share in the conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the conversion. As we accrue compensation expense to reflect the vesting of such shares pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of shares of common stock newly issued at the price per share in the conversion, the per share financial condition and results of operations of the holding company would be proportionately reduced and to that extent the interests of existing stockholders would be diluted by approximately 4%. For example, at June 30, 1997, at the midpoint of the estimated valuation range, equity per share would have been $13.53, and the per share price to book ratio would have been 68.13%. The management recognition plan will require stockholder approval and, if implemented within one year after the conversion, will be subject to various regulatory restrictions. For additional information, see "PRO FORMA DATA" and "MANAGEMENT--Certain Compensation Agreements and Plans-- Management Recognition Plan."

            HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

    The following table sets forth information about our historical and pro forma capital position relative to our various minimum statutory and regulatory capital requirements at June 30, 1997. See "PRO FORMA DATA" and "REGULATION--Regulation of the Bank--Regulatory Capital Requirements."


                                        HISTORICAL AT
                                        JUNE 30, 1997
                                  -------------------------
                                                 PERCENT OF
                                  AMOUNT          ASSETS 2
                                  ---------      ----------
Capital under generally
  accepted accounting
  principles...............         $6,469          10.08%
                                    ------          -----
                                    ------          -----

Tangible capital...........         $5,868           9.14%
Tangible capital
  requirement..............            963           1.50
                                    ------          -----
    Excess.................         $4,905           7.64%
                                    ------          -----
                                    ------          -----

Core capital...............         $5,868           9.14%
Core capital
  requirement..............          1,926           3.00
                                    ------          -----
    Excess.................         $3,942           6.14%
                                    ------          -----
                                    ------          -----

Total regulatory
  capital..................         $6,218          22.45%
Risk-based capital
  requirement..............          2,224           8.00
                                    ------          -----
    Excess.................         $3,994          14.45%
                                    ------          -----
                                    ------          -----

                                                 PRO FORMA AT JUNE 30, 1997 BASED ON THE SALE OF 1:
                                 -----------------------------------------------------------------------------------------
                                      MINIMUM OF              MIDPOINT OF              MAXIMUM OF         MAXIMUM, AS ADJUSTED
                                    935,000 SHARES          1,100,000 SHARES        1,265,000 SHARES        1,454,750  SHARES
                                       AT $10.00                AT $10.00              AT $10.00                AT $10.00
                                       PER SHARE                PER SHARE              PER SHARE                PER SHARE
                                  --------------------    --------------------    --------------------    --------------------
                                            PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                                  AMOUNT     ASSETS 2     AMOUNT     ASSETS 2     AMOUNT     ASSETS 2     AMOUNT     ASSETS 2
                                  ------    ----------    ------    ----------    ------    ----------    ------    ----------


Capital under generally
  accepted accounting
  principles...............       $9,712     14.24%      $10,324      14.98%     $10,935     15.70%      $11,640     16.50%
                                  ------     -----       -------      -----      -------     -----       -------     -----
                                  ------     -----       -------      -----      -------     -----       -------     -----

Tangible capital...........       $9,111     13.36%      $ 9,723      14.11%     $10,334     14.83%      $11,039     15.65%
Tangible capital
  requirement..............        1,023      1.50         1,034       1.50        1,045      1.50         1,058      1.50
                                  ------     -----       -------      -----      -------     -----       -------     -----
    Excess.................       $8,088     11.86%      $ 8,689      12.61%     $ 9,290     13.33%      $ 9,981     14.15%
                                  ------     -----       -------      -----      -------     -----       -------     -----
                                  ------     -----       -------      -----      -------     -----       -------     -----

Core capital...............       $9,111     13.36%      $ 9,723      14.11%     $10,335     14.83%      $11,039     15.65%
Core capital
  requirement..............        2,045      3.00         2,068       3.00        2,090      3.00         2,116      3.00
                                  ------     -----       -------      -----      -------     -----       -------     -----
    Excess.................       $7,066     10.36%      $ 7,655      11.11%     $ 8,245     11.83%      $ 8,923     12.65%
                                  ------     -----       -------      -----      -------     -----       -------     -----
                                  ------     -----       -------      -----      -------     -----       -------     -----

Total regulatory
  capital..................       $9,461     33.20%     $10,073       35.17%     $10,685     37.11%      $11,389     39.32%
Risk-based capital
  requirement..............        2,279      8.00        2,291        8.00        2,303      8.00         2,317      8.00
                                  ------     -----       -------      -----      -------     -----       -------     -----
    Excess.................       $7,182     25.20%      $ 7,782      27.17%     $ 8,382     29.11%      $ 9,072     31.32%
                                  ------     -----       -------      -----      -------     -----       -------     -----
                                  ------     -----       -------      -----      -------     -----       -------     -----



(1) Assumes our holding company will purchase all of our stock to be issued in the conversion in exchange for half of the net proceeds from the conversion. Assumes net proceeds distributed to our holding company or us initially are invested in short-term securities that carry a risk-weight equal to 20%. Assumes 8% of the shares to be sold in the conversion are purchased by the ESOP and that the funds used to purchase such shares are borrowed from our holding company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the conversion will be purchased by the management recognition plan after the conversion. The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on the price per share in the conversion and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the conversion. Does not reflect a possible increase in capital upon the exercise of options by participants in the option plan. Under the management recognition plan and the option plan, shares issued to participants could be treasury shares or newly issued shares. The management recognition plan and the option plan will not be implemented until at least six months after the conversion. See "MANAGEMENT--Certain Compensation Agreements and Plans."



(2) Based on our total assets determined under generally accepted accounting principles for equity purposes, adjusted total assets for the purposes of the tangible and core capital requirements and risk-weighted assets for the purpose of the total regulatory capital requirement.

                                 PRO FORMA DATA



    The following tables set forth information about our historical and, after giving effect to the conversion for the periods and at the dates indicated, pro forma consolidated net income, equity and other data. Pro forma consolidated income and related data for the six months ended June 30, 1997 and the year ended December 31, 1996 have been calculated as if the common stock to be issued in the conversion had been sold, and the estimated net proceeds had been invested at 5.82%, at the beginning of the periods. The assumed yield during these periods is based on the market yield of short-term U.S. government securities at June 30, 1997, as adjusted for assumed income taxes at 40%. We believe that the use of this rate is more relevant than the use of an arithmetic average of our weighted average yields on all interest-earning assets and weighted average costs on deposits during those periods (as set forth in federal regulations), due to the expected investment of the offering proceeds in such securities (see "USE OF PROCEEDS"). Unaudited pro forma consolidated equity and related data have been calculated as if the common stock had been sold and was outstanding at the end of each period, without any adjustment of historical or pro forma equity to reflect assumed earnings on estimated net proceeds. Per share amounts have been computed as if the common stock had been outstanding at the beginning of the period or at the dates shown, but without any adjustment of historical or pro forma stockholders' equity to reflect earnings on estimated net proceeds. The pro forma data set forth below do not reflect withdrawals from deposit accounts to purchase shares. For additional financial information, see "RISK FACTORS," "BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

    The equity and related data presented below are not intended to represent the fair market value of the common stock, the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information about the liquidation account, see "THE CONVERSION--Liquidation Account." The pro forma income and related data derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. A change in the number of shares to be issued in the conversion and other factors may materially affect the pro forma data. See "THE CONVERSION--Stock Pricing and Number of Shares to be Issued."

                                                     AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                                  ---------------------------------------------------
                                                                                          MAXIMUM, AS
                                                                                           ADJUSTED,
                                                  MINIMUM OF   MIDPOINT OF   MAXIMUM OF       OF
                                                    935,000     1,100,000    1,265,000     1,454,750
                                                    SHARES       SHARES        SHARES       SHARES
                                                   AT $10.00    AT $10.00    AT $10.00     AT $10.00
                                                   PER SHARE    PER SHARE    PER SHARE     PER SHARE
                                                  -----------  -----------  ------------  -----------

                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross offering proceeds.........................   $   9,350    $  11,000    $   12,650    $  14,548
Less estimated offering expenses................        (620)        (650)         (680)        (715)
                                                  -----------  -----------  ------------  -----------
Estimated net offering proceeds.................       8,730       10,350        11,970       13,833
                                                  -----------  -----------  ------------  -----------
Pro forma ESOP adjustment (1)...................        (748)        (880)       (1,012)      (1,164)
Pro forma management recognition plan
  adjustment (2)................................        (374)        (440)         (506)        (582)
                                                  -----------  -----------  ------------  -----------
Estimated investable net proceeds...............   $   7,608    $   9,030    $   10,452    $  12,087
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Net income:
Historical net income...........................   $     237    $     237    $      237    $     237
Pro forma income on net proceeds................         133          158           183          211
Pro forma ESOP adjustment (1)...................         (23)         (27)          (31)         (35)
Pro forma management recognition plan
  adjustment (2)................................         (23)         (27)          (31)         (35)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $     324    $      341    $     358    $     378
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Net income per share: (3)
Historical net income...........................   $    0.27    $    0.23    $     0.20    $    0.18
Pro forma income on net proceeds................        0.15         0.15          0.16         0.16
Pro forma ESOP adjustment (1)...................       (0.03)       (0.03)        (0.03)       (0.03)
Pro forma management recognition plan
  adjustment (2)................................       (0.03)       (0.03)        (0.03)       (0.03)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $    0.36    $    0.32    $     0.30    $    0.28
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Number of Shares Used in Calculations...........     863,940    1,016,400     1,168,860    1,344,189
Equity: (4)
Historical......................................   $   6,469    $   6,469    $    6,469    $   6,469
Estimated net offering proceeds.................       8,730       10,350        11,970       13,833
Pro forma ESOP adjustment (1)...................        (748)        (880)       (1,012)      (1,164)
Pro forma management recognition plan
  adjustment (2)................................        (374)        (440)         (506)        (582)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $  14,077    $  15,499    $   16,921    $  18,556
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Equity per share: (3), (4)
Historical......................................   $    6.92    $    5.88    $     5.11    $    4.45
Estimated net offering proceeds.................        9.34         9.41          9.46         9.51
Pro forma ESOP adjustment (1)...................       (0.80)       (0.80)        (0.80)       (0.80)
Pro forma management recognition plan
  adjustment (2)................................       (0.40)       (0.40)        (0.40)       (0.40)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $   15.06    $   14.09    $    13.37    $   12.76
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Number of Shares Used in Calculations...........     935,000    1,100,000     1,265,000    1,454,750
Offering price as a percentage of pro forma
  equity per share (3), (4).....................       66.40%       70.97%        74.79%       78.37%
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Ratio of offering price to pro forma annualized
  net income per share (3)......................      13.89x       15.63x        16.67x       17.86x
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------

                                                      AT OR FOR THE YEAR ENDED DECEMBER 31, 1996
                                                  ---------------------------------------------------
                                                                                          MAXIMUM, AS
                                                                                           ADJUSTED,
                                                  MINIMUM OF   MIDPOINT OF   MAXIMUM OF       OF
                                                    935,000     1,100,000    1,265,000     1,454,750
                                                    SHARES       SHARES        SHARES       SHARES
                                                   AT $10.00    AT $10.00    AT $10.00     AT $10.00
                                                   PER SHARE    PER SHARE    PER SHARE     PER SHARE
                                                  -----------  -----------  ------------  -----------

                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross offering proceeds.........................   $   9,350    $  11,000    $   12,650    $  14,548
Less estimated offering expenses................        (620)        (650)         (680)        (715)
                                                  -----------  -----------  ------------  -----------
Estimated net offering proceeds.................       8,730       10,350        11,970       13,833
                                                  -----------  -----------  ------------  -----------
Pro forma ESOP adjustment (1)...................        (748)        (880)       (1,012)      (1,164)
Pro forma management recognition plan
  adjustment (2)................................        (374)        (440)         (506)        (582)
                                                  -----------  -----------  ------------  -----------
Estimated investable net proceeds...............   $   7,608    $   9,030    $   10,452    $  12,087
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Net income: (5)
Historical net income...........................   $     583    $     583    $      583    $     583
Pro forma income on net proceeds................         266          315           365          422
Pro forma ESOP adjustment (1)...................         (45)         (53)          (61)         (70)
Pro forma management recognition plan
  adjustment (2)................................         (45)         (53)          (61)         (70)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $     759    $     792    $      826    $     865
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Net income per share: (3), (5)
Historical net income...........................   $    0.67    $    0.57    $     0.50    $    0.43
Pro forma income on net proceeds................        0.31         0.31          0.31         0.31
Pro forma ESOP adjustment (1)...................       (0.05)       (0.05)        (0.05)       (0.05)
Pro forma management recognition plan
 adjustment (2).................................       (0.05)       (0.05)        (0.05)       (0.05)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $     .88    $     .78    $      .71    $     .64
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Number of Shares Used in Calculations...........     867,680    1,020,800     1,173,920    1,350,008
Equity: (4)
Historical......................................   $   6,103    $   6,103    $    6,103    $   6,103
Estimated net offering proceeds.................       8,730       10,350        11,970       13,833
Pro forma ESOP adjustment (1)...................        (748)        (880)       (1,012)      (1,164)
Pro forma management recognition plan
  adjustment (2)................................        (374)        (440)         (506)        (582)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $  13,711    $  15,133    $   16,555    $  18,190
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Equity per share: (3), (4)
Historical......................................   $    6.53    $    5.55    $     4.82    $    4.20
Estimated net offering proceeds.................        9.34         9.41          9.46         9.51
Pro forma ESOP adjustment (1)...................       (0.80)       (0.80)        (0.80)       (0.80)
Pro forma management recognition plan
  adjustment (2)................................       (0.40)       (0.40)        (0.40)       (0.40)
                                                  -----------  -----------  ------------  -----------
Total...........................................   $   14.67    $   13.76    $    13.08    $   12.51
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Number of Shares Used in Calculations...........     935,000    1,100,000     1,265,000    1,454,750
Offering price as a percentage of pro forma
  equity per share (3), (4).....................       68.17%       72.67%        76.45%       79.94%
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------
Ratio of offering price to pro forma annualized
  net income per share (3)......................      11.36x       12.82x        14.08x       15.63x
                                                  -----------  -----------  ------------  -----------
                                                  -----------  -----------  ------------  -----------

------------------------



(1) Assumes 8% of the shares to be sold in the conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from the holding company. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, we expect to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. Pro forma net income has been adjusted to give effect to such contributions, based upon a fully amortizing debt with a ten-year term and a combined federal and state income tax rate of 40% (subject to insignificant rounding). Since our holding company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation expense. The provisions of Statement of Position ("SOP") 93-6 have been applied for shares to be acquired by the ESOP and for purposes of computing earnings per share. See "MANAGEMENT--Certain Compensation Agreements and Plans--Employee Stock Ownership Plan."

(2) Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the conversion will be purchased by the management recognition plan (with a combined federal and state income tax rate of 40% (subject to insignificant rounding)). The dollar amount of the common stock possibly to be purchased by the management recognition plan is based on the price per share in the conversion and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the value of such stock relative to the price per share in the conversion. As we accrue compensation expense to reflect the vesting of such shares pursuant to the management recognition plan, the charge against capital will be reduced accordingly. In the event the shares issued under the management recognition plan consist of shares of common stock newly issued at the price per share in the conversion, the per share financial condition and results of operations of the holding company would be proportionately reduced and to that extent the interests of existing stockholders would be diluted by approximately 4%. For example, at and for the six months ended June 30, 1997, at the midpoint of the estimated valuation range, net income and equity per share would have been $0.31 and $13.53, respectively, and the per share price to book and price to earnings ratios would have been 68.13% and 15.00x. The management recognition plan will require stockholder approval and, if implemented within one year after the conversion, will be subject to various regulatory restrictions. See "MANAGEMENT-- Certain Compensation Agreements and Plans-- Management Recognition Plan."

(3) In accordance with SOP 93-6, per share data is computed based on the assumed numbers of shares sold in the conversion, except shares acquired by the ESOP are not included in earnings per share amounts. Pursuant to SOP 93-6, ESOP shares are excluded from earnings per share calculations until such shares are committed to be released, which will occur at the end of applicable operating periods as related compensation is earned by the participants.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the holding company over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the common stock, the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by the number of shares sold in the conversion and by other factors.



(5) Includes before-tax charge of $317,000 taken during the period representing a special assessment of 65.7 basis points on our deposits at March 31, 1995 pursuant to legislation enacted to recapitalize our federal deposit insurance fund. Excluding that charge, based on the assumptions reflected in this table at the midpoint of the estimated valuation range, management estimates that pro forma net income for the period would have been approximately $982,000, or $0.96 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    Our principal business consists of accepting deposits from the general public through our main office and branch office and investing those funds in loans secured by one- to four-family residential properties located in our primary market area. We also maintain a portfolio of investment securities and originate a limited amount of commercial real estate loans and consumer loans. Our investment securities portfolio consists of U.S. Treasury notes and U.S. government agency securities, local municipal bonds and mortgage-backed securities which are guaranteed as to principal and interest by the FHLMC, GNMA or FNMA. We also maintain an investment in Federal Home Loan Bank of Cincinnati common stock and FHLMC preferred stock. See "BUSINESS--Investment Activities" for a description of these investments.



    Our net income primarily depends on our net interest income, which is the difference between interest income earned on loans and investment securities and interest paid on customers' deposits. Our net income is also affected by noninterest income, such as service charges on customers' deposit accounts, loan service charges and other fees, and noninterest expense, primarily consisting of compensation expense, deposit insurance and other expenses incidental to our operations. Based on our review of our internal bookkeeping practices and our conferences with our third party service companies, we do not expect to incur significant additional bookkeeping, data processing or other expenses in connection with issues related to the upcoming millennium (that is, "Year 2000" issues).



    Our operations and those of the thrift industry as a whole are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Our lending activities are influenced by demand for and supply of housing and competition among lenders and the level of interest rates in our market area. Our deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in our market area.


    The conversion will increase our capital by the amount of the net proceeds, after deduction of conversion-related expenses and the shares to be sold to the ESOP. Funds withdrawn from our deposits will decrease our interest-bearing liabilities, and new funds will increase our interest-earning assets. While we expect these changes to increase our net interest income, we also expect the conversion to increase our noninterest expenses by increasing our compensation and other operating expenses, particularly if the management recognition plan is implemented. See below and "RISK FACTORS" and "PRO FORMA DATA."



ASSET/LIABILITY MANAGEMENT

    Net interest income, the primary component of our net income, is determined by the difference or "spread" between the yield earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, and the relative amounts of such assets and liabilities. Key components of an asset/liability strategy are the monitoring and managing of interest rate sensitivity on both the interest-earning assets and interest-bearing liabilities. The matching of our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

    An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the traditional savings institution business of originating long term loans funded by short term deposits by pursuing the following strategies: (i) we have historically maintained liquidity and capital levels to compensate for unfavorable movements in market interest rates; and (ii) in order to mitigate the adverse effect of interest rate risk on future operations, we emphasize the origination of variable rate mortgage loans, and we make limited amounts of shorter term consumer loans.

    The OTS requires us to measure our interest rate risk by computing estimated changes in the net portfolio value ("NPV") of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our NPV of sudden and sustained 1% to 4% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated NPV in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively. The following table sets forth our policy limits and certain calculations, based on information provided to us by the OTS, with respect to the sensitivity of our NPV to changes in market interest rates at June 30, 1997.

                                        Change in NPV
    Change in                    ---------------------------
Market Interest Rates            Policy Limit    Computation
---------------------            -------------   -----------
      +4%....................       -90%          -38%
      +3%....................       -50           -26
      +2%....................       -25           -15
      +1%....................       -10            -6
      -0%....................       --             --
      -1%....................       -10             *
      -2%....................       -25             *
      -3%....................       -50             *
      -4%....................       -90%            *



------------------------
*   No loss calculated.

These calculations indicate that our net portfolio value could be adversely affected by increases in interest rates. Changes in interest rates also may affect our net interest income, with increases in rates expected to decrease income and decreases in rates expected to increase income, as our interest-bearing liabilities would be expected to mature or reprice more quickly than our interest-earning assets.

    While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgage loans, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

    Our Board of Directors is responsible for reviewing our asset and liability policies. On at least a quarterly basis, the Board reviews interest rate risk and trends, as well as liquidity and capital ratios and requirements. Our management is responsible for administering the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

    The following table sets forth information about our average interest-earning assets and interest-bearing liabilities and reflects the average yield of interest-earning assets and the average cost of interest-bearing liabilities for the periods and at the date indicated. Average balances are derived from month-end balances. We do not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. Investment securities include the aggregate of securities available for sale and held to maturity. The average balance and average yield on investment securities is based on the fair value of securities available for sale and the amortized cost of securities held to maturity. The average balance of loans receivable includes delinquent loans, which are not considered significant. The average balance of equity includes the net unrealized gain on available for sale securities. The following table does not reflect any effect of income taxes.

    The following table also sets forth information for the periods indicated and at June 30, 1997 about the difference between our weighted average yield earned on interest-earning assets and our weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. Whenever interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.


                                           AT JUNE 30,
                                              1997
                                      --------------------
                                                  YIELD/
                                       BALANCE     COST
                                      ---------  ---------

Interest-earning assets:
  Loans receivable 1................   $46,468      8.5%
  Investment securities.............    14,298      6.8
  Other interest-earning assets.....     2,029      5.8
                                      ---------
   Total interest-earning assets....    62,795      8.0
Noninterest-earning assets..........     1,394       --
                                      ---------
   Total assets.....................   $64,189       --
                                      ---------
                                      ---------
Interest-bearing liabilities:
  Deposits..........................   $56,725      4.7
Noninterest-bearing liabilities.....       995       --
                                      ---------
   Total liabilities................    57,720       --
Equity..............................     6,469       --
                                      ---------
Total liabilities and equity........  $  64,189      --
                                      ---------
                                      ---------
Net interest income.................


Interest rate spread................                 3.3%
                                                   ------
                                                   ------
Net yield on interest-earning
  assets............................                 3.7%
                                                   ------
                                                   ------
Ratio of average interest-earning
  assets to average interest-bearing
liabilities.........................               110.7%
                                                   ------
                                                   ------


                                                               SIX MONTHS ENDED JUNE 30,
                                          -------------------------------------------------------------
                                                      1997                              1996
                                          --------------------------------  ---------------------------

                                                             AVERAGE                           AVERAGE
                                        AVERAGE               YIELD/    AVERAGE                YIELD/
                                        BALANCE   INTEREST     COST     BALANCE   INTEREST      COST
                                       ---------  ---------  --------  ---------  ---------  ----------
                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable 1................    $44,382     $1,958     8.8%     $41,462     $1,803       8.7%
  Investment securities.............     14,290        438     6.1       11,840        329       5.6
  Other interest-earning assets.....      2,429         68     5.6        1,440         39       5.4
                                        --------    ------              -------     ------
   Total interest-earning assets....     61,101      2,464     8.1       54,742      2,171       7.9
Noninterest-earning assets..........      1,464        --       --          829        --         --
                                        --------    ------              -------     ------
   Total assets.....................    $62,565     $2,464      --      $55,571     $2,171        --
                                        --------    ------              -------     ------
                                        --------    ------              -------     ------
Interest-bearing liabilities:
  Deposits..........................    $55,412     $1,303     4.7      $49,239     $1,135       4.6
Noninterest-bearing liabilities.....        840       --        --          719        --         --
                                        --------    ------              -------     ------
   Total liabilities................     56,252      1,303      --       49,958      1,135        --
Equity..............................      6,313       --        --        5,613        --         --
                                        --------    ------              -------     ------
Total liabilities and equity........    $62,565     $1,303      --      $55,571     $1,135        --
                                        --------    ------              -------     ------
                                        --------    ------              -------     ------
Net interest income.................                $1,161                          $1,036
                                                    ------                          ------
                                                    ------                          ------
Interest rate spread................                            3.3%                              3.3%
                                                              ------                            ------
                                                              ------                            ------
Net yield on interest-earning
  assets............................                            3.8%                              3.8%
                                                              ------                            ------
                                                              ------                            ------
Ratio of average interest-earning
  assets to average interest-bearing
liabilities.........................                          110.6%                            111.2%
                                                              ------                            ------
                                                              ------                            ------

------------------------
(1) Includes nonaccrual loans.



                                                                            YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------------
                                                      1996                            1995
                                        -------------------------------   ---------------------------------
                                                                AVERAGE                          AVERAGE
                                          AVERAGE               YIELD/     AVERAGE               YIELD/
                                          BALANCE    INTEREST    COST      BALANCE   INTEREST     COST
                                        ----------  ----------  --------  --------  ---------  ------------
                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans receivable 1...................  $42,426     $3,720       8.8%    $38,262     $3,383       8.8%
  Investment securities................   11,662        726       6.2      13,637        876       6.4
  Other interest-earning assets........    1,727         90       5.2         578         23       4.0
                                         ---------  ---------             ---------  ---------
  Total interest-earning assets........   55,815      4,536       8.1      52,477      4,282       8.2
Noninterest-earning assets.............    1,748        --         --         991        --        --
                                         ---------  ---------             ---------  ---------
  Total assets.........................  $57,563     $4,536        --     $53,468     $4,282       --
                                         ---------  ---------             ---------  ---------
                                         ---------  ---------             ---------  ---------
Interest-bearing liabilities:
  Deposits.............................  $51,083     $2,399       4.7     $48,259     $2,218       4.6
Noninterest-bearing liabilities........      752        --         --         368        --        --
                                         ---------  ---------             ---------  ---------
  Total liabilities....................   51,835      2,399        --      48,627      2,218       --
Equity.................................    5,728        --         --       4,841        --        --
                                         ---------  ---------             ---------  ---------
  Total liabilities and equity.........  $57,563      2,399        --     $53,468      2,218       --
                                         ---------  ---------             ---------  ---------
                                         ---------                        ---------
Net interest income....................              $2,137                           $2,064
                                                    ---------                        ---------
                                                    ---------                        ---------
Interest rate spread...................                           3.4%                             3.6%
                                                               ---------                          ----
                                                               ---------                          ----
Net yield on interest-earning assets...                           3.8%                             3.9%
                                                               ---------                          ----
                                                               ---------                          ----
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities..........................                         109.3%                           108.7%
                                                               ---------                          ----
                                                               ---------                          ----





                                         ------------------------------
                                                       1994
                                         ------------------------------
                                                                AVERAGE
                                           AVERAGE               YIELD
                                           BALANCE    INTEREST    COST
                                         ---------  ---------  --------

Interest-earning assets:
  Loans receivable 1...................    $35,863    $3,019       8.4%
  Investment securities................     14,261       858       6.0
  Other interest-earning assets........        825        29       3.5
                                           --------  --------
  Total interest-earning assets........     50,952     3,906       7.7
Noninterest-earning assets.............      1,827       --         --
                                           --------  --------
  Total assets.........................    $52,779    $3,906        --
                                           --------  --------
                                           --------  --------
Interest-bearing liabilities:
  Deposits.............................    $47,313    $1,655       3.5
Noninterest-bearing liabilities........      1,438       --         --
                                           --------  --------
  Total liabilities....................     48,751     1,655        --
Equity.................................      4,028       --         --
                                           --------  ---------
  Total liabilities and equity.........    $52,779    $1,655        --
                                           --------  ---------
                                           --------  ---------
Net interest income....................               $2,251
                                                     ---------
                                                     ---------
Interest rate spread...................                            4.2%
                                                                 -----
                                                                 -----
Net yield on interest-earning assets...                            4.4%
                                                                 -----
                                                                 -----
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities..........................                          107.7%
                                                                 -----
                                                                 -----


------------------------

(1) Includes nonaccrual loans.

RATE/VOLUME ANALYSIS

    The following table sets forth information about changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by prior period rate), (ii) changes in rate (changes in rate multiplied by prior period volume) and (iii) changes in rate-volume (changes in rate multiplied by the changes in volume).




                                               SIX MONTHS ENDED JUNE 30,                            YEAR ENDED DECEMBER 31,
                                       ------------------------------------------       ------------------------------------------
                                                    1997  VS. 1996                                      1996  VS. 1995
                                       ------------------------------------------       ------------------------------------------
                                                    INCREASE (DECREASE)                                INCREASE (DECREASE)
                                                           DUE TO                                            DUE TO
                                       ------------------------------------------       ------------------------------------------
                                                               RATE/                                               RATE/
                                       VOLUME      RATE       VOLUME        TOTAL       VOLUME        RATE        VOLUME   TOTAL
                                       ------      ----       ------        -----       ------        ----        ------   -----
                                                                                                     (IN THOUSANDS)
Interest income:
 Loans receivable...................  $     127   $      21    $       7    $     155   $     366   $     (15)  $     (14) $   337
 Investment securities..............         69          30            6          105        (126)        (27)          3     (150)
 Other interest-earning assets......         27           1            1           29          46           7          14       67
                                      ---------         ---          ---        -----   ---------         ---         ---     -----
  Total interest-earning assets.....        223          52           14          289         286         (35)          3       254
                                      ---------         ---          ---        -----   ---------         ---         ---     -----
Interest expense:
 Deposits...........................        142          25            1          168         130          48           3       181
                                      ---------         ---          ---        -----   ---------         ---         ---     -----
Change in net interest income.......  $      81   $      27    $      13    $     121   $     156   $     (83)  $     ---  $     73
                                      ---------         ---          ---        -----   ---------         ---         ---     -----
                                      ---------         ---          ---        -----   ---------         ---         ---     -----


                                                 YEAR ENDED DECEMBER 31,
                                      --------------------------------------------
                                                    1995  VS. 1994
                                      --------------------------------------------
                                                   INCREASE/(DECREASE)
                                                          DUE TO
                                      --------------------------------------------
                                                                RATE/
                                      VOLUME        RATE       VOLUME        TOTAL
                                      ------        ----       ------        -----
Interest income:
 Loans receivable...................  $     202   $     143    $      19   $     364
 Investment securities..............        (37)         57           (2)         18
 Other interest-earning assets......         (9)          4           (1)         (6)
                                      ---------       -----          ---   ---------
  Total interest-earning assets.....        156         204           16         376
                                      ---------       -----          ---   ---------
Interest expense:
 Deposits...........................         20         520           23         563
                                      ---------       -----          ---   ---------
Change in net interest income.......  $     136   $    (316)   $      (7)  $    (187)
                                      ---------       -----          ---   ---------
                                      ---------       -----          ---   ---------

Comparison of Financial Condition at June 30, 1997 and December 31, 1996



    Total assets grew from December 31, 1996 to June 30, 1997 as total assets increased $3.6 million, or 5.9%, from $60.6 million at December 31, 1996 to $64.2 million at June 30, 1997. Investment securities available for sale increased $2.1 million or 17.8% from December 31, 1996 to June 30, 1997, while investment securities held to maturity decreased slightly. We purchased investment securities with funds received from increases in deposit accounts and because of a slight reduction in loan demand. Though a portion of the proceeds from the conversion is expected to come from our existing deposits, we expect the aggregate proceeds from the conversion to increase our total assets.

    Loans receivable increased slightly from December 31, 1996 to June 30, 1997 as originations exceeded repayments for the period by approximately $1.5 million. Our market area has experienced an increase in refinancing activity during this period. While the proceeds from the conversion initially will be invested in short-term investment securities, over time we expect to use the proceeds to increase our loans receivable.

    Total deposits increased $2.9 million or 5.4% from $53.8 million at December 31, 1996 to $56.7 million at June 30, 1997. The growth has been primarily due to larger institutions closing branches in the area and we have benefitted from new customer growth. We expect the conversion to decrease our deposits, as a depositors make withdrawals to purchase shares of our common stock.

    Our equity increased $366,000 from $6,103,000 at December 31, 1996 to $6,469,000 at June 30, 1997. The increase was due to $237,000 of net income and an increase in our net unrealized gain on investment securities. We expect the net proceeds from the conversion to increase our equity.



Comparison of Financial Condition at December 31, 1996 and 1995

    Total assets increased $6.6 million or 12.2% from $54.0 million at December 31, 1995 to $60.6 million at December 31, 1996. During the year, investment securities increased approximately $1.6 million while loans receivable increased $3.9 million or 9.6%. We funded these increases by an increase in deposit account balances.

    Accrued interest receivable increased approximately $101,000 or 52.3% from $193,000 at December 31, 1995 to $294,000 at December 31, 1996. This
increase is due to the increase in loans receivable and us originating all new loans on an interest-in-arrears basis. We had previously originated loans on an interest-in-advance basis.

    Total deposits increased approximately $5.8 million or 12.1%. This increase is also attributable to larger institutions closing branches in the area and us receiving new customers as a result.

Comparison of Results of Operations for the Six Months Ended June 30, 1997 and 1996



    Net income for the six months ended June 30, 1997 and 1996 was $237,000 and $370,000, respectively. The $133,000 decrease in net income was primarily due to a one-time charge to compensation expense associated with the implementation of a long-term incentive plan for the board of directors, and an increase in provision for loan losses. See Notes 3 and 8 of the Notes to Consolidated Financial Statements for the periods ended June 30, 1997 and 1996 for more information. We expect the conversion to increase our interest income, by increasing our interest-earning assets and decreasing our interest-bearing liabilities, but also to increase our noninterest expenses, by increasing our compensation and other operating expenses, particularly if the management recognition plan is implemented. See also "RISK FACTORS" and "PRO FORMA DATA."



    INTEREST INCOME. Interest income increased $290,000 from $2.2 million for the six months ended June 30, 1996 to $2.5 million for the six months ended June 30, 1997. The increase in total interest income was primarily due to the $6.4 million increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in loans and investment securities funded with similar increases in deposits. The average yield on interest-earning assets increased slightly from 7.9% for the six months ended June 30, 1996 to 8.1% for the same period ended June 30, 1997.

    The primary source of interest income during the six months ended June 30, 1997 and 1996 was interest earned on loans receivable. Interest income from loans receivable increased $155,000 from $1.8 million for the six months ended June 30, 1996 to $2.0 million for the same period in 1997. The increase was due to the $2.9 million increase in the average balance of loans receivable from $41.5 million for six months ended June 30, 1996 to $44.4 million for the six months ended June 30, 1997. The increase in interest income on loans receivable was also due to the 10 basis point increase in the average yield earned on loans receivable from 8.7% for the six months ended June 30, 1996 to 8.8% for the same period in 1997. Interest income from investment securities increased $109,000 from $329,000 for the six months ended June 30, 1996 to $438,000 for the same period in 1997. The increase was due to a $2.4 million increase in the average balance of investment securities coupled with a 50 basis point increase in the average yield earned on investment securities. Other interest-earning assets also had slight increases in both the dollar volume and average yields earned on those assets for the six months ended June 30, 1996 versus the same time period in 1997.

    INTEREST EXPENSE. Interest expense consists of interest paid on customers' deposits as we have had no borrowed funds. Interest expense increased $168,000 from $1.14 million for the six months ended June 30, 1996 to $1.30 million for the six months ended June 30, 1997. The increase in interest expense on deposits was primarily due to the $6.1 million increase in the average balance of deposits. The average rate paid on deposits also increased slightly from 4.6% for the six months ended June 30, 1996 to 4.7% for the same period in 1997.

    NET INTEREST INCOME. Net interest income was $1.2 million and $1.0 million for the six months ended June 30, 1997 and 1996, respectively. The increase in net interest income was due to the $6.4 million increase in the average balance of interest-earning assets versus the $6.2 million increase in the average balance of interest-bearing liabilities. Our net interest rate spread remained at 3.3% for each of the six month periods ended June 30, 1997 and 1996.



    PROVISION FOR LOAN LOSSES. We expensed $90,000 in loan loss provision for the six months ended June 30, 1997 due in part to continued growth in all categories of our loans receivable and in part to increases in all categories of our nonperforming loans as a result of a general slow-down in the local economy, where layoffs and personal bankruptcies have increased slightly. Although we do not anticipate nonperforming loans to continue to increase, a continued rise in the level of nonperforming loans could require larger loan loss provisions in the future, which would have a negative impact of our earnings. We did not expense any provision for loan losses for the six months ended June 30, 1996, based on our analysis as of that date, as described below.



    Provision for loan losses is based on our analysis of various factors which affect the loan portfolio and our desire to maintain an allowance for loan losses to provide for losses. In establishing the allowance for loan losses, we recognize that a substantial portion of our loans, including loans 90 or more days past due, are secured by mortgages on residential real estate. At June 30, 1997, the allowance for loan losses provided coverage of 93.88% of loans 90 or more days past due. We have been able to maintain our asset quality performance with our underwriting standards. Nonperforming assets as a percentage of total assets were 1.0% at June 30, 1997. See "BUSINESS--Lending Activities--Asset Classification, Allowance for Losses and Nonperforming Assets."

    Ultimate losses may vary from their estimates; however, estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. In addition, various regulatory agencies periodically review our allowance for loan losses and may require us to recognize additions to the allowance based on judgments about information available to them at the time of their review.

    NONINTEREST INCOME. Noninterest income for the six months ended June 30, 1997 and 1996 was $50,000 and $74,000, respectively. The decrease in noninterest income was primarily due to a $23,000 reduction in deposit account service charges. This reduction was a one-time adjustment on certain service charge accounts and management anticipates that deposit account service charges will return to historical levels in the future.

    NONINTEREST EXPENSE. Noninterest expense for the six months ended June 30, 1997 and 1996 totalled $725,000 and $560,000, respectively. The $165,000 increase in noninterest expense was primarily due to a $203,000 increase in compensation expense partially offset by a $43,000 decrease in federal deposit insurance premiums. The $203,000 increase in compensation expense was due to the implementation of a long-term incentive plan for our Board of Directors and general salary increases. The decrease in federal deposit insurance premiums is due to a decrease in the assessment rate imposed by the FDIC. See Note 7 of the Notes to Consolidated Financial Statements for the periods ended June 30, 1997 and 1996.

    Our operating efficiency ratio (noninterest expense divided by the total of net interest income and noninterest income) for the six months ended June 30, 1997 and 1996 was 64.67% and 50.27%. The higher operating efficiency ratio for 1997 was due to the expense recognized upon the implementation of our long-term incentive plan. Excluding this expense, our adjusted operating efficiency ratio would have been improved. The lower adjusted operating efficiency ratio for the six months ended June 30, 1997 was due to a $92,000 increase in net interest income after provision for loan losses versus only a $15,000 increase in noninterest expense.



    For information about anticipated increases in noninterest expenses after the conversion, see "RISK FACTORS" and "PRO FORMA DATA."



    INCOME TAXES. Our effective tax rates for the six months ended June 30, 1997 and 1996 were 40% and 33%, respectively. The higher effective tax rate for the six months ended June 30, 1997 was due to the effect of utilizing the six year moving average method to determine our tax bad debt deductions and other changes as mandated by the Small Business Job Protection Act that Congress enacted in late 1996. We believe that our effective tax rate will be approximately 40% in future years. Our effective tax rate is greater than the statutory federal income tax rate of 34% primarily due to a 6% state excise tax rate.

Comparison of Results of Operations for the Fiscal Years Ended December 31, 1996, 1995 and 1994

    Net income was $583,000 for the year ended December 31, 1996 compared to net income of $714,000 for the year ended December 31, 1995. Net income for 1994 was $843,000. The decrease in net income in 1996 over 1995 was primarily attributable to the special assessment paid to the FDIC of $317,000 (see Note 7 of the Notes to Consolidated Financial Statements). The decrease was partially offset by a larger growth rate in interest-earning assets than interest-bearing liabilities. Our net interest margin decreased only 10 basis points from 3.93% for 1995 to 3.83% for 1996. Net income for 1996 resulted in a return on average assets of 1.01% compared to 1.33% for 1995, and a return on average equity of 10.19% for 1996 as compared to 14.75% for 1995.

    The $129,000 decrease in net income from 1994 to 1995 was attributable to the 110 basis point increase in the average cost of deposits from 3.5% in 1994 to 4.6% in 1995. The net interest margin for 1995 of 3.93% was 49 basis points lower than the net interest margin for 1994. For 1994, we had a return on average assets of 1.60% and a return on average equity of 20.92%.

    INTEREST INCOME. Interest income totalled $4.5 million, $4.3 million and $3.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. The average yield on interest-earning assets increased in 1995 from 7.7% to 8.2% then decreased slightly in 1996 to 8.1%. The increase in 1995 was due to an overall increase the market interest rates in all categories of interest-earning assets. The slight decrease in 1996 was attributable to a small decline in the market rates of investment securities. The average balance of interest-earning assets increased $3.3 million in 1996 and $1.5 million in 1995 in response to similar increases in average balances of deposit accounts.

    Our primary source of interest income for the three-year period ended June 30, 1996 was from loans receivable. Interest income from loans receivable was $3.7 million, $3.4 million and $3.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The average yield earned on loans receivable increased from 8.4% in 1994 to 8.8% in 1995 and remained at 8.8% for 1996. The average balances of loans receivable also increased during the period with a $2.4 million increase in 1995 and a $4.2 million increase in 1996 due to strong loan demand in our market area. Interest income on investment securities increased slightly from 1994 to 1995 primarily because of increases in market rates during that period. Interest income on investment securities decreased in 1996 by $150,000 due to a $2.0 million decrease in average balances which was used to fund loan growth, and the average rate declined slightly in accordance with a general market rate decline.

    INTEREST EXPENSE. For the three year period ended December 31, 1996, our interest-bearing liabilities consisted totally of customers deposits, as we had no borrowed funds during that period. Interest expense on deposits increased each of the three years ended December 31, 1996. Interest expense totalled $2.4 million, $2.2 million and $1.7 million for the three years ended December 31, 1996, 1995 and 1994, respectively. The increase in interest expense was due to the average rates paid on deposits increasing each of the three years from 3.5% for 1994 to 4.6% for 1995 and to 4.7% for 1996, coupled with increases in average balances of deposits of $946,000 in 1995 and $2.8 million in 1996. The increase in the average rates paid on deposits was reflective of the increase in both market interest rates and rates paid on deposits by local competitors.



    For information about anticipated increases in noninterest expenses after the conversion, see "RISK FACTORS" and "PRO FORMA DATA."



    NET INTEREST INCOME. The significant increase in rates paid on deposit accounts in 1995 and 1996 caused net interest income to decrease from 1994 to 1995 and then slightly increase in 1996. Net interest income was $2.1 million, $2.0 million and $2.3 million for the years ended December 31, 1996, 1995 and 1994. The change in net interest income reflects a decrease in our interest rate spread from 4.2% for 1994 to 3.6% for 1995 and then to 3.4% for 1996, coupled with an increase in average interest-earning assets over average interest-bearing liabilities each year. Because our interest-bearing deposits are more rate sensitive than our interest-earning assets, the average cost of interest-bearing deposits increased at a faster rate than the average yield on interest-earning assets. Our net interest margin has also decreased each of the three years ended December 31, 1996. Our net interest margin was 3.83%, 3.93% and 4.42% for the years ended December 31, 1996, 1995 and 1994.



    PROVISION FOR LOAN LOSSES. The provision for loan losses was zero in 1996 and 1995, and $33,000 in 1994. The amount of provision, if any, for any period is determined as of the end of the period based on a comparison of the amount of existing loan loss reserves with an our analysis of various risk factors that affect the loan portfolio. The provision for each of the three years was modest or nonexistent, due in part to our history of modest charge-offs and strong asset quality. See "BUSINESS--Lending Activities--Asset Classification, Allowance for Losses and Nonperforming Assets."

    NONINTEREST INCOME. Noninterest income for the years ended December 31, 1996, 1995 and 1994 was $150,000, $167,000 and $119,000, respectively.
Noninterest income consisted primarily of customer service fees related to customers' deposit accounts and loan service charges. For 1994, noninterest income was lower due to a net loss recognized on the sales of investment securities available for sale of $10,000 versus a gain on sales in 1995 of $27,000. Noninterest income decreased from 1995 to 1996 primarily due to a net loss on sales of investment securities available for sale in 1996 of $4,000.

    NONINTEREST EXPENSE. Noninterest expense for the years ended June 30, 1996, 1995 and 1994 was $1.5 million, $1.1 million and $1.0 million, respectively. The increase in noninterest expense in 1995 represented increases in noninterest expense items. Compensation represents the largest component of our noninterest expense. The increase in noninterest expense in 1996 was primarily due to a special assessment for deposit insurance totaling $317,000 (see Note 7 of the Notes to Consolidated Financial Statements).

    Our operating efficiency, measured by our efficiency ratios (noninterest expense divided by the total of net interest income and noninterest income), was 64.7%, 48.5% and 44.4% for the years ended December 31, 1996, 1995 and 1994, respectively. The higher operating efficiency ratio for 1996 was due to the inclusion of the special assessment for deposit insurance in noninterest expense of $317,000. Excluding this special assessment, our adjusted operating efficiency ratio for 1996 would have been 50.8%. The slight increase in the ratio was due to the addition of new employees to provide customer service for our increases in loans and deposits. The adjusted ratios of noninterest expense to average total assets ratio (excluding the FDIC special assessment) were 2.02%, 2.02% and 1.97% for the years ended December 31, 1996, 1995 and 1994, respectively.

    INCOME TAXES. Our effective tax rate remained relatively stable for each of the three years ended December 31, 1996. Our effective tax rate was 28%, 38% and 35% for the years ended December 31, 1996, 1995 and 1994, respectively. The 1996 effective tax rate was lower than anticipated primarily due to the effect on deferred taxes of changes in our tax bad debt reserve and the methods required to be used to calculate tax bad debt deductions. See Note 6 of the Notes to Consolidated Financial Statements.

SOURCES OF CAPITAL AND LIQUIDITY

    We have historically maintained substantial levels of capital. The assessment of capital adequacy depends on several factors, including asset quality, earnings trends, liquidity and economic conditions. We seek to maintain high levels of regulatory capital to give us maximum flexibility in the changing regulatory environment and to respond to changes in market and economic conditions. These levels of capital have been achieved through consistent earnings enhanced by low levels of noninterest expense and have been maintained at those high levels as a result of our policy of moderate growth generally confined to our market area. Average equity to average total assets at June 30, 1997 and December 31, 1996 and 1995 and 1994 was 10.13%, 9.95%, 9.05% and 7.63%, respectively. At June 30, 1997 and December 31, 1996, we exceeded all current regulatory capital requirements and met the definition of a "well-capitalized" institution, the highest regulatory category. See "SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA--Selected Regulatory Capital Ratios."



    We will, as a result of the conversion, have substantially increased capital. Although it is expected that we could therefore pay substantial dividends if permitted by the OTS, there can be no assurance our holding company's resources of funds will be sufficient to satisfy our liquidity needs in the future. See "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE" and "PRO FORMA DATA."

    Following the conversion, our holding company initially will have no business other than ours. We expect that the net proceeds of the conversion to be retained by our holding company, together with dividends that may be paid from us to our holding company following the conversion, will provide sufficient funds for its initial operations. Our holding company's primary sources of liquidity in the future will be dividends paid by us and repayment of the ESOP loan. We will be subject to certain regulatory limitations with respect to the payment of dividends to our holding company. See "DIVIDENDS" and "REGULATION--Regulation of the Bank--Dividend and Other Capital Distribution Limitations."



    We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the discretion of the OTS depending on economic conditions and deposit outflows, is based upon a percentage of deposits and, if any, short-term borrowings. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawal deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At June 30, 1997, our liquidity, as measured for regulatory purposes, was 9.6% or $5.4 million in excess of the minimum OTS liquidity requirement of 5% and 4.3% or $2.4 million in excess of the OTS short-term liquidity requirement of 1%. We seek to maintain a relatively high level of liquidity in order to retain flexibility in terms of lending and investment opportunities and deposit pricing, and in order to meet funding needs of deposit outflows and loan commitments. Historically, we have been able to meet our liquidity demands through internal sources of funding.

    Our most liquid assets are cash and amounts due from depository institutions, which are short-term highly liquid investments with original maturities of less than three months that are readily convertible to known amounts of cash. The levels of these assets are dependent on our operating, financing and investing activities during any given period. At June 30, 1997 and December 31, 1996, 1995 and 1994, cash and amounts due from depository institutions totalled $3.1 million, $2.9 million, $1.8 million and $930,000, respectively.

    Our primary sources of funds are deposits, proceeds from principal and interest payments on loans and investment securities and earnings. While scheduled principal repayments on loans and investment securities are a relatively predictable source of funds, deposit flows and loan and investment securities prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors. We do not solicit deposits outside of our market area through brokers or other financial institutions.

    We have also designated certain securities as available for sale in order to meet liquidity demands. At June 30, 1997, we had designated securities with a fair value of $13.8 million as available for sale. In addition to internal sources of funding, we as a member of the Federal Home Loan Bank have substantial borrowing authority with the Federal Home Loan Bank. Our use of a particular source of funds is based on need, comparative total costs and availability.



    Another source of liquidity is the anticipated net proceeds of the conversion. In the conversion, we will receive at least half of the net proceeds. We expect to use these funds for our business activities, including investment in interest-earning assets. See "USE OF PROCEEDS."



    For additional information about cash flows from our operating, investing and financing activities, see the consolidated financial statements and related notes appearing elsewhere in this prospectus.

    At June 30, 1997, we had outstanding approximately $1.5 million in commitments to originate loans and unused lines of credit. At the same date, the total amount of certificates of deposit which were scheduled to mature in one year or less was $30.5 million. We anticipate that we will have resources to meet our current commitments through internal funding sources described above. Historically, we have been able to retain a significant amount of our deposits as they mature.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.



    Virtually all of our assets and liabilities are monetary. As a result, changes in interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. For additional information, see "RISK FACTORS--Adverse Impacts of Interest Rates and Economic Conditions."



IMPACT OF NEW ACCOUNTING STANDARDS

    The following are recently issued accounting standards which we have yet to adopt. For information about recent accounting standards which we have adopted, see the Notes to Consolidated Financial Statements.

    Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
(SFAS) No. 125, "Accounting for Transfers and Servicing of

Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities.

    Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively.

    In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." SFAS No. 127 provides a one year deferral on selected portions of SFAS No. 125.

    We have never entered into any transactions related to transfers of financial assets, sales of loans with servicing retained, or servicing of loans for other entities. In addition, we do not anticipate entering into any of these types of transactions in the future. Therefore, SFAS No. 125 and SFAS No. 127 will not have any effect on our financial condition or results of operations.

    EARNINGS PER SHARE. In August 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," and Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." SFAS Nos. 128 and 129 establish standards for computing and presenting earnings per share and makes them comparable to international standards. These statements are effective for financial statements issued for periods ending after December 15, 1997.



    Although we do not have any outstanding stock, these statements will apply to our holding company's consolidated financial statements after the conversion. Application of these statements is not anticipated to have a significant impact on the preparation of our holding company's consolidated financial statements.

    REPORTING COMPREHENSIVE INCOME AND SEGMENT INFORMATION. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," and Statement of Financial Accoutning Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS Nos. 130 and 131 establish additional reporting requirements that will apply to our holding company's consolidated financial statements after the conversion, but are not required to have a significant impact on our financial statements. Both statements are effective for financial statements issued for period ending after December 15, 1997.

                                    BUSINESS

GENERAL



    Following the conversion, our holding company will direct, plan and coordinate our business activities. In the future, our holding company may become an operating company or acquire or organize other operating subsidiaries, including other financial institutions. Initially, our holding company will not maintain offices separate from ours or employ any persons other than its officers, who will not be separately compensated for such service.



    We attract deposits from the general public and invest those funds in loans secured by first mortgages on owner-occupied single-family residences in our market area and, to a lesser extent, commercial real estate loans and consumer loans. We also maintain a substantial investment portfolio.

    We derive our income principally from interest earned on loans, investment securities and other interest-earning assets. Our principal expenses are interest expense on deposits and noninterest expenses such as employee compensation, deposit insurance and miscellaneous other expenses. Funds for these activities are provided principally by deposit growth, repayments of outstanding loans and investment securities, other operating revenues and, from time to time, advances from the Federal Home Loan Bank of Cincinnati.

MARKET AREA

    Our primary market area is Cocke County, Tennessee. To a lesser extent, we accept deposits and offer loans in surrounding areas.

    Cocke County is primarily rural, with a population of approximately 32,000 persons and relatively high unemployment levels and low income levels. Approximately one-third of the county comprises Douglas Lake and portions of the Cherokee National Forest and the Great Smoky Mountains National Park. In recent periods, the population growth rate has been significantly above the national rate and somewhat below the state rate (since 1990, 10.0% compared with 7.7% and 10.6%, respectively), partially due to increased numbers of retirees moving into the area. However, unemployment levels have been significantly higher than state and national levels (for June 1997, 7.1% compared with 5.8% and 5.2%, respectively), and income levels have been substantially lower than state and national averages (for 1997, $11,800 compared with $16,600 and $18,100, respectively, per person), due in part to the seasonal nature of tourism related employment. Over the next five years, demographic trends in the county are expected to be consistent with recent experience, with the differences between county, state and national population growth rates decreasing and the differences between county, state and national income levels growing.

    The economy in our primary market area includes a variety of industries, including farming, manufacturing, services, retail and wholesale trade and tourism. Significant employers include Hunt Wesson in the food processing industry and Falcon Products in the furniture industry.

COMPETITION

    We experience substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans.

    Direct competition for savings deposits comes from other savings institutions, credit unions, regional bank holding companies and commercial banks. Significant competition for our other deposit products and services comes from money market mutual funds and brokerage firms. Our direct competitors include three banks, two of which are branches of large regional banks headquartered outside our market area, and one branch of a credit union headquartered outside our market area. The primary factors in competing for loans are interest rates and loan origination fees and the quality and range of services offered by various financial institutions. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, credit unions, mortgage bankers and mortgage brokers.

    Our principal primary competition comes from financial institutions headquartered in our primary market area and from various non-local commercial banks that have branch offices located in our primary market area. Many competing financial institutions have financial resources substantially greater than ours and offer a wider variety of deposit and loan products. Our principal competitive strategy has been to emphasize quality customer service.

LENDING ACTIVITIES

    We principally originate loans secured by mortgages on single-family residences in our primary market area. We also make commercial real estate loans and a variety of consumer loans.

    With certain limited exceptions, the maximum amount that a savings institution may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At June 30, 1997, the maximum amount that we could have lent to any one borrower without prior OTS approval under those regulations was approximately $1.0 million. At that date, the largest aggregate amount of loans that we had outstanding to any one borrower was $499,000, we had a total of seven lending relationships with aggregate loan amounts over $250,000, and none of these loans was nonperforming. For additional information, see "REGULATION--Regulation of the Bank--Limits on Loans to One Borrower."

    LOAN PORTFOLIO COMPOSITION. The following table sets forth information about the composition of our loan portfolio by type of loan at the dates indicated. At June 30, 1997, we had no concentrations of loans exceeding 10% of gross loans other than as disclosed below.


                                                                                AT DECEMBER 31,
                                        AT JUNE 30,       ---------------------------------------------------------
                                            1997                 1996                1995                1994
                                      ------------------  ------------------  ------------------  -----------------
                                       AMOUNT      %       AMOUNT      %       AMOUNT      %       AMOUNT      %
                                      --------  --------  --------  --------  --------  --------  --------  -------
                                                                     (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family residential...  $39,663 1   82.3%   $39,549     86.6%   $36,534     86.8%   $33,634     88.2%
  Commercial........................    3,285      6.8      2,265      5.0      1,370      3.3      1,215      3.2
  Construction......................    3,024      6.3      1,889      4.1      2,341      5.6      1,540      4.0

Consumer loans:
  Automobile........................      708      1.5        664      1.4        514      1.2        331      0.9
  Loans to depositors, secured by
   deposits.........................      570      1.2        509      1.1        588      1.4        781      2.0
  Home equity and second mortgage...      242      0.5        234      0.5        233      0.5        152      0.4
  Other.............................      698      1.4        565      1.3        512      1.2        467      1.3
                                      --------  --------  --------  --------  --------  --------  --------  -------
                                       48,190    100.0%    45,675    100.0%    42,092    100.0%    38,120    100.0%
                                      --------  --------  --------  --------  --------  --------  --------  -------
                                                --------            --------            --------            -------

Less:
  Loans in process..................    1,722                 688                 980                 835
  Deferred fees and discounts.......      267                 263                 251                 219
  Allowance for loan losses.........      576                 494                 496                 498
                                      ---------           ---------           --------            --------
   Total............................  $45,625             $44,230             $40,365             $36,568
                                      ---------           ---------           --------            --------
                                      ---------           ---------           --------            --------

------------------------

(1) Includes $6,876 (in thousands) in loans secured by real estate with mobile homes permanently attached to the property.

    LOAN MATURITY SCHEDULES. The following table sets forth information about dollar amounts of loans maturing in our portfolio based on their contractual terms to maturity, including scheduled repayments of principal, at December 31, 1996. Demand loans, loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. The table does not include any estimate of prepayments which significantly shorten the average life of all mortgage loans and may cause our repayment experience to differ from that shown below.

                                       DUE DURING THE YEAR ENDING          DUE AFTER           DUE AFTER
                                               DECEMBER 31,                3 THROUGH           5 THROUGH
                                     -------------------------------     5 YEARS AFTER      10 YEARS AFTER
                                        1997       1998       1999     DECEMBER 31, 1996   DECEMBER 31, 1996
                                     ---------  ---------  ---------  -------------------  -----------------
                                                                                             (IN THOUSANDS)
Real estate loans:
 One-to four-family residential...   $    40    $   254    $   392         $   1,547           $   4,134
 Commercial.......................        --         38         19               255                 524
 Construction.....................     1,889         --         --                --                  --
Consumer..........................       774        212        324               536                  52
                                     -------    -------    -------         ---------           ---------
  Total...........................   $ 2,703    $   504    $   735         $   2,338           $   4,710
                                     -------    -------    -------         ---------           ---------
                                     -------    -------    -------         ---------           ---------


                                           DUE AFTER
                                           10 THROUGH        DUE AFTER 15
                                         15 YEARS AFTER       YEARS AFTER
                                        DECEMBER 31, 1996  DECEMBER 31, 1996    TOTAL
                                        -----------------  -----------------  ---------

Real estate loans:
 One-to four-family residential...      $  14,345          $  18,837          $  39,549
 Commercial.......................          1,003                426              2,265
 Construction.....................             --                 --              1,889
Consumer..........................             74                 --              1,972
                                        ---------          ---------          ---------
  Total...........................      $  15,422          $  19,263          $  45,675
                                        ---------          ---------          ---------
                                        ---------          ---------          ---------


    The following table sets forth information about dollar amounts of our loans due one year or more after December 31, 1997 that had predetermined interest rates and that had adjustable interest rates at that date.

                                                                                                    FLOATING OR
                                                                                   PREDETERMINED    ADJUSTABLE
                                                                                       RATE            RATES
                                                                                   -------------  ---------------
                                                                                           (IN THOUSANDS)
Real estate loans:
 One- to four-family residential.................................................    $   6,737       $  32,772
 Commercial......................................................................          608           1,657
 Construction....................................................................       --              --
Consumer.........................................................................        1,198          --
                                                                                        ------         -------
  Total..........................................................................    $   8,543       $  34,429
                                                                                        ------         -------
                                                                                        ------         -------

    Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give us the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

    Loan Originations, Purchases and Sales. The following table sets forth information about our loan originations during the periods indicated. We do not purchase or sell loans.

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,            YEAR ENDED DECEMBER 31,
                                                               --------------------  -------------------------------
                                                                 1997       1996       1996       1995       1994
                                                               ---------  ---------  ---------  ---------  ---------

                                                                             (IN THOUSANDS)
Real estate loans:
  One- to four-family residential............................  $   4,442  $   4,338  $   8,305  $   6,459  $   7,304
  Commercial.................................................        876        765      1,439      1,226        526
  Construction...............................................      1,947      1,912      2,770      2,750      1,914
Consumer loans...............................................        610        516      1,081      1,014        732
                                                               ---------  ---------  ---------  ---------  ---------
Total loans originated.......................................  $   7,875  $   7,531  $  13,595  $  11,449  $  10,476
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

    One- to Four-Family Residential Lending. Our principal lending activity consists of the origination of loans secured by mortgages on existing single-family residences in our primary market area. We also originate significant amounts of loans for the construction of such residences. The purchase price or appraised value of most of such residences generally has been between $40,000 and $70,000, with our original loan amounts averaging approximately $45,000. At June 30, 1997, $39.7 million, or 82.3%, of our total loans were secured by one- to four-family residences, a substantial majority of which were existing, owner-occupied, single-family residences in our primary market area. At June 30, 1997, $32.8 million, or 82.6%, of our one- to four-family residential loans had adjustable interest rates, and $6.9 million, or 17.4%, had fixed rates. During the six months ended June 30, 1997, we originated $3.9 million of adjustable rate loans, which was approximately 88% of total mortgage loan originations for that period, and at that date we had $1.5 million of loan commitments, 87.6% of which were for adjustable rate loans.

    Our one- to four-family residential mortgage loans may have adjustable or fixed rates of interest. These loans generally are for terms of up to 25 years for adjustable rate loans and 15 years for fixed rate loans, amortized on a monthly basis, with principal and interest due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms. Borrowers may refinance or prepay loans at their option without penalty. These loans customarily contain "due-on-sale" clauses which permit us to accelerate repayment of a loan upon transfer of ownership of the mortgaged property.

   While it is not our policy to sell our loans in the secondary market, our one- to four-family residential mortgage loans generally are underwritten in accordance with applicable underwriting guidelines and documentation requirements published by the FNMA and FHLMC for loans to be eligible for sale to them, except, as to approximately 95% of these loans, with respect to their requirements with respect to mortgaged properties (for example, in light of our experience in our market area, we often do not require homes to have air conditioning or a complete survey or independent appraisal, and we occasionally do not require contractors to be licensed).


    Our lending policies generally limit the maximum loan-to-value ratio on one-to four-family residential mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance or other enhancement required on loans with loan-to-value ratios in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner-occupied properties generally is limited to 75%.

    Our adjustable rate one- to four-family residential mortgage loans generally are indexed to the weekly average rate on U.S. Treasury securities adjusted to a constant maturity of one year. The rates at which interest accrues on these loans typically are adjustable annually, often after an initial period of up to five years before the first rate adjustment, generally with limitations on adjustments of two percent per adjustment period, and six percent over the life of the loan, and an interest rate floor equal to the initial interest rate on the loan. While our adjustable rate loans frequently are originated with initially discounted interest rates, such loans are underwritten and borrowers are qualified based on the fully indexed interest rate. Our adjustable rate loans do not permit negative amortization.

    Adjustable rate loans help reduce our exposure to increases in prevailing market interest rates. However, there are unquantifiable credit risks resulting from potential increases in costs to borrowers in the event of upward repricing of adjustable rate loans. It is possible that during periods of rising interest rates, the risk of default on adjustable rate loans may increase due to increases in interest costs to borrowers. Further, adjustable rate loans which provide for initial rates of interest below the fully indexed rates may be subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently replaces the lower, initial rate. Further, although adjustable rate loans allow us to increase the sensitivity of our interest-earning assets to changes in interest rates, the extent of this interest sensitivity is limited by the initial fixed rate period before the first adjustment and the periodic and lifetime interest rate adjustment limitations and the ability of borrowers to refinance the loans. Accordingly, we can give no assurance that yields on our adjustable rate loans will fully adjust to compensate for increases in our cost of funds. Finally, adjustable rate loans increase our exposure to decreases in prevailing market interest rates, although decreases in our cost of funds and our interest rate adjustment limitations and floor tend to offset this effect.

    We offer loans to individuals for construction of one- to four-family owner-occupied residences located in our primary market area, with such loans usually converting to permanent financing upon completion of construction. At June 30, 1997, our loan portfolio included $3.0 million of loans secured by properties under construction, all of which were construction/permanent loans structured to become permanent loans upon the completion of construction. From time to time, we also offer loans to qualified builders for the construction of one- to four-family residences located in our primary market area. Because such homes are intended for resale, such loans generally are not covered by permanent financing commitments by us. All construction loans are secured by a first lien on the property under construction. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. Construction/permanent loans are underwritten in accordance with the same requirements as our permanent mortgages, except the loans generally provide for disbursement in stages during a construction period of up to six months, during which period the borrower may or may not be required to make monthly payments. Borrowers must satisfy all credit requirements that would apply to our permanent mortgage loan financing prior to receiving construction financing for the subject property.

    Construction financing involves a higher degree of risk of loss than long-term financing on existing, improved, occupied real estate. Risk of loss on a construction loan depends upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could cause delays and cost overruns. If the estimate of construction costs is inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of construction. If the estimate of value is inaccurate, we may be confronted, at or prior to the maturity of the loan, with a property having a value which is insufficient to assure full repayment. The ability of a builder to sell completed residences will depend on, among other things, demand, pricing, availability of comparable properties and economic conditions. We have tried to minimize this risk by limiting construction lending to qualified borrowers in our market area and by limiting the aggregate amount of outstanding construction loans.

    COMMERCIAL REAL ESTATE LENDING. We originate limited amounts of commercial real estate loans in order to benefit from the higher origination fees and interest rates, as well as shorter terms to maturity, than could be obtained from single-family mortgage loans. Our commercial real estate loans are secured by churches, restaurants, offices, apartments and other income-producing commercial properties. At June 30, 1997, we had 66 of these loans totaling $3.3 million, with a median loan balance of approximately $65,000, none of which had a balance exceeding $385,000. None of these loans was classified as substandard, doubtful or loss or designated as special mention at that date. For information about our asset classification policies and nonperforming assets, see "Asset Classification, Allowance for Losses and Nonperforming Assets."

    Our commercial real estate loans generally are limited to original balances not exceeding $500,000 on properties in our primary market area, with terms of up to 25 years. These loans generally have annually adjustable interest rates, with limitations on adjustments of two percent per year, and maximum loan-to-value ratios of 75%.

    The following paragraphs set forth information about our commercial real estate loans with outstanding balances exceeding $250,000 at June 30, 1997. None of these loans was classified as substandard, doubtful or loss or designated as special mention at that date. For information about our asset classification policies, see "Asset Classification, Allowance for Losses and Nonperforming Assets."

         Retail Properties in Newport, Tennessee. In May 1996, we made a $400,000 loan secured by several local retail properties. At that time, an appraisal indicated a loan-to-value ratio of approximately 51%. The loan is being amortized over 15 years. At June 30, 1997, the outstanding balance was $385,000, and the loan was fully performing in accordance with its terms.

         Restaurant in Newport, Tennessee. In April 1997, we made a $283,000 loan secured by a local restaurant. At that time, an appraisal indicated a loan-to-value ratio of approximately 72%. The loan is being amortized over 15 years. At June 30, 1997, the outstanding balance was $273,000, and the loan was fully performing in accordance with its terms.

    Commercial real estate lending entails significant additional risks compared with single family residential lending. For example, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the real estate project, and these risks can be significantly impacted by supply and demand conditions in the market for multi-family residential units and commercial office space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. In addition, church loans may depend on the congregation's voluntary contributions, which may be affected by local employment levels and other factors. To minimize the effects of these risks, we generally limit commercial real estate lending to our primary market area and to borrowers with which we have substantial experience or who are otherwise well known to us. It is our policy to obtain personal guarantees from all principals obtaining commercial real estate loans. In assessing the value of such guarantees, we review the individual's personal financial statements, credit reports, tax returns and other financial information.

    The aggregate amount of loans which federally chartered savings institutions may make on the security of liens on commercial real estate may not exceed 400% of the institution's capital.


    CONSUMER LENDING. Our consumer loans consist of automobile loans, demand loans secured by deposit accounts with us, home equity loans secured by second mortgages on single-family residences in our market area and other loans. These loans totaled approximately $2.2 million at June 30, 1997. At that date, we had 429 consumer loans, with a median loan balance of approximately $4,000, none of which had a balance exceeding $41,000, and none of our ten largest consumer loans was adversely classified or designated.

    Consumer loans generally involve more risk than first mortgage loans. Repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation, and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered. These loans may also give rise to claims and defenses by a borrower against us, and a borrower may be able to assert against us claims and defenses which it has against the seller of the underlying collateral. In underwriting consumer loans, we consider the borrower's credit history, an analysis of the borrower's income, expenses and ability to repay the loan and the value of the collateral.

    COLLECTION POLICIES. When a borrower fails to make a payment on a loan, we generally take prompt steps to have the delinquency cured and the loan restored to current status. Once the payment grace period has expired (in most instances 15 days after the due date), we impose a late charge, if applicable. If we do not promptly receive payment, we send a notice 15 days after the expiration of the grace period. If the loan becomes 60 days delinquent, we contact the borrower and attempt to formulate an affirmative plan to cure the delinquency. If a loan becomes 90 days delinquent, we review the loan, and, if payment is not made, we pursue foreclosure or other appropriate action.

    ASSET CLASSIFICATION, ALLOWANCE FOR LOSSES AND NONPERFORMING ASSETS. Federal regulations require savings institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. Assets classified as substandard or doubtful require an institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, an institution must either establish a specific allowance for loss in the amount of the portion of the asset classified loss, or charge off such amount. Federal examiners may disagree with an institution's classifications. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS Regional Director.

    We regularly review our assets to determine whether assets require classification or re-classification, and the Board of Directors reviews and approves all classifications. As of June 30, 1997, we had no assets classified as loss or as doubtful, $646,000 of assets classified as substandard and no assets designated as special mention. Our total adversely classified assets represented approximately 1% of our total assets and 12% of our tangible regulatory capital at

June 30, 1997. At that date, substantially all of our adversely classified or designated assets were one- to four-family residences in our primary market area, and none of such assets was in excess of $60,000. At June 30, 1997, we did not expect to incur any loss in excess of attributable existing reserves on any of our adversely classified or designated assets. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    In extending credit, we recognize that losses will occur and that the risk of loss will vary with, among other things, the type of credit being extended, the creditworthiness of the obligor over the term of the obligation, general economic conditions and, in the case of a secured obligation, the quality of the security. It is our policy to maintain allowances for losses based on our assessment of the loan portfolio. We increase the allowance for losses by charging provisions for losses against our income.

    Our methodology for establishing the allowance for losses takes into consideration probable losses that have been identified in connection with specific assets as well as losses that have not been identified but can be expected to occur. We conduct regular reviews of our assets and evaluate the need to establish allowances on the basis of this review. Allowances are established on a regular basis based on an assessment of risk in our assets taking into consideration the composition and quality of the portfolio, delinquency trends, current charge-off and loss experience, the state of the real estate market, regulatory reviews conducted in the regulatory examination process, general economic conditions and other factors deemed relevant by us. Allowances are provided for individual assets, or portions of assets, when ultimate collection is considered improbable based on the current payment status of the assets and the fair value or net realizable value of the collateral. At the date of foreclosure or other repossession or at the date we determine a property is an "in-substance foreclosed" property, we transfer the property to real estate acquired in settlement of loans at the lower of cost or fair value. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a property would yield in a current sale between a willing buyer and a willing seller. Fair value is measured by market transactions. If a market does not exist, fair value of the property is estimated based on selling prices of similar properties in active markets or, if there are no active markets for similar properties, by discounting a forecast of expected cash flows at a rate commensurate with the risk involved. Fair value generally is determined through an appraisal at the time of foreclosure. At June 30, 1997, we held no properties acquired in settlement of loans for which market values were unavailable. Any amount of cost in excess of fair value is charged-off against the allowance for loan losses. We record an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, the property is periodically evaluated, and an allowance is established if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, a gain on sale of real estate is recorded.

    The banking regulatory agencies, including the OTS, have adopted a policy statement about maintenance of an allowance for loan and lease losses and an effective loan review system. This policy includes an arithmetic formula for checking the reasonableness of an institution's allowance for loan loss estimate compared to the average loss experience of the industry as a whole. Examiners will review an institution's allowance for loan losses and compare it against the sum of (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified as substandard; and (iii) for the portions of the portfolio that have not been classified (including those loans designated as special mention), estimated credit losses over the upcoming 12 months given the facts and circumstances as of the evaluation date. This amount is considered neither a "floor" nor a "safe harbor" of the level of allowance for loan losses an institution should maintain, but examiners will view a shortfall relative to the amount as an indication that they should review our policy on allocating these allowances to determine whether it is reasonable based on all relevant factors.

    We actively monitor our asset quality and charge off loans and properties acquired in settlement of loans against the allowances for losses on such loans and such properties when appropriate and provide specific loss allowances when necessary. Although we believe we use the best information available to make determinations with respect to the allowances for losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

    The following table sets forth information about our allowance for loan losses for the periods indicated. See also "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                              SIX MONTHS ENDED
                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  JUNE 30,
                                                                            --------------------  -------------------------------
                                                                              1997       1996       1996       1995       1994
                                                                            ---------  ---------  ---------  ---------  ---------

                                                                                          (IN THOUSANDS)
Balance at beginning of period............................................  $     494  $     496  $     496  $     498  $     475
Charge-offs:
Consumer..................................................................         (8)        (4)        (4)        (2)       (12)
Recoveries:
Consumer..................................................................     --              1          2     --              2
                                                                            ---------  ---------  ---------  ---------  ---------
Net charge-offs...........................................................         (8)        (3)        (2)        (2)       (10)
Provision for loan losses.................................................         90     --         --         --             33
                                                                            ---------  ---------  ---------  ---------  ---------
Balance at end of period..................................................  $     576  $     493  $     494  $     496  $     498
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------
Ratio of net charge-offs to average loans outstanding during the period...        .02%       .01%       .01%       .01%       .03%
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------

    The following table sets forth information about our allowance for loan losses by asset category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                           AT DECEMBER 31,
                                                        --------------------------------------------------------
                                AT JUNE 30, 1997                  1996                          1995
                          ----------------------------  ----------------------------  ---------------------------
                                          PERCENT OF                   PERCENT OF                    PERCENT OF
                                        LOANS IN EACH                 LOANS IN EACH                 LOANS IN EACH
                                         CATEGORY TO                   CATEGORY TO                   CATEGORY TO
                            AMOUNT       TOTAL LOANS      AMOUNT       TOTAL LOANS      AMOUNT       TOTAL LOANS
                          -----------  ---------------  -----------  ---------------  -----------  --------------

                                                                        (DOLLARS IN THOUSANDS)
Real estate mortgage:
  One- to four-family
    residential.........   $     376           82.3%     $     300           86.6%     $     300           86.8%
  Commercial............          24            6.8             23            5.0             20            3.3
  Construction..........          45            6.3             39            4.1             42            5.6
Consumer................         131            4.6            132            4.3            134            4.3
                           ---------           ----      ---------           ----       --------           -----
Total allowance for loan
  losses................   $     576          100.0%     $     494          100.0%     $     496          100.0%
                           ---------          -----      ---------          -----       --------          ------
                           ---------          -----      ---------          -----       --------          ------




                                       1994
                           --------------------------------
                                              PERCENT OF
                                             LOANS IN EACH
                                              CATEGORY TO
                             AMOUNT           TOTAL LOANS
                           -----------      ---------------

Real estate mortgage:
  One- to four-family
    residential.........   $     300               88.2%
  Commercial............          20                3.2
  Construction..........          33                4.0
Consumer..............           145                4.6
                           ---------               -----
Total allowance for loan
  losses................   $     498              100.0%
                           ---------               -----
                           ---------               -----

    During periods of recession or other economic distress, numerous financial institutions throughout the United States have incurred substantial losses due to significant increases in loss provisions and charge-offs resulting largely from higher levels of loan delinquencies and foreclosures. As a result of losses experienced by many financial institutions during these periods, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of examinations of such institutions by the FDIC, OTS or other federal or state regulators. While we believe we have established our existing loss allowances in accordance with generally accepted accounting principles, there can be no guarantee or assurance that such reserves are, or in the future will be, adequate to absorb all loan losses or that regulators, in reviewing our assets, will not make us increase our loss allowance, thereby negatively affecting our reported financial condition and results of operations.

    The following table sets forth information about our nonperforming assets at the dates indicated. At these dates, we did not have any assets accounted for on a nonaccrual basis or modified in a troubled debt restructuring. For information about our interest accrual practices, see Note 1 of the Notes to Consolidated Financial Statements.




                                             AT
                                           JUNE 30,       AT DECEMBER 31,
                                             1997      1996    1995     1994
                                           --------  ------- -------- ---------
                                                        (DOLLARS IN THOUSANDS)
Accruing loans which are contractually
    past due 90 days or more:
  Real estate:
   One- to four-family residential.......  $  482     $ 375    $ 282    $ 398
   Commercial............................      57        --       --       48
  Consumer..............................       10         5       11       31
                                           ------     -----    -----    -----

  Total..................................  $  549     $ 380    $ 293    $ 477
                                           ------     -----    -----    -----
                                           ------     -----    -----    -----

Percentage of total loans................    1.14%      .84%     .72%    1.28%
                                           ------     -----    -----    -----
                                           ------     -----    -----    -----

Other nonperforming assets(1)............  $   41     $  --    $  --    $  36
                                           ------     -----    -----    -----
                                           ------     -----    -----    -----

Percentage of total assets...............     .06%       --%      --%     .07%
                                           ------     -----    -----    -----
                                           ------     -----    -----    -----

------------------------

(1) Other nonperforming assets includes property acquired through foreclosure or repossession. This property is carried at the lower of its fair value less estimated selling costs or the principal balance of the related loan, whichever is lower.



    At June 30, 1997, we had identified approximately $49,000 of loans which amount is not reflected in the preceding table but as to which known information about possible credit problems of borrowers caused us to have doubts as to the ability of the borrowers to comply with present loan repayment terms, all of which was included in our adversely classified or designated asset amounts at that date. At that date, we did not expect to incur any loss in excess of attributable existing reserves on any of our assets.

INVESTMENT ACTIVITIES

    We are permitted under federal law to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of Cincinnati, certificates of deposit in federally insured institutions, certain bankers' acceptances and federal funds. We may also invest, subject to certain limitations, in commercial paper rated in one of the two highest investment rating categories of a nationally recognized credit rating agency, and certain other types of corporate debt securities and mutual funds. Federal regulations require us to maintain an investment in Federal Home Loan Bank stock and a minimum amount of liquid assets which may be invested in cash and specified securities. From time to time, the OTS adjusts the percentage of liquid assets which savings institutions are required to maintain. See "REGULATION --Regulation of the Bank--Liquidity Requirements."

    We make investments in order to maintain the levels of liquid assets required by regulatory authorities and manage cash flow, diversify our assets, obtain yield and, under prior federal income tax law, satisfy certain requirements for favorable tax treatment. These investment activities consist of investments in mortgage-backed securities and other investment securities, primarily securities issued or guaranteed by the U.S. government or agencies thereof and securities issued by municipalities and other governmental authorities. Investment and aggregate investment limitations and credit quality parameters of each class of investment are prescribed in our investment policy. Securities purchases are authorized by the investment committee of our Board of Directors and ratified by our Board of Directors.

    Securities designated as "held to maturity" are those assets which we have the ability and intent to hold to maturity. The held to maturity investment portfolio is carried at amortized cost. Securities designated as "available for sale" are those assets which we might not hold to maturity and thus are carried at market value with unrealized gains or losses, net of tax effect, recognized in equity.

    Mortgage-backed securities typically represent an interest in a pool of fixed-rate or adjustable-rate mortgage loans, the principal and interest payments on which are passed from the mortgage borrowers to investors such as us. Mortgage-backed security sponsors may be private companies or quasi-governmental agencies such as the FHLMC, FNMA and GNMA, which guarantee the payment of principal and interest to investors. Mortgage-backed securities can represent a proportionate participation interest in a pool of loans or, alternatively, an obligation to repay a specified amount secured by a pool of loans (commonly referred to as a "collateralized mortgage obligation," or "CMO"). Mortgage-backed securities generally increase the quality of our assets by virtue of the credit enhancements that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations. Our mortgage-backed securities portfolio primarily consists of seasoned securities issued by one of the quasi-governmental agencies.

    The actual maturity of a mortgage-backed security varies, depending on when the mortgagors prepay or repay the underlying mortgages. Prepayments of the underlying mortgages may shorten the life of the investment, thereby adversely affecting its yield to maturity and the related market value of the mortgage-backed security. The yield is based upon the interest income and the amortization of the premium or accretion of the discount related to the mortgage-backed security. Premiums and discounts on mortgage-backed securities are amortized or accreted over the estimated term of the securities using a level yield method. The prepayment assumptions used to determine the amortization period for premiums and discounts can significantly affect the yield of the mortgage-backed security, and these assumptions are reviewed periodically to reflect the actual prepayment. The actual prepayments of the underlying mortgages depend on many factors, including the type of mortgage, the coupon rate, the age of the mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates. The difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates is an important determinant in the rate of prepayments. During periods of falling mortgage interest rates, prepayments generally increase, and, conversely, during periods of rising mortgage interest rates, prepayments generally decrease. If the coupon rate of the underlying mortgage significantly exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages. Prepayment experience is more difficult to estimate for adjustable-rate mortgage-backed securities.

    All of our securities issued by municipalities or comparable governmental authorities were rated "A" or higher by a nationally recognized credit rating agency at the time of purchase. We regularly monitor the ratings of these holdings by reference to nationally published rating media and by communication with the issuer where necessary. As of June 30, 1997, none of these securities had been downgraded from its original rating, and these issues were primarily obligations of Tennessee municipalities. At June 30, 1997, these securities had a weighted average coupon of 5.6% and a weighted average term to maturity of approximately 43 months. The carrying value of these securities was $1.1 million, or 7.1% of our investment securities at that date. None of our privately issued securities is insured or guaranteed by FHLMC or FNMA.

    The following table sets forth information about carrying values of our investment securities at the dates indicated.

                                                                           AT              AT DECEMBER 31,
                                                                        JUNE 30,   -------------------------------
                                                                          1997       1996       1995       1994
                                                                        ---------  ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Securities available for sale:
  Mortgage-backed securities..........................................  $   7,757  $   7,400  $   7,696  $   7,076
  U.S. government and agency securities...............................      4,487      2,989      1,513      2,465
  FHLMC preferred stock...............................................        981        774        585        354
  FHLB stock..........................................................        529        511        477        414
  Other...............................................................         15         15         15         15

Securities held to maturity:
  Obligations of states and political subdivisions....................      1,059      1,212      1,046      1,307
  Mortgage-backed securities..........................................     --         --         --          3,557
                                                                        ---------  ---------  ---------  ---------
Total.................................................................  $  14,828  $  12,901  $  11,332  $  15,188
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

    The following table sets forth information about scheduled maturities, amortized cost, market values and average yields for our investment portfolio at June 30, 1997. None of our investments had a scheduled maturity of one year or less.

                                                                                                              TOTAL INVESTMENT
                                      ONE TO FIVE YEARS       FIVE TO TEN YEARS      MORE THAN TEN YEARS           PORTFOLIO
                                    ----------------------  ----------------------  ----------------------  ----------------------
                                     CARRYING     AVERAGE    CARRYING     AVERAGE   CARRYING     AVERAGE     CARRYING     MARKET
                                       VALUE       YIELD       VALUE       YIELD      VALUE       YIELD        VALUE       VALUE
                                    -----------  ---------  -----------  ---------  ---------  -----------  -----------  ---------
                                                                                    (DOLLARS IN THOUSANDS)
Securities available for sale:
  Mortgage-backed securities......   $   4,589         6.2%  $     932         6.0% $   2,236         5.0%   $   7,757   $   7,757
  U.S. government and agency
    securities....................       3,495         6.1         992         6.5     --          --            4,487       4,487
  FHLMC preferred stock...........      --          --          --          --            981        20.4          981         981
  FHLB stock......................      --          --          --          --            529         7.0          529         529
  Other...........................      --          --          --          --             15      --               15          15

Securities held to maturity:
  Obligations of states and
    political subdivisions........         278         5.5         781         5.6     --          --            1,059       1,079

                                    -----------             -----------             ---------               -----------  ---------
Total.............................   $   8,362               $   2,705              $   3,761                $  14,828   $  14,848
                                    -----------             -----------             ---------               -----------  ---------
                                    -----------             -----------             ---------               -----------  ---------
                                      AVERAGE
                                       YIELD
                                    -----------
Securities available for sale:
  Mortgage-backed securities......         5.8%
  U.S. government and agency
    securities....................         6.2
  FHLMC preferred stock...........        20.4
  FHLB stock......................         7.0
  Other...........................      --

Securities held to maturity:
  Obligations of states and
    political subdivisions........         5.6
 Total.............................


DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

    GENERAL. Deposits are the primary source of our funds for lending, investment activities and general operational purposes. In addition to deposits, we derive funds from loan principal and interest repayments, maturities of investment securities and mortgage-backed securities and interest payments thereon. Although loan repayments are a relatively stable source of funds, deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds, or on a longer term basis for general operational purposes. We have access to borrow advances from the Federal Home Loan Bank of Cincinnati, which we use from time to time.


    DEPOSITS. We attract deposits principally from within our primary market area by offering competitive rates on our deposit instruments, including money market accounts, negotiable order of withdrawal ("NOW") accounts, passbook deposit accounts, individual retirement accounts ("IRAs"), and certificates of deposit which range in maturity from 90 days to three years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. Maturities, terms, service fees and withdrawal penalties for our deposit accounts are established on a periodic basis. In determining the characteristics of our deposit accounts, we consider the rates offered by competing institutions, lending and liquidity requirements, growth goals and federal regulations. We do not accept brokered deposits or pay negotiated rates for jumbo deposits.


    We attempt to compete for deposits with other financial institutions in our market area by offering competitively priced deposit instruments that are tailored to the needs of our customers. Additionally, we seek to meet customers' needs by providing convenient customer service to the community, efficient staff and convenient hours of service. Substantially all of our depositors are local residents who reside in our primary market area.

    Our savings deposits at June 30, 1997 were represented by the various types of savings programs listed below.


 WEIGHTED
  AVERAGE
 INTEREST           MINIMUM                                                         MINIMUM                PERCENTAGE OF
   RATE              TERM                             CATEGORY                      AMOUNT      BALANCE    TOTAL SAVINGS
-----------  ---------------------  --------------------------------------------  -----------  ---------  ---------------
                                                                                                     (IN THOUSANDS)
                                     Demand Deposits:

      2.36   None                     NOW accounts                                 $  --       $   3,896          6.87%
      3.24   None                     Money market                                     2,500       1,835          3.23
      3.25   None                     Savings deposits-passbook                       --           9,681         17.07
                                                                                               ---------       -------
                                    Total demand deposits                                         15,412         27.17
                                                                                               ---------       -------
                                    Certificates of Deposit
                                    -----------------------
      5.12   91 days                Fixed-term, fixed-rate                             2,500       5,082          8.96
      5.23   6 months-Regular       Fixed-term, fixed-rate                             2,500       8,225         14.50
      5.19   6 months-IRA           Fixed-term, fixed-rate                               100         543          0.96
      5.33   12 months              Fixed-term, fixed-rate                             1,000       6,325         11.15
      5.42   18 months-Regular      Fixed-term, fixed-rate                             1,000       2,552          4.50
      5.39   18 months-IRA          Fixed-term, fixed-rate                               100       3,930          6.93
      5.58   30 months              Fixed-term, fixed-rate                             1,000         857          1.51
      5.60   Jumbos                 Fixed-term, fixed-rate                           100,000      13,799         24.32
                                                                                               ---------       -------
                                    Total certificates of deposit                                 41,313         72.83
                                                                                               ---------       -------
                                    Total deposits                                             $  56,725        100.00%
                                                                                               ---------       -------
                                                                                               ---------       -------

    The following tables set forth information about our average deposit balances and rates during the periods presented.

                                                                                             YEAR ENDED DECEMBER 31,
                                              SIX MONTHS ENDED JUNE 30,
                                ------------------------------------------  ----------------------------------------------
                                        1997                  1996                   1996                    1995
                                --------------------  --------------------  ----------------------  ----------------------
                                 AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE     AVERAGE     AVERAGE     AVERAGE
                                 BALANCE     RATE      BALANCE     RATE      BALANCE      RATE       BALANCE      RATE
                                ---------  ---------  ---------  ---------  ---------  -----------  ---------  -----------
                                                                      (DOLLARS IN THOUSANDS)
NOW accounts..................  $   3,728        2.4% $   2,933        2.5% $   3,086         2.5%  $   2,884         2.5%
Money market deposits.........      2,046        3.2      2,057        3.3      2,176         3.3       2,241         3.3
Savings deposits-- passbook...      9,611        3.3      9,802        3.3      9,776         3.3      10,579         3.3
Certificates of deposit.......     40,027        5.4     34,447        5.3     36,044         5.3      32,555         5.3
                                ---------             ---------             ---------               ---------
  Total.......................  $  55,412             $  49,239             $  51,082               $  48,259
                                ---------             ---------             ---------               ---------
                                ---------             ---------             ---------               ---------


                                         1994
                                ----------------------
                                 AVERAGE     AVERAGE
                                 BALANCE      RATE
                                ---------  -----------

NOW accounts..................  $   2,531         2.5%
Money market deposits.........      3,486         2.8
Savings deposits-- passbook...     16,852         2.8
Certificates of deposit.......     24,444         5.0
                                ---------
  Total.......................
                                $  47,313
                                ---------
                                ---------

    The following table sets forth information about changes in dollar amounts of our deposits in various types of accounts between the dates indicated.

                                                                         INCREASE                                    INCREASE
                                              BALANCE AT                (DECREASE)    BALANCE AT                    (DECREASE)
                                               JUNE 30,       % OF       FROM DEC.   DECEMBER 31,       % OF         FROM DEC.
                                                 1997       DEPOSITS     31, 1996        1996         DEPOSITS       31, 1995
                                              -----------  -----------  -----------  ------------  ---------------  -----------
                                                                   (DOLLARS IN THOUSANDS)
NOW accounts................................   $   3,896          6.9%   $     508    $    3,388               6.3%  $     576
Money market deposit........................       1,835          3.2         (439)        2,274               4.2         240
Savings deposits--passbook..................       9,681         17.1          (12)        9,693              18.0        (465)
Certificates of deposit.....................      27,514         48.5        1,093        26,421              49.2       1,971
Jumbo certificates..........................      13,799         24.3        1,808        11,991              22.3       3,491
                                              -----------  -----------  -----------  ------------  ---------------       -----
                                               $  56,725       100.00%   $   2,958    $   53,767            100.00%     $5,813
                                              -----------  -----------  -----------  ------------  ---------------       -----
                                              -----------  -----------  -----------  ------------  ---------------       -----

                                                                                  INCREASE
                                                       BALANCE AT                (DECREASE)    BALANCE AT
                                                      DECEMBER 31,     % OF       FROM DEC.   DECEMBER 31,     % OF
                                                          1995       DEPOSITS     31, 1994        1994       DEPOSITS
                                                      ------------  -----------  -----------  ------------  -----------
                                                                            (DOLLARS IN THOUSANDS)
NOW accounts........................................   $    2,812          5.9%   $     (37)   $    2,849          5.8%
Money market deposit................................        2,034          4.2         (557)        2,591          5.3
Savings deposits--passbook..........................       10,158         21.2       (1,645)       11,803         24.2
Certificates of deposit.............................       24,450         51.0        2,983        21,467         44.0
Jumbo certificates..................................        8,500         17.7       (1,551)       10,051         20.7
                                                      ------------  -----------  -----------  ------------  -----------
                                                       $   47,954       100.00%   $    (807)   $   48,761       100.00%
                                                      ------------  -----------  -----------  ------------  -----------
                                                      ------------  -----------  -----------  ------------  -----------

    The following table sets forth information about our time deposits classified by rates at the dates indicated.

                                    AT               AT DECEMBER 31,
                                  JUNE 30,   ----------------------------------
                                    1997        1996        1995         1994
                                  ---------  -----------  ---------    --------
                               (IN THOUSANDS)

       2.00--3.99%.............. $      --    $      --  $     534    $   5,158
       4.00--5.99%..............    41,279       37,298     31,963       25,880
       6.00--7.99%..............        34        1,114        453          480
                                 ---------    ---------  ---------    ---------
                                 $  41,313    $  38,412  $  32,950    $  31,518
                                 ---------    ---------  ---------    ---------
                                 ---------    ---------  ---------    ---------

    The following table sets forth information about amounts and maturities of our time deposits at June 30, 1997.

                                        AMOUNT DUE
              --------------------------------------------------------------
                     LESS THAN                           AFTER
RATE                 ONE YEAR   1-2 YEARS  2-3 YEARS    3 YEARS    TOTAL
------------         ---------  ---------  ---------  ---------- ---------
                                     (IN THOUSANDS)
  4.00--5.99%......  $ 38,826  $ 2,225    $  228       $    --   $  41,279
  6.00--7.99%......        34       --        --            --          34
                     --------  -------    ------       -------   ---------
                     $ 38,860  $ 2,225    $  228       $    --   $  41,313
                     --------  -------    ------       -------   ---------
                     --------  -------    ------       -------   ---------

    The following table sets forth information about amounts of our certificates of deposit of $100,000 or more by time remaining until maturity at June 30, 1997.

                                                            CERTIFICATES
                   MATURITY PERIOD                           OF DEPOSIT
                   ---------------                          ------------
                                                           (IN THOUSANDS)
                   Six months or less.................       $  11,185
                   Over six through 12 months.........           2,419
                   Over 12 months.....................             195
                                                             -----------
                     Total............................       $  13,799
                                                             -----------
                                                             -----------

    The following table sets forth information about our savings activities for the periods indicated.

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,            YEAR ENDED DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1997       1996       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Deposits...................................................  $  29,437  $  25,910  $  53,859  $  48,431  $  53,706
Withdrawals................................................     27,782     23,352     50,446     51,455     53,911
                                                             ---------  ---------  ---------  ---------  ---------
Net increase (decrease) before interest credited...........      1,655      2,558      3,413     (3,024)      (205)
Interest credited..........................................      1,303      1,135      2,400      2,218      1,655
                                                             ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in savings deposits................  $   2,958  $   3,693  $   5,813  $    (806) $   1,450
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                         60

    In the unlikely event we are liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to our holding company.


    BORROWINGS. Savings deposits historically have been the primary source of funds for our lending, investments and general operating activities. We are authorized, however, to use advances from the Federal Home Loan Bank of Cincinnati to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for savings institutions and certain other member financial institutions. As a member of the Federal Home Loan Bank System, we are required to own stock in the Federal Home Loan Bank and are authorized to apply for advances. Advances are pursuant to several different programs, each of which has its own interest rate and range of maturities. Advances from the Federal Home Loan Bank of Cincinnati are secured by our stock in the Federal Home Loan Bank and first mortgage loans. We have not obtained any advances or other borrowings in recent years.

SUBSIDIARY ACTIVITIES

    As a federally chartered savings institution, we are permitted to invest an amount equal to 2% of our assets in non-savings institution service corporation subsidiaries, with an additional investment of 1% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of June 30, 1997 we were authorized to invest up to approximately $1.9 million in the stock of or loans to such subsidiaries, including the additional 1% investment for community inner-city and community development purposes. Institutions meeting their applicable minimum regulatory capital requirements may invest up to 50% of their regulatory capital in conforming first mortgage loans to such subsidiaries in which they own 10% or more of the capital stock. We have one subsidiary service corporation, NFS Service Corporation, the only asset of which is stock of our data processing service provider. At June 30, 1997, our aggregate investment in the subsidiary service corporation totalled $15,000.

OFFICES

    The following table sets forth information about our offices at June 30, 1997.


                                                          YEAR       OWNED OR                  APPROXIMATE
                                                         OPENED       LEASED     BOOK VALUE   SQUARE FOOTAGE   DEPOSITS
                                                       -----------  -----------  -----------  ---------------  ---------
                                                                                                             (IN THOUSANDS)
Main Office:
 344 W. Broadway
 Newport, Tennessee                                          1973        Owned    $  84,152          8,000     $  37,819
Branch Office:
 263 E. Broadway
 Newport, Tennessee                                          1960        Owned    $     796          5,400     $  18,906

    The book value of our aggregate investment in properties, premises and equipment totalled approximately $212,753 at June 30, 1997. See Note 4 of the Notes to Consolidated Financial Statements.

EMPLOYEES

    As of June 30, 1997, we had 18 full-time employees and one part-time employee, none of whom was represented by a collective bargaining agreement. We consider our relationships with our employees to be good.

LEGAL PROCEEDINGS

    From time to time, we are a party to various legal proceedings incident to our business. At June 30, 1997, there were no legal proceedings to which we were a party, or to which any of our property was subject, which we expected to result in a material loss, and there were no pending regulatory proceedings to which we were a party, or to which any of our properties was subject, which we expected to result in a material loss.

                                   REGULATION

    Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulations.

GENERAL



    As a federally chartered and insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements, and the OTS periodically examines us for compliance with various regulatory requirements. The FDIC also has authority to conduct periodic examinations of us. We must file reports with the OTS describing our activities and our financial condition and we must obtain approvals from regulatory authorities before entering into certain transactions such as the conversion or mergers with other financial institutions. We are also subject to certain reserve requirements promulgated by the Federal Reserve Board. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of deposit accounts and the form and content of our mortgage documents. This supervision and regulation is primarily intended to protect depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

REGULATION OF THE BANK

    INSURANCE OF DEPOSIT ACCOUNTS. The FDIC maintains two separate funds for the insurance of deposits up to prescribed statutory limits. The Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the Savings Association Insurance Fund ("SAIF") insures the deposits of savings institutions such as us. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

    Because a significant portion of the assessments historically paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF, however, met its required reserve level. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. In 1996, Congress enacted legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Under this law, institutions with deposits insured by the SAIF were required to pay a special assessment equal to $0.657 per $100 of SAIF-assessable deposits held at March 31, 1995. We recognized an expense of $317,000 for this special assessment during fiscal 1996.

    Beginning January 1, 1997, our annual deposit insurance premium was reduced from 0.23% to 0.0644% of total assessable deposits. BIF institutions still pay lower assessments than comparable SAIF institutions, because BIF institutions pay only 20% of the rate paid by SAIF institutions on their deposits with respect to obligations issued by a federally chartered corporation which provided some of the financing required to resolve the thrift crisis in the 1980s.

    The recapitalization legislation also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a national bank or under Tennessee law as a state chartered commercial bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until legislation requiring such change is enacted.

    Regulatory Capital Requirements. OTS capital regulations require savings institutions, such as us, to meet three capital standards: (1) tangible capital equal to at least 1.5 % of total adjusted assets, (2) core capital equal to at least 3.0 % of total adjusted assets, and (3) total regulatory capital equal to at least 8.0 % of total risk-weighted assets. In addition, the OTS may require that a savings institution that has a risk-based capital ratio less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (3.0% if the institution has received the highest rating on its most recent examination) take certain actions to increase its capital ratios. If the institution's capital is significantly below the minimum required levels or if it is unsuccessful in increasing its capital ratios, the OTS may significantly restrict its activities.

    Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits of mutual savings institutions and qualifying supervisory goodwill, less non-qualifying intangible assets, certain mortgage servicing rights and certain investments. Tier 1 has the same definition as core capital.

    Total regulatory capital equals the sum of core capital plus supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. Overall, supplementary capital is limited to 100% of core capital. We must calculate our risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

    At June 30, 1997, we substantially exceeded all regulatory capital requirements. For additional information about our consolidated regulatory capital compliance at June 30, 1997, see "SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA."



    Dividend and Other Capital Distribution Limitations. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to our holding company. The OTS may prohibit the payment of dividends by us to our holding company. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "THE CONVERSION--Liquidation Account."



    OTS regulations limit capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all of its fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice and nonobjection but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory approval. As of June 30, 1997, we qualified as a Tier 1 institution.

    We are prohibited from making a capital distribution if, after making the distribution, we would be undercapitalized (that is, not meet any one of our minimum regulatory capital requirements). Further, we cannot distribute regulatory capital that is needed to maintain our liquidation account.

    QUALIFIED THRIFT LENDER TEST. Savings institutions must meet a Qualified Thrift Lender test. We must maintain at least 65% of our portfolio assets (total assets less intangible assets, property we use in conducting our business and liquid assets in an amount not exceeding 20% of total assets) in Qualified Thrift Investments to satisfy the test. Qualified Thrift Investments consist primarily of residential mortgage loans and mortgage-backed and other securities related to domestic, residential real estate or manufactured housing. The shares of stock we own in the Federal Home Loan Bank of Cincinnati also qualify as Qualified Thrift Investments. Subject to an aggregate limit of 20% of portfolio assets, we may also count the following as Qualified Thrift Investments: (i) 50% of the dollar amount of residential mortgage loans originated for sale, (ii) investments in the capital stock or obligations of any service corporation or operating subsidiary as long as such subsidiary derives at least 80% of its revenues from domestic housing related activities, (iii) 200% of the dollar amount of loans and investments to purchase, construct or develop "starter homes," subject to certain other restrictions, (iv) 200% of the dollar amount of loans for the purchase, construction or development of domestic residential housing or community centers in "credit needy" areas or loans for small businesses located in such areas, (v) loans for the purchase, construction or development of community centers, (vi) loans for personal, family, household or educational purposes, subject to a maximum of 10% of portfolio assets, and
(vii) shares of FHLMC or FNMA stock.

    If we satisfy the test, we will continue to enjoy full borrowing privileges from the Federal Home Loan Bank of Cincinnati. If we do not satisfy the test we may lose our borrowing restrictions and be subject to activities and branching restrictions applicable to national banks. Compliance with the Qualified Thrift Lender test is determined on a monthly basis in nine out of every 12 months. As of June 30, 1997, we were in compliance with our Qualified Thrift Lender requirement with approximately 95% of our assets invested in Qualified Thrift Investments.

    TRANSACTIONS WITH AFFILIATES. Generally, transactions between our affiliates and us are subject to certain limitations. Such transactions must be on terms as favorable to us as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of our capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from us. Our affiliates include our holding company and any company which would be under common control with us. In addition, we may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

    Loans to Directors, Executive Officers and Principal Stockholders. We cannot make loans in excess of certain levels to our directors, executive officers or, after the conversion, 10% or greater stockholders (or any of their affiliates) unless the loan is approved in advance by a majority of our Board of Directors with any "interested" director not voting. We are also prohibited from paying overdrafts of our directors or executive officers. We are also subject to certain other restrictions on the amount and type of loans to executive officers and directors and must annually report such loans to our regulators.



    LIMITS ON LOANS TO ONE BORROWER. We generally are subject to the lending limits applicable to national banks. With certain limited exceptions, our loans and extensions of credit outstanding to a person at one time may not exceed 15% of our unimpaired capital and surplus. We may lend an additional amount, equal to 10% of unimpaired capital and surplus, if such loan is fully secured by readily marketable collateral. We are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of the OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements, and; (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus. We are also authorized to make loans to one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of unimpaired capital and surplus. Certain types of loans are excepted from the lending limits.

    At June 30, 1997, the maximum amount that we could have lent to any one borrower under the 15% limit was approximately $1.0 million. At such date, the largest aggregate amount of loans that we had outstanding to any one borrower or group of affiliated borrowers was $499,000.

    LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and, if any, borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At June 30, 1997, our required liquid asset ratio was 5.0% and our actual ratio was 9.6%. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

    FEDERAL HOME LOAN BANK SYSTEM. We are a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (that is, advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank.

    As a member, we are required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 1/20 of our advances from the Federal Home Loan Bank of Cincinnati, whichever is greater. At June 30, 1997, we had $529,000 in Federal Home Loan Bank stock, at cost, which was in compliance with this requirement. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to a percentage of a member's capital and limiting total advances to a member. At June 30, 1997, we had no advances outstanding.

    FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain noninterest-bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1997, our reserve met the minimum level required by the Federal Reserve System.

REGULATION OF THE COMPANY

    General. Our holding company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over our holding company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and deposit insurance fund and not for the benefit of stockholders of our holding company.

    Our holding company will also be required to file certain reports with, and comply with the rules and regulations of, the SEC under the federal securities laws.

    Activities Restrictions. Since our holding company will own only one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the Qualified Thrift Lender test. If our holding company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a Qualified Thrift Lender and were acquired in a supervised acquisition. See "REGULATION OF THE ASSOCIATION--Qualified Thrift Lender Test."

    Restrictions on Acquisitions. Our holding company must obtain approval from the OTS before acquiring control of any other savings institution or savings and loan holding company, substantially all the assets thereof or in excess of 5% of the outstanding shares of another savings institution or savings and loan holding company. Our holding company's directors and officers or persons owning or controlling more than 25% of our holding company's stock, must also obtain approval of the OTS before acquiring control of any savings institution or savings and loan holding company.

    The OTS may approve acquisitions that will result in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state only if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).



    Federal Securities Law. Our holding company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock. Upon completion of the conversion, the common stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, under OTS regulations, generally may not be deregistered for at least three years thereafter. Our holding company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

    The registration under the Securities Act of the common stock does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of the holding company generally may be resold without registration. Shares purchased by an affiliate of the holding company will be subject to certain resale restrictions. As long as our holding company meets the current public information requirements, each affiliate of our holding company who complies with the other conditions would be able to sell a limited number of shares based upon the number of shares outstanding and the average trading volume for the common stock.



                                    TAXATION

FEDERAL TAXATION

    We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), in the same general manner as other corporations. However, prior to August 1996, savings institutions such as us, which met certain definitional tests and other conditions prescribed by the Internal Revenue Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim for tax purposes with respect to additions to its reserve for bad debts for "qualifying real property loans" could be based upon our actual loss experience (the "experience method" or as a percentage of our taxable income (the "percentage of taxable income method"). Historically, we used the method that would allow us to take the largest deduction.

    In August 1996, the Internal Revenue Code was revised to equalize the taxation of savings institutions and banks. Savings institutions, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts may only take a tax deduction when a loan is actually charged off. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At June 30, 1997, we had $340,000 of post-1987 bad debt reserves.

    Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

    The Internal Revenue Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20 %. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

    Our holding company may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if our holding company owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we used the percentage of taxable income bad debt deduction method.

    Our federal income tax returns have not been audited by the Internal Revenue Service since 1992.

STATE TAXATION

    In addition to our federal income tax liability, the State of Tennessee imposes an excise tax on savings institutions and other corporations at the rate of 6% of net taxable income, which is computed based on federal taxable income subject to certain adjustments. The State of Tennessee also imposes franchise and privilege taxes on savings institutions and other corporations which, in our case, have not constituted significant expense items.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS



    Our directors also serve as the directors of our holding company. Both Boards of Directors are divided into three classes, with directors serving for three-year terms, and approximately one-third of the directors being elected at each annual meeting of stockholders. Certain of our officers also serve as officers of our holding company. Because we are a mutual savings institution, our members have elected our Board of Directors. Upon completion of the conversion, exclusive voting rights over us will be vested in our holding company, whose Board of Directors will be elected by its stockholders. All officers are elected annually.

    The following table sets forth information about our directors and executive officers.

                                                                                  AGE      DIRECTOR SINCE    TERM TO EXPIRE
                                                                                  ---      ---------------  -----------------
Directors:
---------

Clyde E. Driskill, Jr.......................................................          66           1980              1998
Richard G. Harwood..........................................................          51           1989              1999
President and Chief Executive Officer
William B. Henry............................................................          67           1978              2000
J. William Myers............................................................          56           1975              2000
Chairman of the Board
Robert L. Overholt..........................................................          54           1983              1998
Robert D. Self..............................................................          67           1978              1999

Other Executive Officers:
------------------------

Nancy L. Bryant.............................................................          53             --                --
Vice President and Treasurer
Peggy Holston...............................................................          48             --                --
Branch Manger and Assistant Secretary


    The principal occupation of our directors and executive officers is set forth below.

    Clyde E. Driskill, Jr. has been the owner and president of Driskill's Furniture, Inc., a furniture and appliance retail establishment located in Newport, Tennessee, since 1960. Mr. Driskill has served as the Chairman of the Newport Regional Planning Commission and of the Newport/Cocke County Industrial Development Commission.

    Richard G. Harwood serves as President and Chief Executive Officer of us and our holding company. Mr. Harwood joined us as Senior Vice President in 1984. He has acted as the Vice Chairman of the Economic Development Commission, a director for the United Way of Cocke County and Treasurer for the Newport Lions Club.

    William B. Henry has been an optometrist in Newport, Tennessee since 1961. He is presently serving as the secretary of the Newport Utilities Board and is a member of the Newport/Cocke County Economic Development Commission.

    J. William Myers is a lawyer. He has practiced law in Newport, Tennessee since 1966. Mr. Myers serves as Chairman of the Board. He is active with Habitat for Humanity.

    Robert L. Overholt has been the owner/manager of Home Supply of Newport, Tennessee, Inc., a building supply establishment, since 1966. Mr. Overholt is active with the Shriners and Habitat for Humanity.

    Robert D. Self has been the owner Bob Self Auto Parts, an auto parts supplier located in Newport, Tennessee, since 1969. Mr. Self is active with the Newport Lions Club and serves on the board of directors of the Stokley Memorial Library.

    Nancy L. Bryant serves as Vice President and Treasurer of us and our holding company. Ms. Bryant joined us in 1966. She is a member of the Newport Business Women's Club, serves as a Director and Treasurer of Habitat for Humanity and received the 1993 Citizen of the Year Award from the Newport Chamber of Commerce.

    Peggy Holston has been employed with us since 1971 and serves as our Assistant Secretary and Branch Manager. She has served on the Board of Directors of the Newport/Cocke County Chamber of Commerce and is a member of the Newport Business Women's Club.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our Board of Directors holds regular meetings on a monthly basis and special meetings as needed. During the year ended December 31, 1996, the Board met 13 times. No current director attended fewer than 75% of his Board and committee meetings during the year ended December 31, 1996.

    Our Executive Committee, which consists of Chairman Myers and Directors Harwood and Henry, acts as a compensation committee, and in that capacity reviews the performance of our officers. The Executive Committee met once in this capacity for fiscal 1996.

    Our full Board of Directors acts as an audit committee and met once in this capacity to examine and approve the independent audit report for fiscal 1996.

    Our Board of Directors does not have a standing nominating committee for selecting the management nominees for election as directors. Under our holding company's Bylaws, the full Board of Directors acts as the nominating committee. Our Board of Directors met once to select nominees for election at our 1997 annual member meeting.

DIRECTOR COMPENSATION



    Our directors currently receive fees of $6,000 per year, plus $200 per regular Board meeting attended and $50 per committee meeting attended, plus the amount of any credit to their account under a long-term incentive plan implemented in fiscal 1997 and described below. In addition, the Chairman receives a salary of $6,180 per year. For fiscal 1996, directors' fees totalled $51,500. Our directors do not receive additional compensation for service as directors of the holding company. For additional information, see "Transactions with Management" below.

    Long-Term Incentive Plan. We adopted the Newport Federal Savings and Loan Association Long-Term Incentive Plan, effective June 19, 1997. On the effective date, we established a bookkeeping account in the name of each director, and credited each account with an amount equal to the product of
(i) $1,291, and (ii) the director's full years of service as a director, up to 20 years. At that time, in recognition of their accrued years of service for us, the accounts of Messrs. Butcher, Driskill, Howard, Henry, Myers, Overholt and Self were credited with $25,810, $21,939, $10,324, $24,520,
$25,810, $18,067 and $24,520, respectively. On each December 31 (excluding December 31, 1997), each participant who is then a director and has 20 or fewer years of service shall have his account credited with an amount equal to the product of $1,291 and the safe performance factor, which is determined based on our actual performance as compared to budgeted goals for return on average equity, non-performing assets and composite regulatory rating. The safe performance factor may not exceed 1.2. All amounts credited to participants' accounts are fully vested at all times. Until distributed in accordance with the terms of the plan, each participant's account will be credited with a rate of return equal to our highest rate of interest paid on certificates of deposit having a term of one year. Following the conversion, each participant may prospectively elect to have the dividend-adjusted rate of return on the common stock measure future appreciation. Beginning with the fiscal year following a participant's termination of service, the participant's account will receive an investment return measured by the participant's election between up to two different mutual funds (or other investments) selected by the Board.



    Each participant may elect to receive plan benefits in a lump sum or over a period shorter than ten years, and in the absence of an election will receive payments in five substantially equal installments. In the event of a participant's death, the balance of his plan account will be paid in a lump sum (unless the participant elects a distribution period up to ten years) to his designated beneficiary, or if none, his estate.

    Any compensation accrued under the plan will be paid from our general assets. We have established a trust in order to hold assets with which to pay compensation. Trust assets would be subject to claims of our general creditors. In the event a participant prevails over us in a legal dispute as to the terms or interpretation of the plan, he would be reimbursed for his legal and other expenses. Upon the implementation of the plan, we recognized compensation expense totaling $151,000 to provide for participants' initial account balances.



    DEFERRED COMPENSATION PLAN. We have established a Deferred Compensation Plan for our directors and select executive officers. Before each calendar year begins, each non-employee director may elect to defer receipt of all or part of his fees for the year, and any other participant may elect to defer receipt of up to 25% of his compensation for the year. Deferred amounts are credited at the end of the calendar year to a bookkeeping account in the participant's name along with the investment return which would have resulted if such deferred amounts had been invested, based upon the participant's choice, between the dividend-adjusted rate of return on the common stock and our highest annual rate of interest on certificates of deposit having a one-year term. Each participant may make an election to receive distributions either in a lump sum or in annual installments over a period up to ten years.

    We expect (but are under no legal obligation) to make quarterly contributions to a grantor trust in an amount equal to the accrued expense associated with the Deferred Compensation Plan. In the event of a change in control (as defined in the employment agreements, see below), we will contribute to the trust an amount sufficient to provide the trust with assets having an overall value equal to the aggregate account balances under the plan. The trust's assets would remain subject to the claims of our general creditors and be available for eventual payments to participants.



EXECUTIVE COMPENSATION

    The following table sets forth compensation for the fiscal year ended December 31, 1996 awarded to or earned by our Chief Executive Officer for services rendered in all capacities.

                                                                                               ANNUAL COMPENSATION
                                 NAME AND                                     FISCAL     -------------------------------
                            PRINCIPAL POSITION                                 YEAR       SALARY      BONUS     OTHER1
--------------------------------------------------------------------------  -----------  ---------  ---------  ---------
Richard G. Harwood, President and Chief Executive Officer.................        1996   $  67,723  $   1,303  $  12,403

------------------------



(1) Consists of director fees ($6,500) and matching contribution to defined contribution retirement plan ($5,903); excludes appraisal fees for services to borrowers (see "Transactions with Management" below); excludes indirect compensation in the form of certain perquisites and other personal benefits which did not exceed 10% of salary and bonus.

CERTAIN COMPENSATION AGREEMENTS AND PLANS

    Our Board of Directors and that of our holding company have approved the following employment agreements and stock-based compensation plans.

    BASIS FOR AWARDS OF BENEFITS AND COMPENSATION. The Boards of Directors have evaluated and approved the terms of the employment agreements and other compensation plans described below. In their review of the terms of the employment agreements and the compensation of the executive officers, the Boards of Directors considered a number of factors, including the experience, tenure and ability of the executive officers, their performance for us during their tenure and various legal and regulatory requirements about types and amounts of compensation that may be paid to employees of savings institutions.



    EMPLOYMENT AGREEMENTS. We intend to enter into employment agreements with Richard Harwood, Nancy Bryant and Peggy Holston under which they will continue to serve as President, as Vice President and Treasurer and as Branch Manager and Assistant Secretary, respectively, of us and as President, as Vice President and Treasurer and as Secretary, respectively, of our holding company. In such capacities, the employees collectively are responsible for overseeing all of our operations and for implementing the policies adopted by the Boards of Directors. The Boards believe that the employment agreements assure fair treatment of the employees in their careers with us by assuring them of some financial security.

    The employment agreements will become effective upon their execution and will provide for a term of three years for Mr. Harwood and 18 months for Mses. Bryant and Holston, with an annual base salary equal to each employee's existing base salary rate in effect on the effective date. On each anniversary date of the commencement of the employment agreements, the term of each employee's employment may be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Boards of Directors that the performance of the employee has met the required performance standards and that such employment agreement should be extended. The employment agreements provide each employee with a salary review by the Boards of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. An employment agreement shall terminate upon the employee's death, may terminate upon the employee's disability and is terminable by us for "just cause" (as defined in the employment agreements). In the event of termination for just cause, no severance payments are available. If we terminate an employee without just cause, the employee will be entitled to a continuation of his or her compensation from the date of termination through the remaining term of the employment agreement. In addition, Mr. Harwood is entitled, at his election, to either continued participation in compensation plans which he would have been eligible to participate in through his employment agreement's expiration date or the cash equivalent thereof. If Mr. Harwood's employment is terminated for any reason other than just cause, he shall be entitled to purchase from us, at his own expense which shall not exceed applicable statutory rates, family medical insurance under any group health plan that we maintain for our employees. This right shall be (i) in addition to, and not in lieu of, any other rights that Mr. Harwood has under his agreement, and
(ii) shall continue until he first becomes eligible for participation in Medicare. If the employment agreements are terminated due to an employee's "disability" (as defined in the employment agreements), the employee will be entitled to a continuation of his or her compensation through the date of such termination, including any period prior to the establishment of the employee's disability. In the event of an employee's death during the term of the employment agreement, the employee's estate will be entitled to receive his or her salary through the last day of the calendar month in which the employee's death occurred. An employee is able to voluntarily terminate his or her employment agreement by providing 90 days' written notice to us, in which case the employee is entitled to receive only his or her compensation, vested rights and benefits up to the date of termination.

    In the event of (i) an employee's involuntary termination of employment other than for "just cause" during the 12-month period following a change in control (the "Protected Period") or (ii) an employee's voluntary termination within 90 days of the occurrence of certain specified events occurring during the Protected Period, the employee will be paid within 10 days of such termination (or the date of the change in control, whichever is later) as follows: (a) Mr. Harwood will receive an amount equal to the difference between (i) 2.99 times his "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that he receives on account of the change in control; and (b) Mses. Bryant and Holston will each be entitled to a severance payment equal to 1.5 times her base salary then in effect, subject to the limitation on parachute payments set forth in Section 280G of the Internal Revenue Code. "Change in control" means any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of us or our holding company, (ii) the acquisition of the ability to control the election of a majority of our directors, (iii) the acquisition of a controlling influence over our management or policies by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Exchange Act) or,
(iv) during any period of two consecutive years, individuals ("continuing directors") who at the beginning of such period constitute our Board of Directors (the "existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the existing Board was approved by a vote of at least two-thirds of the continuing directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, our holding company's ownership of us shall not of itself constitute a change in control for purposes of the agreements. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The payments that would be made to Mr. Harwood and Mses. Bryant and Holston, assuming their termination of employment under the foregoing circumstances at June 30, 1997, would have been approximately $207,000, $56,000 and $50,000, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquirer to obtain control of us. For more information, see "CERTAIN ANTI-TAKEOVER PROVISIONS--Restrictions on Acquisition of Securities." In the event that an employee prevails over us, or obtains a written settlement in a legal dispute as to the employment agreement, he or she will be reimbursed for his or her legal and other expenses.

    EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the conversion, our holding company's Board of Directors adopted our Employee Stock Ownership Plan (the ESOP), effective July 1, 1997. Employees who have attained age 21 and completed one year of service are eligible to participate in the ESOP.

    The ESOP will be funded by contributions made by us or our holding company in cash or shares of common stock. The ESOP intends to borrow funds from our holding company in an amount sufficient to purchase 8% of the common stock issued in the conversion. This loan will be secured by the shares of common stock purchased and earnings thereon. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. The holding company expects to contribute sufficient funds to the ESOP to repay such loan over a ten-year period. Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of their annual wages.



    Upon the occurrence of a "change in control" (as defined in the ESOP), the outstanding balance of any outstanding securities acquisition loans under the ESOP will be discharged through a transfer or sale of shares held as collateral under such loan, with any remaining shares allocated to participant accounts pro rata based on their account balances.

    It is expected that our holding company will administer the ESOP and that Directors Henry, Overholt and Self will be appointed as trustees of the ESOP (the "ESOP Trustees"). The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Unallocated shares and allocated shares for which no timely direction is received are expected to be voted by the ESOP Trustees in the same proportion as the participant-directed voting of allocated shares.



    OPTION PLAN. We plan to implement an option plan, subject to the receipt of stockholder approval at an annual or special meeting of the stockholders, at least six months after the conversion. If the option plan is implemented within one year after the conversion, it will be subject to the regulatory restrictions described below (see "--Regulatory Restrictions Applicable to Stock Compensation Plans"). The purpose of the option plan is to provide additional incentive to directors and employees by facilitating their acquisition of common stock. The option plan will have a term of ten years, after which no awards may be made.

    A number of shares equal to 10% of the common stock sold in the conversion is expected to be reserved for future issuance by the holding company--in the form of newly issued shares, treasury shares or shares acquired and held in trust--upon exercise of stock options or stock appreciation rights granted pursuant to the option plan.

    The option plan will be administered by a committee of at least two non-employee directors designated by the Board of Directors. Directors Henry, Overholt, and Self currently are expected to serve as the option committee. Directors and employees will be eligible to receive awards under the option plan, and the option committee will select the recipients of awards, the number of shares to be subject to such awards, and any special terms and conditions of such awards, subject to compliance with applicable regulations.

    Subject to applicable regulatory restrictions, each option will have an exercise price not less than 100% of the market value of the underlying shares on the date of the grant, will become exercisable upon terms determined by the option committee and will become immediately exercisable upon a change in control (as defined in the employment agreements) or an optionee's termination of employment due to retirement, death or disability. Nevertheless, each option will expire no later than ten years from the date it is granted.

    Exercise of a stock appreciation right will entitle the holder to receive, as the option committee prescribes in the grant, all or a percentage of the excess of the then fair market value of the shares of common stock subject to the stock appreciation right at the time of its exercise over the aggregate exercise price of the shares subject to the stock appreciation right. Payment to the holder may be made in cash or shares of common stock, as determined by the option committee.

    The holding company will receive no monetary consideration for the granting of awards under the option plan, and will receive no monetary consideration other than the option exercise price for each share issued to optionees upon the exercise of options.

    It is expected that upon the implementation of the option plan, Mr. Harwood and Mses. Bryant and Holston will receive Awards of 25%, 13.175% and 11.825%, respectively, of the shares reserved under the option plan, and each director at that time who is not then an employee will receive an Award of 5% of such shares. Subject to applicable regulatory requirements, at any time following the conversion, we or our holding company may contribute sufficient funds to a grantor trust to purchase, and such trust may purchase, a number of shares of common stock equal to 10% of the shares sold in the conversion. Such shares would be held by the trust for issuance to optionees upon the exercise of options in the event the option plan is implemented. Whether such shares are purchased, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to our holding company.

    MANAGEMENT RECOGNITION PLAN. We plan to implement a management recognition plan, subject to the receipt of stockholder approval at an annual or special meeting of the stockholders, at least six months after the conversion. If the management recognition plan is implemented within one year after the conversion, it will be subject to the regulatory restrictions described below (see "--Regulatory Restrictions Applicable to Stock Compensation Plans"). The purpose of the management recognition plan is to enable us to attract, motivate and retain personnel of experience and ability in key positions of responsibility.

    A number of shares equal to 4% of the shares of common stock sold in the conversion would be reserved for future issuance under the management recognition plan. The same non-employee directors who are appointed to the option committee are expected to act, by majority, as the committee responsible for selecting the directors and employees who will receive management recognition plan awards, as well as making general decisions associated with the management recognition plan's operation, subject to applicable regulations. We will not receive any consideration for shares awarded to recipients as compensation under the management recognition plan. The directors serving as the management recognition plan committee are also expected to serve as trustees of the trust associated with the management recognition plan. In that capacity, they will have the responsibility to hold and invest all funds contributed to the management recognition plan trust. Shares held in the management recognition plan trust will be voted by the management recognition plan trustees in the same proportion as the shares held by our ESOP and will be distributed as each award vests. Our holding company's Board of Directors can terminate the management recognition plan at any time, and, if it does so, any shares not subject to outstanding awards will revert to our holding company.

    Subject to the regulatory requirements described below (see "--Regulatory Restrictions Applicable to Stock Compensation Plans"), each management recognition plan award will vest in accordance with conditions determined by the management recognition plan committee. Dividends on unvested shares will be held in the management recognition plan trust for payment as vesting occurs.

    It is expected that upon the implementation of the management recognition plan, Mr. Harwood and Mses. Bryant and Holston will receive awards of 25%, 13.175% and 11.825%, respectively, of the shares reserved for management recognition plan awards and each director at that time who is not then an employee will receive an award of 5% of such shares. Subject to applicable regulatory requirements, at any time following the conversion, we may contribute sufficient funds to the management recognition plan trust so that the trust can purchase a number of shares of common stock equal to 4% of those sold in the Offering. Whether those shares will be purchased in the open market or newly issued by our holding company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to us.

   Regulatory Restrictions Applicable to Stock Compensation Plans. Current OTS regulations and policies require that, if the option plan or management recognition plan is implemented within one year following the conversion, (i) no employee may receive awards exceeding 25% of the shares subject to the plan, (ii) non-employee directors may not receive awards exceeding 30% in the aggregate, and 5% individually, of the shares subject to the plan, (iii) awards must vest over a period of at least five years and may not vest upon an individual's retirement or a corporate change in control, (iv) the exercise price for options must at least equal the fair market value of the underlying shares on the option grant date, and (v) the plan may not be implemented, and no awards may be made, before stockholder approval of the plan.



TRANSACTIONS WITH MANAGEMENT

    We offer loans to our directors, officers and employees. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features, except each director, officer and employee may obtain one mortgage loan and one consumer loan with waived origination fees and a 1% discount on the interest rate (on adjustable rate loans, the discounted rate applies only until the rate adjusts). At June 30, 1997, no director or executive officer had more than $60,000 of preferential loans from us at any time since December 31, 1996, except J. William Myers, Chairman of the Board of Directors, who had an adjustable rate mortgage loan with an initial interest rate of 7.75% whose largest balance during that period and whose balance at the end of that period was $225,000. At June 30, 1997, our loans to directors and executive officers totalled approximately $530,000, or 8.2% of our equity and .83% of our total assets at that date.



    J. William Myers, our Chairman of the Board, is a lawyer in Newport, Tennessee. He performs routine legal services on our behalf and our borrowers, principally in connection with the closing of mortgage loans. In fiscal 1996, Mr. Myers' fees for such services totaled $62,500.

    Richard G. Harwood, our President and Chief Executive Officer, and Nancy
L. Bryant and Peggy Holston, our Vice President and Treasurer and Assistant Secretary and Branch Manager, respectively, are licensed real estate appraisers. They perform routine appraisal services on behalf of our borrowers, principally in connection with the closing of mortgage loans. In fiscal 1996, Mr. Harwood's and Mses. Bryant's and Holstons' fees for such services totalled $15,295, $11,580 and $9,125, respectively.



                      CERTAIN RESTRICTIONS ON ACQUISITIONS

    Federal laws and regulations impose a number of restrictions on the acquisitions of savings institutions, such as us, and savings institution holding companies, such as our holding company. In addition, certain Tennessee statutes would also impose restrictions on the acquisition of our holding company.

OTS CONVERSION REGULATIONS



    OTS regulations prohibit a person from (i) making an offer, announcing an intent to make an offer or other arrangement to purchase stock, or (ii) acquiring stock in our holding company or subscription rights in us from another person, prior to completion of the conversion. Further, no person without the prior written approval of the Director of the OTS, may make an offer or announce of an offer to purchase shares or actually acquire shares in us or our holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer or acquisition, that person would become the beneficial owner of more than 10% of a class of equity security of us or our holding company.



CHANGE IN BANK CONTROL ACT AND SAVINGS INSTITUTION HOLDING COMPANY PROVISIONS OF HOME OWNERS' LOAN ACT

    The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of us unless the OTS has been given 60 days' prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize our financial stability, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of our depositors or the public to permit the acquisition of control by such person. In addition, certain provisions of the Home Owners' Loan Act provide that no company may acquire control of us without the prior approval of the OTS. Any company that acquires such control becomes a savings institution holding company and will be subject to registration, examination and regulation by the OTS.

TENNESSEE ANTI-TAKEOVER STATUTES



    Tennessee has enacted the following statutes which might restrict the acquisition of the holding company.



    The Tennessee Control Share Acquisition Act prohibits a person who acquires over specified limits of shares of our holding company (that is, 20%, 33 1/3% or 50% of its outstanding shares) from voting those shares in excess of each specified limit unless a majority of our holding company's disinterested stockholders vote to approve voting rights for the excess shares. Our holding company's Charter expressly provides that any control share acquisitions will be governed by this statute.

    The Tennessee Business Combination Act imposes conditions on a person owning more than 10% of our holding company's outstanding voting stock (an "interested stockholder") in connection with business combinations with our holding company for a period of five years following the date such person became an interested stockholder, unless such business combination is otherwise approved in accordance with the terms of the statute.

    The Tennessee Greenmail Act makes it unlawful, under certain specified circumstances, for our holding company to purchase any of its outstanding shares of a certain class at a price above the market value of the shares from a stockholder owning more than 3% of the shares to be purchased, if such person has held his shares for less than two years, unless the purchase is approved by a majority of the outstanding shares of that class of securities or our holding company makes a similar offer to all stockholders of that class of securities.

    The Tennessee Investor Protection Act imposes conditions on offerors making a tender offer for our holding company and requires such offeror file with the Tennessee Commissioner of Insurance a registration statement containing information similar to that required by federal law, including any plans which the offeror has in acquiring control of our holding company.

                        CERTAIN ANTI-TAKEOVER PROVISIONS



    While we are not aware of any effort that might be made to obtain control of our holding company after the conversion, we believe that it is appropriate to include certain provisions in our holding company's Charter to protect the interests of our holding company and its stockholders from hostile takeovers ("anti-takeover provisions"). We believe that the provisions described below reduce our holding company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by us. These provisions will also assist us in the orderly deployment of the net proceeds of the conversion into productive assets after the conversion. In our judgment, our holding company's Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of its stockholders and other constituents. Accordingly, we believe that it is in the best interests of our holding company and its stockholders to encourage potential acquirors to negotiate directly with our holding company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of our holding company and which is in the best interests of all stockholders.



    Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by us present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by us, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our holding company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of our holding company's assets. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions may also render the removal of the current Board of Directors or management of our holding company more difficult.

    The following discussion generally summarizes certain provisions of the Charter and Bylaws of our holding company that may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general, and you should refer to the full text of the Charter and Bylaws for a more detailed description of these provisions. See "ADDITIONAL INFORMATION."

CLASSIFIED BOARD OF DIRECTORS

    Article IX of the Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible and will serve for three year terms. No director may be removed at any time except for cause and by the affirmative vote of at least 80% of the outstanding shares entitled to vote.

    Management believes that the staggered election of directors tends to promote continuity of management because only one-third of the Board of Directors is subject to election each year.

Staggered terms guarantee that in the ordinary course of business approximately two-thirds of the directors, at any one time have had at least one year's experience as directors of the holding company.



    A classified Board of Directors could make it more difficult for stockholders, including those holding a majority of shares, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board could be changed in one year.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS



    Article XV of the Charter requires the approval of the holders of at least 80% of the outstanding shares of voting stock, and a majority of such shares not including shares deemed beneficially owned by a "Related Person," as defined therein, to approve certain "Business Combinations," as defined therein. Under Tennessee law absent this provision mergers, share exchanges and sales of substantially all assets generally would require approval by the vote of the holders of a majority of the outstanding shares of common stock, except under the Tennessee Business Combination Act an "interested stockholder" (generally defined to include any stockholder owning 10% or more of the outstanding voting stock) may not engage in a business combination (as broadly defined in this Act) for a period of five years following the date he became an interested stockholder unless the business combination or the transaction by which the interested stockholder became an interested stockholder was approved prior to such date by the Board of Directors.
Article XV requires the approval of the stockholders in accordance with the increased voting requirements in connection with any such transactions except in cases where the proposed transaction has been approved in advance by at least two-thirds of the continuing directors (generally, those members of the Board of Directors who are not affiliated with the Related Person and were directors before the Related Person became a Related Person). The provisions of Article XV apply to any "Business Combination" which is defined to include
(i) any merger, share exchange or consolidation with or into a Related Person; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of assets to a Related Person (the term "substantial part" is defined to include more than 25% of total assets); (iii) any merger or consolidation of a Related Person; (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person; (v) the issuance of any securities to a Related Person;
(vi) the acquisition of any securities of a Related Person; (vii) any reclassification of the common stock, or any recapitalization involving the common stock; and (vii) any agreement, contract or other arrangement providing for any of the foregoing transactions.



RESTRICTIONS ON CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

    Article VIII of the Charter provides that special meetings of stockholders may be called only by the Board of Directors or a committee thereof. This provision may discourage stockholder attempts to disrupt the business between annual meetings of stockholders and may deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control.

ABSENCE OF CUMULATIVE VOTING

    Article VIII of the Charter provides that stockholders may not cumulate their votes in the election of directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders could, if they so chose, elect all directors, thus precluding minority stockholder representation on the Board of Directors.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES



    Article XIV of the Charter provides that for a period of five years following the completion of the conversion, no person may directly or indirectly acquire or offer to acquire the beneficial ownership of more than 10% of any class of equity security. In addition, for a period of five years following the completion of the conversion, each share beneficially owned in excess of the 10%, as determined by the Board of Directors, shall not be entitled to vote.

    Additionally, the Charter further restricts voting rights of shares of any class of equity security beneficially owned in excess of the 10% limit beyond five years after the conversion. During this period if any person acquires the beneficial ownership of more than 10% of any class of equity security without the prior approval by two-thirds of the continuing directors (as defined in the Charter), then, for each vote in excess of 10%, such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders.

    This provision does not apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities, (ii) any proxy granted to one or more of the holding company's "continuing directors," as defined, by a stockholder, (iii) any employee compensation plans thereof, or (iv) any transaction approved in advance by a majority of the continuing directors.

AUTHORIZED SHARES

    The Charter authorizes the issuance of up to 5,000,000 shares of serial preferred stock, which may be issued with rights and preferences which could impede an acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of common stock (the Charter authorizes the issuance of up to 20,000,000 shares of common stock), also could represent additional capital required to be purchased by the acquiror.



AMENDMENT TO CHARTER AND BYLAWS

    Amendments to the Charter must be approved by a majority of the Board of Directors and also by a majority of the outstanding shares entitled to vote in the election of directors cast at a meeting called for that purpose. However, approval by at least 80% of the outstanding voting stock is required to amend Charter provisions: (i) governing quorum requirements, the calling of special meetings and the absence of cumulative voting rights,
(ii) governing the number of directors, the filling of vacancies on the Board of Directors and classified terms of the Board of Directors, (iii) requiring written notice of nominations for the election of directors and new business proposals, (iv) governing removal of directors, (v) pertaining to the elimination of the liability of the directors for monetary damages, with certain exceptions, for breach of duty, (vi) providing for the indemnification of directors, officers, employees and agents, (vii) imposing restrictions on certain acquisitions of more than 10% of the stock, (viii) governing the requirement for the approval of certain business combinations,
(ix) about the consideration of certain nonmonetary factors in the event of an offer by another party, (x) making the Tennessee "Control Share Acquisition" Act applicable and (xi) governing the required stockholder vote for amending the Bylaws and Charter.

    The Bylaws may be amended by a majority vote of the Board of Directors or by the affirmative vote of at least 80% of the outstanding shares entitled to vote in the election of directors cast at a meeting called for that purpose. The Bylaws contain numerous powers about its governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in the Bylaws and to reduce the authority of the Board of Directors or impede its ability to manage, this provision could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

COMPENSATION AGREEMENTS AND PLANS

    In addition to the provisions of the Charter and Bylaws described above, certain existing and proposed compensation agreements and plans, contain provisions which also may discourage hostile takeover attempts which we might conclude are not in our best interests. For a description of certain compensation agreements and plans and provisions thereof relating to changes in control, see "MANAGEMENT-- Certain Compensation Agreements and Plans."



                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our holding company is authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of serial preferred stock. Our holding company expects to issue a maximum of 1,454,750 shares of common stock in the conversion and, subject to stockholder approval at least six months after the conversion, to reserve for future issuance under the option plan an amount of authorized but unissued shares of common stock equal to 10% of the shares to be issued in the conversion. Our holding company will not issue shares of serial preferred stock in the conversion and does not have any plans ever to issue any preferred stock but could, without stockholder approval, issue such stock with voting, conversion, liquidation or other rights which could adversely affect voting or other rights of the holders of the common stock. The capital stock of the holding company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

COMMON STOCK



    Voting Rights. Each share of common stock is identical with every other share of common stock. The holders of common stock will possess exclusive voting rights. In the event that shares of serial preferred stock are issued in the future, these serial preferred stock shares may also have voting rights as determined by the Board of Directors. As a stockholder, you have one vote for each share you hold of record and you are entitled to vote on all matters submitted to a vote of holders of shares of common stock. See "CERTAIN RESTRICTIONS ON ACQUISITION--Tennessee Anti-Takeover Statutes" and "CERTAIN ANTI-TAKEOVER PROVISIONS--Restrictions on Acquisitions of Securities" for information about a possible reduction in voting rights when certain events occur.

    DIVIDENDS. From time to time, dividends may be declared and paid to the holders of common stock, who will share equally in any such dividends. For information about cash dividends, see "DIVIDENDS" and "TAXATION."

    LIQUIDATION. In the event of a liquidation, dissolution or winding up, each holder of shares of common stock would be entitled to receive, after payment of all debts and liabilities, a pro rata portion of all assets available for distribution to holders of common stock. If any serial preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of common stock.

    RESTRICTIONS ON ACQUISITION OF COMMON STOCK. See "CERTAIN RESTRICTIONS ON ACQUISITIONS" and "CERTAIN ANTI-TAKEOVER PROVISIONS" for discussions of limitations on acquisition of shares of common stock.

    OTHER CHARACTERISTICS. Holders of common stock will not have preemptive rights with respect to any additional shares of common stock which may be issued. Common stock is not subject to call for redemption, and the outstanding shares of common stock, when issued and upon receipt of the full purchase price therefor, will be fully paid and nonassessable.

SERIAL PREFERRED STOCK

    None of the 5,000,000 authorized shares of serial preferred stock will be issued in the conversion. After the conversion is completed, the Board of Directors is authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. Serial preferred stock may rank prior to common stock as to dividend rights or liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors has no present intention to issue any of the serial preferred stock.

                           REGISTRATION REQUIREMENTS



    Following the completion of the conversion, we will register the common stock with the SEC pursuant to the Exchange Act. Federal regulations prohibit us from deregistering the common stock for at least three years following the completion of the conversion. Upon registering under the Exchange Act, the holding company will be subject to the proxy solicitation and annual and periodic reporting and other requirements of the Exchange Act.

                                 LEGAL MATTERS

    Housley Kantarian & Bronstein, P.C., Washington, D.C., will advise us about the legality of the common stock and federal income tax consequences of the conversion. Pugh & Company, P.C., certified public accountants, Knoxville, Tennessee, will advise us about the Tennessee income tax consequences of the conversion. Housley Kantarian & Bronstein, P.C. and Pugh & Company, P.C. have consented to the references herein to their opinions. Breyer & Aguggia, Washington, D.C., will advise Trident Securities about certain legal matters with respect to the conversion.



                                    EXPERTS

    We have included the Consolidated Financial Statements and related Notes of Newport Federal Savings and Loan Association and its subsidiary at December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 in this prospectus in reliance upon the report of Pugh & Company, P.C., appearing herein and upon the authority of said firm as experts in accounting and auditing.



    RP Financial has consented to the publication in this prospectus of the summary of its letter to us setting forth its opinion as to the estimated pro forma aggregate market value of the common stock to be issued in the conversion and the value of subscription rights to purchase common stock and to the use of its name and statements in this prospectus.



                             ADDITIONAL INFORMATION



    Our holding company has filed a Registration Statement on Form SB-2 (File No. 333- ) with the SEC to register the common stock under the Securities Act. This prospectus does not contain all the information in the Registration Statement, including the exhibits and certain parts omitted in accordance with the rules and regulations of the SEC. The exhibits include, among other things, the appraisal report prepared by RP Financial. You may inspect this information at the SEC's public reference facilities located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007, and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. You may also obtain copies of these materials by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information about registrants, including our holding company, that file electronically with the SEC. The address for the SEC's Website is "http://www.sec.gov." The statements contained in this prospectus referring to the contents of any agreement or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

    We have filed a Conversion Application on Form AC with the OTS. This prospectus omits certain information contained in the Form AC, including the exhibits of the Form AC. You may inspect the Form AC, including the exhibits, which include the appraisal report prepared by RP Financial, at no charge at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the OTS Central Regional Office, at 200 West Madison Avenue, Suite 1300, Chicago, Illinois 60606.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                                PAGE
                                                                                                                -----
Independent Auditor's Report...............................................................................       F-1
Consolidated Statements of Financial Condition as of June 30, 1997 and 1996 (unaudited) and December 31,
  1996 and 1995............................................................................................       F-2
Consolidated Statements of Income for the Six-Month Periods Ended June 30, 1997 and 1996 (unaudited) and
  the Years Ended December 31, 1996, 1995 and 1994.........................................................       F-3
Consolidated Statements of Changes in Equity for the Six-Month Periods Ended June 30, 1997 and 1996
  (unaudited) and the Years Ended December 31, 1996, 1995 and 1994.........................................       F-4
Consolidated Statements of Cash Flows for the Six-Month Periods Ended June 30, 1997 and 1996 (unaudited)
  and the Years Ended December 31, 1996, 1995 and 1994.....................................................       F-5
Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 1997 and 1996
  (unaudited) and the Years Ended December 31, 1996, 1995 and 1994.........................................       F-7



    All schedules are omitted because the required information is not applicable or is presented in the financial statements or related notes.

Separate financial statements of United Tennessee Bankshares, Inc. have not been included since it will not engage in material transactions until after conversion. United Tennessee Bankshares, Inc., which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                                 Newport, Tennessee

                       CONSOLIDATED FINANCIAL STATEMENTS

                               June 30, 1997 and 1996

                                     -AND -

                          December 31, 1996, 1995 and 1994

                                     [LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Newport Federal Savings
and Loan Association
Newport, Tennessee

    We have audited the accompanying consolidated statements of financial condition of Newport Federal Savings and Loan Association and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in equity, and cash flows for the years ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newport Federal Savings and Loan Association and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                                                      Certified Public
                                                      Accountants
                                                      Knoxville, Tennessee
                                                      January 17, 1997

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                             AS OF JUNE 30,              AS OF DECEMBER 31,
                                                      ----------------------------  ----------------------------
                                                          1997           1996           1996           1995
                                                      -------------  -------------  -------------  -------------
                                                       (UNAUDITED)    (UNAUDITED)
-ASSETS -
Cash and Amounts Due From Depository Institutions...  $   3,080,831  $   2,186,711  $   2,888,527  $   1,832,162
Investment Securities:
  Available for Sale, at Fair Value.................     13,768,743     11,298,284     11,688,661     10,285,859
  Held to Maturity, at Amortized Cost...............      1,058,744      1,045,710      1,212,377      1,046,208
Loans Receivable, Net...............................     45,624,985     42,789,289     44,229,918     40,364,779
Premises and Equipment, Net.........................        212,753        231,870        227,755        249,778
Foreclosed Real Estate--Held for Sale...............         41,186            -0-            -0-            -0-
Accrued Interest Receivable.........................        354,671        274,230        294,357        193,170
Other Assets........................................         46,721         23,096         69,780         47,049
                                                      -------------  -------------  -------------  -------------

TOTAL ASSETS........................................  $  64,188,634  $  57,849,190  $  60,611,375  $  54,019,005
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------

-LIABILITIES AND EQUITY - LIABILITIES
Deposits
  Demand............................................  $  15,412,060  $  15,104,383  $  15,354,820  $  15,003,381
  Term..............................................     41,312,736     36,542,620     38,412,125     32,950,786
                                                      -------------  -------------  -------------  -------------
    Total Deposits..................................     56,724,796     51,647,003     53,766,945     47,954,167

Accrued Interest Payable............................        253,697        210,604        225,997        197,622
Deferred Income Taxes...............................        500,213        295,361        484,548        404,431
Other Liabilities...................................        241,144         85,254         30,975         43,737
                                                      -------------  -------------  -------------  -------------
  Total Liabilities.................................     57,719,850     52,238,222     54,508,465     48,599,957
                                                      -------------  -------------  -------------  -------------

COMMITMENTS AND CONTINGENCIES.......................             --             --             --             --

EQUITY
  Retained Earnings.................................      5,868,107      5,417,897      5,631,487      5,048,020
  Net Unrealized Gain on Investment Securities--Net
    of Taxes........................................        600,677        193,071        471,423        371,028
                                                      -------------  -------------  -------------  -------------
    Total Equity....................................      6,468,784      5,610,968      6,102,910      5,419,048
                                                      -------------  -------------  -------------  -------------

TOTAL LIABILITIES AND EQUITY........................  $  64,188,634  $  57,849,190  $  60,611,375  $  54,019,005
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------


   The accompanying notes are an integral part of these financial statements.

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                FOR THE SIX MONTHS
                                                  ENDED JUNE 30,             FOR THE YEAR ENDED DECEMBER 31,
                                            ---------------------------  ----------------------------------------
                                                1997           1996          1996          1995          1994
                                            -------------  ------------  ------------  ------------  ------------
                                             (Unaudited)   (Unaudited)
INTEREST INCOME
  Loans...................................  $1,957,893     $  1,803,331  $  3,719,759  $  3,383,137  $  3,018,477
  Investment Securities...................     438,359          332,758       726,423       875,650       858,420
  Other Interest--Earning Assets..........      68,463           38,600        90,035        22,971        28,675
                                            -------------  ------------  ------------  ------------  ------------
    Total Interest Income.................   2,464,715        2,174,689     4,536,217     4,281,758     3,905,572

INTEREST EXPENSE ON DEPOSITS..............   1,303,488        1,134,872     2,399,548     2,217,664     1,654,637
                                            -------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME.......................   1,161,227        1,039,817     2,136,669     2,064,094     2,250,935

PROVISION FOR LOAN LOSSES.................      90,000              -0-           -0-           -0-        33,000
                                            -------------  ------------  ------------  ------------  ------------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES.............................   1,071,227        1,039,817     2,136,669     2,064,094     2,217,935
                                            -------------  ------------  ------------  ------------  ------------
NONINTEREST INCOME
  Deposit Account Service Charges.........      16,937           40,015        82,627        70,186        66,340
  Loan Service Charges and Fees...........      27,820           27,132        57,194        58,295        57,319
  Net Gain (Loss) on Sales of Investment
    Securities Available for Sale.........         -0-           (3,589)       (3,589)       26,789       (10,419)
  Other...................................       5,622           10,524        13,395        11,652         5,778
                                            -------------  ------------  ------------  ------------  ------------
    Total Noninterest Income..............      50,379           74,082       149,627       166,922       119,018
                                            -------------  ------------  ------------  ------------  ------------
NONINTEREST EXPENSE
  Compensation and Benefits...............     447,139          243,910       517,002       476,442       446,162
  Occupancy and Equipment.................      79,895           77,129       146,133       136,290       153,766
  Federal Deposit Insurance Premiums......      23,000           66,000       452,000       132,000       124,720
  Data Processing Fees....................      49,693           47,991       112,856       109,455        98,264
  Advertising and Promotion...............      23,840           26,609        53,468        52,775        49,397
  Loss on Foreclosed Real Estate..........         -0-              917           988           712           242
  Other...................................     101,699           96,966       195,582       174,453       165,295
                                            -------------  ------------  ------------  ------------  ------------
    Total Noninterest Expense.............     725,266          559,522     1,478,029     1,082,127     1,037,846
                                            -------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAXES................     396,340          554,377       808,267     1,148,889     1,299,107

INCOME TAXES..............................     159,720          184,500       224,800       434,737       456,317
                                            -------------  ------------  ------------  ------------  ------------
NET INCOME................................  $  236,620     $    369,877  $    583,467  $    714,152  $    842,790
                                            -------------  ------------  ------------  ------------  ------------
                                            -------------  ------------  ------------  ------------  ------------


   The accompanying notes are an integral part of these financial statements.

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                 For the Three Years Ended December 31, 1996
          And For the Six Month Period Ended June 30, 1997 (Unaudited)



                                                                                              NET
                                                                                          UNREALIZED
                                                                                             GAIN
                                                                                           (LOSS) ON
                                                                              RETAINED    INVESTMENT      TOTAL
                                                                              EARNINGS    SECURITIES      EQUITY
                                                                            ------------  -----------  ------------
BALANCES, JANUARY 1, 1994.................................................  $  3,491,078   $ 343,952   $  3,835,030

Net Income................................................................       842,790         -0-        842,790

Change in Net Unrealized Gain (Loss) on Investment Securities.............           -0-    (415,925)      (415,925)
                                                                            ------------  -----------  ------------
BALANCES, DECEMBER 31, 1994...............................................     4,333,868     (71,973)     4,261,895

Net Income................................................................       714,152         -0-        714,152

Change in Net Unrealized Gain (Loss) on Investment Securities.............           -0-     443,001        443,001
                                                                            ------------  -----------  ------------
BALANCES, DECEMBER 31, 1995...............................................     5,048,020     371,028      5,419,048

Net Income................................................................       583,467         -0-        583,467

Change in Net Unrealized Gain (Loss) on Investment Securities.............           -0-     100,395        100,395
                                                                            ------------  -----------  ------------
BALANCES, DECEMBER 31, 1996...............................................     5,631,487     471,423      6,102,910

Net Income (Unaudited)....................................................       236,620         -0-        236,620

Change in Net Unrealized Gain (Loss) on Investment Securities
  (Unaudited).............................................................           -0-     129,254        129,254
                                                                            ------------  -----------  ------------
BALANCES, JUNE 30, 1997 (UNAUDITED).......................................  $  5,868,107   $ 600,677   $  6,468,784
                                                                            ------------  -----------  ------------
                                                                            ------------  -----------  ------------


   The accompanying notes are an integral part of these financial statements.

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         FOR THE SIX MONTHS
                                                           ENDED JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                                                    ----------------------------  -------------------------------------
                                                        1997           1996
                                                     (UNAUDITED)    (UNAUDITED)      1996         1995         1994
                                                    -------------  -------------  -----------  -----------  -----------
OPERATING ACTIVITIES
  Net Income......................................    $236,620       $369,877     $   583,467  $   714,152  $   842,790
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Provision for Loan Losses...................      90,000            -0-             -0-          -0-       33,000
      Depreciation................................      24,000         24,000          44,450       49,613       41,645
      Amortization of Investment Securities
        Premiums and  Discounts, Net..............     (12,649)         3,535          (7,612)      25,389       46,408
      Increase in Unearned Loan Fees..............      10,169          7,880          13,150       32,969       12,773
      Net (Gain) on Sales of Foreclosed
        Real Estate...............................         -0-         (5,377)         (5,377)      (4,129)        (178)
      Federal Home Loan Bank Stock Dividends......     (18,100)        (8,200)        (34,000)     (30,400)     (22,600)
      Net (Gain) Loss on Sales of Investment
        Securities Available for Sale.............         -0-          3,589           3,589      (26,789)      10,419
      Deferred Income Taxes (Benefit).............     (63,555)           -0-          18,584      166,993       20,800
      (Increase) Decrease in:
        Accrued Interest Receivable...............     (60,314)       (81,060)       (101,187)     (38,280)     (46,361)
        Other Assets..............................      23,059         23,953         (22,731)      (7,457)     (15,624)
      Increase (Decrease) in:
        Accrued Interest Payable..................      27,700         12,982          28,375       23,518      114,603
        Accrued Income Taxes......................         -0-            -0-             -0-          -0-      (24,340)
        Other Liabilities.........................     210,169         41,517         (12,762)       2,440        5,650
                                                    -------------  -------------  -----------  -----------  -----------
          Total Adjustments.......................     230,479         22,819         (75,521)     193,867      176,195
                                                    -------------  -------------  -----------  -----------  -----------
Net Cash Provided by Operating Activities.........     467,099        392,696         507,946      908,019    1,018,985
                                                    -------------  -------------  -----------  -----------  -----------
INVESTING ACTIVITIES
  Purchases of Investment Securities Available
    for Sale......................................  (2,496,641)    (3,473,445)     (3,965,945)  (1,038,511)  (3,900,550)
  Proceeds From Sales of Investment Securities
    Available for Sale............................         -0-      1,003,203       1,003,203    4,191,894    1,139,939
  Proceeds From Maturities of Investment
    Securities Available for Sale.................         -0-        500,000         500,000          -0-          -0-
  Principal Payments Received on Investment
    Securities Available for Sale.................     657,265        672,364       1,260,389    1,188,975    1,462,766
  Purchases of Investment Securities Held to
    Maturity......................................    (137,850)           -0-        (166,667)         -0-          -0-
  Proceeds From Maturities of Investment
    Securities Held to Maturity...................     290,000            -0-             -0-      260,000      150,000
  Net Increase in Loans...........................  (1,536,422)    (2,427,013)     (3,872,912)  (3,814,824)  (2,533,183)
  Purchases of Plant and Equipment, Net...........      (8,998)        (6,092)        (22,427)     (12,274)    (113,238)
  Proceeds From Sales of Foreclosed Real Estate...         -0-            -0-             -0-       25,162        4,726
                                                    -------------  -------------  -----------  -----------  -----------
Net Cash Provided by (Used in) Investing
  Activities......................................  (3,232,646)    (3,730,983)     (5,264,359)     800,422   (3,789,540)
                                                    -------------  -------------  -----------  -----------  -----------


                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                         FOR THE SIX MONTHS
                                                           ENDED JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                                                     --------------------------  ---------------------------------------
                                                         1997          1996
                                                     (UNAUDITED)   (UNAUDITED)       1996          1995         1994
                                                     ------------  ------------  ------------  ------------  -----------
FINANCING ACTIVITIES
  Net Increase (Decrease) in Deposits..............     2,957,851     3,692,836     5,812,778      (806,377)   1,450,338
                                                     ------------  ------------  ------------  ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................       192,304       354,549     1,056,365       902,064   (1,320,217)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....     2,888,527     1,832,162     1,832,162       930,098    2,250,315
                                                     ------------  ------------  ------------  ------------  -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........  $  3,080,831  $  2,186,711  $  2,888,527  $  1,832,162  $   930,098
                                                     ------------  ------------  ------------  ------------  -----------
                                                     ------------  ------------  ------------  ------------  -----------
Supplementary Disclosures of Cash Flow Information:
  Cash Paid During the Period for:
  Interest.........................................  $  1,275,788  $  1,121,890  $  2,371,173  $  2,194,146  $ 1,540,034
  Income Taxes.....................................  $    161,291  $    133,000  $    231,305  $    269,749  $   459,114

Supplementary Disclosures of Noncash Investing
  Activities:
    Transfer of Mortgage-Backed and Related
      Securities From Held to Maturity Category to
      Available for Sale Category..................  $        -0-  $        -0-  $        -0-  $  3,218,265  $       -0-
    Sale of Foreclosed Real Estate by Origination
      of Mortgage Loans............................  $        -0-  $     61,000  $     61,000  $    109,395  $    13,000
    Acquisition of Foreclosed Real Estate..........  $     41,186  $     49,380  $     49,380  $     94,554  $    53,422
    Change in Unrealized Gain on Investment
      Securities Available for Sale................  $    208,474  $   (287,027) $    161,928  $    714,517  $  (670,846)
    Change in Deferred Income Taxes Associated
      With Unrealized Gain on Investment
      Securities Available for Sale................  $     79,220  $   (109,070) $     61,533  $    271,516  $  (254,921)
    Change in Net Unrealized Gain on Investment
      Securities Available for Sale................  $    129,254  $   (177,957) $    100,395  $    443,001  $  (415,925)


   The accompanying notes are an integral part of these financial statements.

                  NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       June 30, 1997 and 1996 (Unaudited)
                                     -AND -
                        December 31, 1996, 1995 and 1994

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES


    Interim Financial Information (Unaudited)--The unaudited interim financial statements for the six month periods ended June 30, 1997 and 1996 and as of June 30, 1997 and 1996, have been prepared on the same basis as the Association's audited financial statements as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Association as of June 30, 1997 and 1996, and the results of operations and cash flows for the six month periods ended June 30, 1997 and 1996 have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year.



    Basis of Consolidation--The consolidated financial statements include the accounts of Newport Federal Savings and Loan Association and its wholly owned subsidiary, NFS Service Corporation. The subsidiary is a service corporation whose only asset is a $15,000 investment in Data Services Corporation of Cincinnati, Ohio, (see Note 2) which provides data processing services to the Association. The subsidiary has liabilities of $698 payable to the Association and shareholder's equity of $14,302 and as of June 30, 1997 and 1996 (unaudited), and also as of December 31, 1996 and 1995. Results of operations of the subsidiary were $-0- for each of the six month periods ended June 30, 1997 and 1996 (unaudited), and also for each of the years ended December 31, 1996, 1995 and 1994. All intercompany accounts have been eliminated.


    Nature of Operations--The Association provides a variety of financial services to individuals and corporate customers through its two offices in Newport, Tennessee. The Association's primary deposit products are interest-bearing savings accounts and certificates of deposit. Its primary lending products are one-to-four family first mortgage loans.

    Use of Estimates--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.


    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and economic conditions that may affect the borrowers' ability to pay.

    Real estate acquired through, or in lieu of, loan foreclosure is carried at the lower of cost or fair value less estimated costs to sell. Cost includes the balance of the loan plus acquisition costs and improvements made thereafter to facilitate sale. Costs related to the holding of the real estate are expensed.

    Cash and Cash Equivalents--Cash and cash equivalents include "Cash and Amounts Due from Depository Institutions."

    Cash and Amounts Due From Depository Institutions--Cash and amounts due from depository institutions includes the following approximate amounts on deposit with the Federal Home Loan Bank of Cincinnati:


                                                             06/30/97      06/30/96      12/31/96      12/31/95
                                                           ------------  ------------  ------------  ------------
                                                           (UNAUDITED)   (UNAUDITED)
        Unrestricted Deposits............................  $  2,431,000  $  1,492,000  $  2,270,000  $  1,245,000


    Investment Securities--In accordance with SFAS No. 115, the Association has segregated its securities into the following categories:

    (a) Held to Maturity--These debt securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income, using a method which approximates the level yield method. In placing securities in this category, the Association has expressed a positive intent and ability to hold such securities until they mature. The Association has classified all of its obligations of states and political subdivisions in its held to maturity portfolio.

    (b) Available for Sale--All other debt and equity securities have been placed in this category. These securities are carried at fair value based on quoted market prices. Any unrealized gain or loss is reported in the consolidated statements of financial condition as a component of equity, net of any deferred tax effect.

    Realized gains or losses on the sales of securities available for sale are based on the net proceeds and amortized cost of the securities sold, using the specific identification method. See Note 2 for additional information on investment securities.


    Loan Fees--Loan fees, net of initial direct costs related to initiating and closing loans, have been deferred and are being amortized into interest income over the contractual lives of the loans as an adjustment of yield, using the level yield method.



    Recognition of Interest on Loans--Unearned interest on installment loans is recognized as income over the terms of the loans using a declining balance method. Interest on other loans is calculated by using the simple interest method on the principal outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that the collection of interest is doubtful. The Association's nonaccrual policy conforms to regulatory requirements that generally require the placement of loans which are ninety or more days past due on nonaccrual status, unless the loan is both well secured and in the process of collection.


    Premises and Equipment, Net--Premises and equipment are stated at cost less accumulated depreciation. Depreciation, computed principally using the straight-line method for financial accounting purposes and accelerated methods for income tax reporting purposes, is based on estimated useful lives of five to thirty years.

Income Taxes--Income taxes are provided in accordance with SFAS No. 109 for the tax effects of the transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of investment securities, allowance for loan losses, deferred loan fees, and accumulated depreciation for financial accounting and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. An appropriate provision is made in the consolidated financial statements for deferred income taxes in recognition of these differences.

NOTE 2--INVESTMENT SECURITIES:

The amortized cost and estimated fair value of investment securities classified as available for sale are as follows:



                                                    INVESTMENT SECURITIES AVAILABLE FOR SALE
                                             -------------------------------------------------------
                                                               GROSS         GROSS       ESTIMATED
                                               AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                 COST          GAINS        LOSSES         VALUE
                                             -------------  ------------  -----------  -------------

As of June 30, 1997 (Unaudited):
Debt Securities:
U.S. Treasury Securities and Obligations of
  U.S. Government Corporations and
  Agencies.................................  $   4,480,138  $     21,175  $   (14,667) $   4,486,646
Mortgage-Backed Securities.................      7,748,423        95,897      (87,243)     7,757,077
                                             -------------  ------------  -----------  -------------
Total Debt Securities......................     12,228,561       117,072     (101,910)    12,243,723
                                             -------------  ------------  -----------  -------------
Equity Securities:
Federal Home Loan Bank of Cincinnati
  Stock....................................        528,900           -0-          -0-        528,900
Federal Home Loan Mortgage Corporation
  Preferred Stock..........................         27,448       953,672          -0-        981,120
Data Services Corporation Stock............         15,000           -0-          -0-         15,000
                                             -------------  ------------  -----------  -------------
Total Equity Securities....................        571,348       953,672          -0-      1,525,020
                                             -------------  ------------  -----------  -------------
                                             $  12,799,909  $  1,070,744  $  (101,910) $  13,768,743
                                             -------------  ------------  -----------  -------------
                                             -------------  ------------  -----------  -------------
As of June 30, 1996 (Unaudited):
Debt Securities:
U.S. Treasury Securities and Obligations of
  U.S. Government Corporations and
  Agencies.................................  $   2,478,218  $        -0-  $   (49,148) $   2,429,070
Mortgage-Backed Securities.................      7,981,213       42,725      (253,908)     7,770,030
                                             -------------  ------------  -----------  -------------
Total Debt Securities......................     10,459,431        42,725     (303,056)    10,199,100
                                             -------------  ------------  -----------  -------------
Equity Securities:
Federal Home Loan Bank of Cincinnati
  Stock....................................        485,000           -0-          -0-        485,000
Federal Home Loan Mortgage Corporation
  Preferred Stock..........................         27,448       571,736          -0-        599,184
Data Services Corporation Stock............         15,000           -0-          -0-         15,000
                                             -------------  ------------  -----------  -------------
Total Equity Securities....................        527,448       571,736          -0-      1,099,184
                                             -------------  ------------  -----------  -------------
                                             $  10,986,879  $    614,461  $  (303,056) $  11,298,284
                                             -------------  ------------  -----------  -------------
                                             -------------  ------------  -----------  -------------

                                             INVESTMENT SECURITIES AVAILABLE FOR SALE
                               ---------------------------------------------------------------------
                                                                GROSS        GROSS       ESTIMATED
                                         AMORTIZED            UNREALIZED  UNREALIZED       FAIR
                                           COST                 GAINS       LOSSES         VALUE
                               -----------------------------  ----------  -----------  -------------

As of December 31, 1996:
Debt Securities:
U.S. Treasury Securities and
  Obligations of U.S.
  Government Corporations and
  Agencies...................            $2,977,719          $   22,151   $ (11,212)  $   2,988,658
Mortgage-Backed Securities...             7,397,334              87,245     (83,884)      7,400,695
                                       ------------          ----------  -----------  -------------
Total Debt Securities........            10,375,053             109,396     (95,096)     10,389,353
                                       ------------          ----------  -----------  -------------
Equity Securities:
Federal Home Loan Bank of
  Cincinnati Stock...........               510,800                  -0-         -0-         510,800
Federal Home Loan Mortgage
  Corporation Preferred
  Stock......................                27,448             746,060          -0-         773,508
Data Services Corporation
  Stock......................                15,000                  -0-         -0-          15,000
                                       ------------          ----------  -----------   -------------
Total Equity Securities......               553,248             746,060          -0-       1,299,308
                                       ------------          ----------  -----------   -------------
                                        $10,928,301          $  855,456   $ (95,096)   $  11,688,661
                                       ------------          ----------  -----------   -------------
                                       ------------          ----------  -----------   -------------
As of December 31, 1995:
Debt Securities:
U.S. Treasury Securities and
  Obligations of U.S.
  Government
Corporations and Agencies....           $1,515,904           $      -0- $  (2,745)  $   1,513,159
Mortgage-Backed Securities...            7,652,275              85,324    (41,867)      7,695,732
                                       ------------          ----------  -----------   -------------
Total Debt Securities........            9,168,179              85,324     (44,612)      9,208,891
                                       ------------          ----------  -----------   -------------
Equity Securities:
Federal Home Loan Bank of
  Cincinnati Stock...........              476,800                  -0-         -0-       476,800
Federal Home Loan Mortgage
  Corporation Preferred
  Stock......................               27,448              557,720         -0-       585,168
Data Services Corporation Stock             15,000                  -0-         -0-        15,000
                                       ------------          ----------  -----------   ----------
Total Equity Securities......              519,248             557,720          -0-     1,076,968
                                       ------------          ----------  -----------   ----------
                                        $9,687,427          $  643,044   $ (44,612) $  10,285,859
                                       ------------          ----------  -----------   ----------
                                       ------------          ----------  -----------   ----------

Gross realized gains and losses from sales of investment securities classified as available for sale are as follows:




                                                            FOR THE SIX MONTHS
                                                              ENDED JUNE 30,         FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------  --------------------------------
                                                            1997           1996
                                                         (UNAUDITED)    (UNAUDITED)    1996       1995        1994
                                                       ---------------  -----------  ---------  ---------  ----------
Gross Realized Gains.................................     $     -0-      $     -0-   $     -0-  $  40,039  $      589
Gross Realized Losses................................           -0-         (3,589)     (3,589)   (13,250)    (11,008)
                                                                ---     -----------  ---------  ---------  ----------
                                                          $     -0-      $  (3,589)  $  (3,589) $  26,789  $  (10,419)
                                                                ---     -----------  ---------  ---------  ----------
                                                                ---     -----------  ---------  ---------  ----------


Mortgage-backed securities consist of the following:




                     JUNE 30, 1997               JUNE 30, 1996             DECEMBER 31, 1996           DECEMBER 31, 1995
              ---------------------------  --------------------------  --------------------------  --------------------------
                              ESTIMATED                   ESTIMATED                    ESTIMATED                   ESTIMATED
               AMORTIZED       MARKET       AMORTIZED      MARKET        AMORTIZED      MARKET       AMORTIZED      MARKET
                  COST          VALUE          COST         VALUE          COST         VALUE          COST         VALUE
              -------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
               (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
FNMA
  Certificates.. $886,704    $    885,312  $  1,077,648  $  1,051,212  $    975,004  $    972,168  $  1,255,587  $  1,257,210
GNMA
  Certificates.. 2,141,727      2,236,164     2,463,176     2,505,829     2,326,619     2,412,301     2,618,149     2,685,765
FHLMC
  Certificates.. 4,719,992     4,635,601     4,440,389     4,212,989     4,095,711     4,016,226     3,778,539      3,752,757
              -------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
              $7,748,423     $  7,757,077  $  7,981,213  $  7,770,030  $  7,397,334  $  7,400,695  $  7,652,275  $  7,695,732
              -------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------
              -------------  ------------  ------------  ------------  ------------  ------------  ------------  ------------




The amortized cost and estimated fair value of investment securities classified as held to maturity are as follows:

                                                                      INVESTMENT SECURITIES HELD TO MATURITY
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS      ESTIMATED
                                                                AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                   COST         GAINS       LOSSES        VALUE
                                                               ------------  -----------  -----------  ------------
As of June 30, 1997 (Unaudited): Obligations of States and
  Political Subdivisions.....................................  $  1,058,744   $  19,886    $     -0-   $  1,078,630
                                                               ------------   ---------    ----------  ------------
                                                               ------------   ---------    ----------  ------------
As of June 30, 1996 (Unaudited): Obligations of States and
  Political Subdivisions.....................................  $  1,045,710   $  25,942    $  (2,435)  $  1,069,217
                                                               ------------   ---------    ----------  ------------
                                                               ------------   ---------    ----------  ------------
As of December 31, 1996: Obligations of States and Political
  Subdivisions...............................................  $  1,212,377   $  28,333    $     -0-   $  1,240,710
                                                               ------------   ---------    ----------  ------------
                                                               ------------   ---------    ----------  ------------
As of December 31, 1995: Obligations of States and Political
  Subdivisions...............................................  $  1,046,208   $  41,476    $     -0-   $  1,087,684
                                                               ------------   ---------    ----------  ------------
                                                               ------------   ---------    ----------  ------------




The obligations of states and political subdivisions shown above are issued by state and local governmental instrumentalities in the State of Tennessee and are backed by the full faith and credit of said issuing instrumentalities.





The amortized cost and estimated fair value of debt securities as of June 30, 1997 (unaudited), and December 31, 1996, by contractual maturity, are as follows:



                                                              AS OF JUNE 30, 1997 (UNAUDITED)
                                                         ------------------------------------------
                                                              AVAILABLE FOR SALE            HELD TO MATURITY
                                                         ----------------------------  --------------------------
                                                                          ESTIMATED                   ESTIMATED
                                                           AMORTIZED        FAIR        AMORTIZED        FAIR
                                                             COST           VALUE          COST         VALUE
                                                         -------------  -------------  ------------  ------------
Due in One Year or Less................................  $         -0-  $         -0-  $        -0-  $        -0-
Due After One Year Through Five Years..................      8,129,925      8,083,648       277,850       278,178
Due After Five Years Through Ten Years.................      1,956,909      1,923,911       780,894       800,452
Due After Ten Years....................................      2,141,727      2,236,164           -0-           -0-
                                                         -------------  -------------  ------------  ------------
                                                         $  12,228,561  $  12,243,723  $  1,058,744  $  1,078,630
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------

                                                                         AS OF DECEMBER 31, 1996
                                                         --------------------------------------------------------
                                                              AVAILABLE FOR SALE            HELD TO MATURITY
                                                         ----------------------------  --------------------------
                                                                          ESTIMATED                   ESTIMATED
                                                           AMORTIZED        FAIR        AMORTIZED        FAIR
                                                             COST           VALUE          COST         VALUE
                                                         -------------  -------------  ------------  ------------
Due in One Year or Less................................  $         -0-  $         -0-  $    115,109  $    116,225
Due After One Year Through Five Years..................      6,560,967      6,513,756       315,601       322,017
Due After Five Years Through Ten Years.................      1,487,467      1,463,296       781,667       802,468
Due After Ten Years....................................      2,326,619      2,412,301           -0-           -0-
                                                         -------------  -------------  ------------  ------------
                                                         $  10,375,053  $  10,389,353  $  1,212,377  $  1,240,710
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------


The Association did not sell any investment securities classified as held to maturity or transfer any investments between categories during the periods ended June 30, 1997 and 1996 (unaudited).



The Association did not sell any investment securities classified as held to maturity during the years ended December 31, 1996, 1995, and 1994. In 1995, in accordance with paragraph 61 of the FASB Special Report No. 155-B, the Association transferred mortgage-backed and related securities with an amortized cost of $3,218,265 from its held to maturity category to its available for sale category. These securities had a net unrealized loss of approximately $26,000 on the date transferred. There were no transfers between categories in 1996 or 1994.



Investments with book values of approximately $1,600,000 and $1,400,000 (which approximates market values) as of June 30, 1997 and 1996 (unaudited), respectively, were pledged to secure deposits of public funds. Investments with book values of approximately $1,400,000 (which approximates market values) as of both December 31, 1996 and 1995, respectively, were pledged to secure deposits of public funds.


NOTE 3--LOANS RECEIVABLE

The Association provides mortgage and consumer lending services to individuals primarily in the East Tennessee area. Loans receivable are summarized as follows:



                                                             AS OF JUNE 30,              AS OF DECEMBER 31,
                                                      ----------------------------  ----------------------------
                                                          1997           1996           1996           1995
                                                      -------------  -------------  -------------  -------------
                                                       (Unaudited)    (Unaudited)
First mortgage loans (principally conventional):
  Secured by one-to-four family residences..........  $  39,662,996  $  38,327,849  $  39,549,254  $  36,534,109
  Secured by other properties.......................      3,284,932      2,095,374      2,264,532      1,369,572
  Construction loans................................      3,023,800      2,369,700      1,889,100      2,340,900
                                                      -------------  -------------  -------------  -------------
                                                         45,971,728     42,792,923     43,702,886     40,244,581
Less:
  Undisbursed portion of construction loans.........      1,721,830      1,156,393        688,450        979,822
  Net deferred loan origination fees................        266,854        256,685        261,955        248,805
                                                      -------------  -------------  -------------  -------------
    Net first mortgage loans........................     43,983,044     41,379,845     42,752,481     39,015,954
                                                      -------------  -------------  -------------  -------------




                                                             AS OF JUNE 30,              AS OF DECEMBER 31,
                                                      ----------------------------  ----------------------------
                                                          1997           1996           1996           1995
                                                      -------------  -------------  -------------  -------------
                                                       (Unaudited)    (Unaudited)
Consumer and commercial loans:
  Loans to depositors, secured by deposits..........        569,853        558,536        509,139        587,651
  Automobile........................................        708,247        607,922        664,253        513,868
  Home equity and second mortgage...................        241,655        236,329        233,882        232,540
  Other.............................................        698,844        501,500        564,579        512,932
                                                      -------------  -------------  -------------  -------------
                                                          2,218,599      1,904,287      1,971,853      1,846,991
Less unearned interest..............................            231          1,177            698          1,721
                                                      -------------  -------------  -------------  -------------
  Net consumer and commercial loans.................      2,218,368      1,903,110      1,971,155      1,845,270
                                                      -------------  -------------  -------------  -------------
Less allowance for loan losses......................        576,427        493,666        493,718        496,445
                                                      -------------  -------------  -------------  -------------
                                                      $  45,624,985  $  42,789,289  $  44,229,918  $  40,364,779
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------


Activity in the allowance for loan losses consists of the following:


                                                               FOR THE SIX MONTHS
                                                                 ENDED JUNE 30,        FOR THE YEAR ENDED DECEMBER 31,
                                                            ------------------------  ----------------------------------
                                                               1997         1996         1996        1995        1994
                                                            -----------  -----------  ----------  ----------  ----------
                                                            (Unaudited)  (Unaudited)
Allowance at beginning of period..........................   $ 493,718    $ 496,445   $  496,445  $  498,452  $  474,809
  Provision charged to expense............................      90,000          -0-          -0-         -0-      33,000
  Recoveries of loans previously charged off..............         429        2,570        4,411      10,251       2,545
  Loans charged off.......................................      (7,720)      (5,349)      (7,138)    (12,258)    (11,902)
                                                            -----------  -----------  ----------  ----------  ----------
Allowance at end of period................................   $ 576,427    $ 493,666   $  493,718  $  496,445  $  498,452
                                                            -----------  -----------  ----------  ----------  ----------
                                                            -----------  -----------  ----------  ----------  ----------



The Association has recognized the following amounts related to impaired loans in conformity with FASB Statements No. 114 and No. 118:




                                                                     AS OF JUNE 30,         AS OF DECEMBER 31,
                                                                ------------------------  ----------------------
                                                                   1997         1996         1996        1995
                                                                -----------  -----------  ----------  ----------
                                                                (Unaudited)  (Unaudited)
Recorded value of all impaired loans..........................   $ 646,000    $ 382,000   $  380,000  $  294,000
Average individual loan balance...............................   $  25,000    $  22,000   $   25,000  $   18,000
Total allowance for loan losses related to impaired loans.....   $  32,000    $  19,000   $      -0-  $    8,000




The Association records payments received on impaired loans that are well secured and in the process of collection on the cash receipts method, whereby payments are first applied to accrued interest and then to reduce principal balances. Payments received on impaired loans which do not represent a remote chance of further loss to the Association are credited to the loan's principal balance under the cost recovery method. The following is a summary of cash receipts on impaired loans and how they were applied during the periods indicated:




                                                                      FOR THE SIX MONTHS         FOR THE YEAR
                                                                        ENDED JUNE 30,        ENDED DECEMBER 31,
                                                                   ------------------------  --------------------
                                                                      1997         1996        1996       1995
                                                                   -----------  -----------  ---------  ---------
                                                                   (Unaudited)  (Unaudited)
Cash receipts applied to reduce principal balance................   $  23,570    $  15,631   $  36,747  $  23,160
Cash receipts recognized as interest income......................       7,312        4,945      33,061     26,263
                                                                   -----------  -----------  ---------  ---------
Total cash receipts..............................................   $  30,882    $  20,576   $  69,808  $  49,423
                                                                   -----------  -----------  ---------  ---------
                                                                   -----------  -----------  ---------  ---------


NOTE 4--PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:


                                                                     AS OF JUNE 30,         AS OF DECEMBER 31,
                                                                ------------------------  ----------------------
                                                                   1997         1996         1996        1995
                                                                -----------  -----------  ----------  ----------
                                                                (Unaudited)  (Unaudited)
Land..........................................................   $  46,000    $  46,000   $   46,000  $   46,000
Buildings.....................................................     606,430      606,430      606,430     606,430
Furniture and equipment.......................................     246,127      240,464      256,799     234,372
                                                                -----------  -----------  ----------  ----------
                                                                   898,557      892,894      909,229     886,802
Less accumulated depreciation.................................     685,804      661,024      681,474     637,024
                                                                -----------  -----------  ----------  ----------
                                                                 $ 212,753    $ 231,870   $  227,755  $  249,778
                                                                -----------  -----------  ----------  ----------
                                                                -----------  -----------  ----------  ----------



Depreciation expense for the six month period ended June 30, 1997 and 1996 (unaudited) totalled $24,000 and $24,000, respectively. Depreciation expense for the years ended December 31, 1996, 1995 and 1994 totalled $44,450, $49,613 and $41,645, respectively.


NOTE 5--DEPOSITS

    A summary of deposits is as follows:


                                                             AS OF JUNE 30,              AS OF DECEMBER 31,
                                                      ----------------------------  ----------------------------
                                                          1997           1996           1996           1995
                                                      -------------  -------------  -------------  -------------
                                                       (Unaudited)    (Unaudited)
Demand Deposits:
  Now Accounts......................................  $   3,895,876  $   3,056,885  $   3,387,886  $   2,812,048
  Money Market Deposit Accounts.....................      1,835,265      2,226,483      2,273,793      2,033,635
  Passbook Savings..................................      9,680,919      9,821,015      9,693,141     10,157,698
                                                      -------------  -------------  -------------  -------------
    Total Demand Deposits...........................     15,412,060     15,104,383     15,354,820     15,003,381
                                                      -------------  -------------  -------------  -------------
Term Deposits:
  Less than $100,000................................     27,514,208     25,475,961     26,421,000     24,449,952
  $100,000 or More..................................     13,798,528     11,066,659     11,991,125      8,500,834
                                                      -------------  -------------  -------------  -------------
    Total Term Deposits.............................     41,312,736     36,542,620     38,412,125     32,950,786
                                                      -------------  -------------  -------------  -------------
                                                      $  56,724,796  $  51,647,003  $  53,766,945  $  47,954,167
                                                      -------------  -------------  -------------  -------------
                                                      -------------  -------------  -------------  -------------



Deposits in excess of $100,000 are not federally insured.


The scheduled maturities of certificates of deposit are as follows:



                                                                                     AS OF            AS OF
                                                                                 JUNE 30, 1997  DECEMBER 31, 1996
                                                                                 -------------  -----------------
                                                                                  (Unaudited)
1997...........................................................................  $  30,457,881    $  34,255,238
1998...........................................................................     10,413,962        3,884,456
1999...........................................................................        345,893          177,431
2000...........................................................................         95,000           95,000
                                                                                 -------------  -----------------
                                                                                 $  41,312,736    $  38,412,125
                                                                                 -------------  -----------------
                                                                                 -------------  -----------------


NOTE 6--INCOME TAXES

Income taxes as shown in the consolidated statements of income differ from the amount computed using the statutory federal income tax rate for the following reasons:


                                     FOR THE SIX MONTHS ENDED JUNE 30,
                        ----------------------------------------------------------
                                    1997                          1996
                        ----------------------------  ----------------------------
                                          PERCENT                       PERCENT
                                         OF PRETAX                     OF PRETAX
                           AMOUNT         INCOME         AMOUNT         INCOME
                        -----------  ---------------  -----------  ---------------
                        (UNAUDITED)     (UNAUDITED)    (UNAUDITED)    (UNAUDITED)

Federal income
  tax at statutory
  rate..............     $ 134,756           34.0%     $ 188,488           34.0%
Increase (Decrease)
 resulting from tax
  effects of:
   Nontaxable
    interest........        (9,550)          (2.4)       (10,301)          (1.8)
   Tax bad debt
    deduction
    based on a
    percentage of
    taxable income..            -0-             (0)           -0-             (0)
   State excise
    tax and other,
    net.............        34,514            8.7          6,313            1.1
                        -----------           ---     -----------           ---
                         $ 159,720           40.3%     $ 184,500           33.3%
                        -----------           ---     -----------           ---
                        -----------           ---     -----------           ---



                                           FOR THE YEAR ENDED DECEMBER 31,
                        -----------------------------------------------------------------------
                                 1996                     1995                     1994
                        -----------------------  -----------------------  ---------------------
                         PERCENT                  PERCENT                PERCENT
                        OF PRETAX                OF PRETAX              OF PRETAX
                          AMOUNT      INCOME       AMOUNT      INCOME       AMOUNT    INCOME
                        ----------  -----------  ----------  -----------  ---------- ----------
Federal income
  tax at statutory
  rate..............    $  274,811        34.0%  $  390,622        34.0%  $  441,696    34.0%
Increase (Decrease)
 resulting from tax
  effects of:
   Nontaxable
    interest........       (20,840)       (2.6)     (23,725)       (2.1)     (24,061)    (1.9)
   Tax bad debt
    deduction
    based on a
    percentage of
    taxable income..            -0-          (0)     (25,638)       (2.2)     (20,953)   (1.6)
   State excise
    tax and other,
    net.............       (29,171)       (3.6)      93,478         8.1       59,635      4.6
                        ----------         ---   ----------         ---   ----------      ----
                        $  224,800        27.8%  $  434,737        37.8%  $  456,317     35.1%
                        ----------         ---   ----------         ---   ----------   ---------
                        ----------         ---   ----------         ---   ----------   ---------




Income taxes consist of:



                                                       FOR THE SIX MONTHS
                                                         ENDED JUNE 30,        FOR THE YEAR ENDED DECEMBER 31,
                                                    ------------------------  ----------------------------------
                                                       1997         1996
                                                    -----------  -----------  ----------  ----------  ----------
                                                    (UNAUDITED)  (UNAUDITED)     1996        1995        1994
Current...........................................   $ 223,275    $ 184,500   $  206,216  $  267,744  $  435,517
Deferred Benefit..................................     (63,555)         -0-       18,584     166,993      20,800
                                                    -----------  -----------  ----------  ----------  ----------
                                                     $ 159,720    $ 184,500   $  224,800  $  434,737  $  456,317
                                                    -----------  -----------  ----------  ----------  ----------
                                                    -----------  -----------  ----------  ----------  ----------


Deferred tax liabilities have been provided for taxable temporary differences related to the allowance for loan losses, accumulated depreciation, investments and loans. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses and deferred loan fees. The net deferred tax liability in the accompanying consolidated statements of financial condition include the following components:




                                                                     AS OF JUNE 30,         AS OF DECEMBER 31,
                                                                ------------------------  ----------------------
                                                                   1997         1996
                                                                -----------  -----------  ----------  ----------
                                                                (UNAUDITED)  (UNAUDITED)     1996        1995
Deferred Tax Liabilities......................................   $ 682,174    $ 389,907   $  583,986  $  498,977
Deferred Tax Assets...........................................     181,961       94,546       99,438      94,546
                                                                -----------  -----------  ----------  ----------
  Net Deferred Tax Liability..................................   $ 500,213    $ 295,361   $  484,548  $  404,431
                                                                -----------  -----------  ----------  ----------
                                                                -----------  -----------  ----------  ----------




In 1996, Congress enacted the Small Business Job Protection Act which effectively removes any recapture provisions related to tax bad debt reserves accumulated by the Association prior to 1988. However, any reserves accumulated after 1987 must be recaptured over a six year period. The tax liability associated with this recapture is included in the Association's deferred tax liability as of June 30, 1997 and 1996 (unaudited), and as of December 31, 1996. This change in tax law did not have a significant impact on income tax expense.



Beginning in 1996, the Association will utilize the six year moving average method to determine its tax bad debt deductions. The effect of this change will be to increase taxable income and income tax expense in 1996 and future years.



NOTE 7--REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes that the Association meets all capital adequacy requirements to which it is subject.



Quantitative measures established by OTS regulations to ensure capital adequacy require the Association to maintain minimum amounts and ratios of "tangible capital" and "core capital" to "adjusted total assets" and "risk based capital" to "risk-weighted assets" (as defined in the regulations). Reconciliation of capital under generally accepted accounting principles to the capital amounts per the regulations is as follows:





                                   AS OF JUNE 30,               AS OF DECEMBER 31,
                           -------------------------------  --------------------------
                               1997            1996             1996          1995
                           ------------  -----------------  ------------  ------------
                           (UNAUDITED)      (UNAUDITED)
Capital (total equity)
  per generally accepted
  accounting
  principles.............  $  6,468,784       $5,610,968   $  6,102,910  $  5,419,048
Less net unrealized gain
  on investment
  securities.............      (600,677)        (193,071)      (471,423)     (371,028)
                           ------------  -----------------  ------------  ------------
Tangible capital per the
  regulations............     5,868,107        5,417,897      5,631,487     5,048,020
Less adjustments for core
  capital................           -0-              -0-            -0-           -0-
                           ------------  -----------------  ------------  ------------
Core capital  per the
  regulations............     5,868,107        5,417,897      5,631,487     5,048,020
Add allowable portion of
  allowance for loan
  losses.................       350,000          322,000        341,000       275,000
                           ------------  -----------------  ------------  ------------
Risk-based capital per
  the regulations........  $  6,218,107       $5,739,897   $  5,972,487  $  5,323,020
                           ------------  -----------------  ------------  ------------
                           ------------  -----------------  ------------  ------------


The Association's actual capital amounts and minimum capital requirements of the OTS are presented in the following table. All amounts are in thousands of dollars.



                                                                                                             TO COMPLY WITH
                                                                                                            MINIMUM CAPITAL
                                                                                         ACTUAL               REQUIREMENTS
                                                                                 ----------------------  ----------------------
                                                                                  AMOUNT       RATIO      AMOUNT       RATIO
                                                                                 ---------  -----------  ---------  -----------
As of June 30, 1997 (Unaudited):
Tangible Capital (To Adjusted Total Assets)....................................  $   5,868      9.1%     $     963      1.5%
Core Capital (To Adjusted Total Assets)........................................  $   5,868      9.1%     $   1,926      3.0%
Risk-Based Capital (To Risk-Weighted Assets)...................................  $   6,218     22.4%     $   2,224      8.0%

As of June 30, 1996 (Unaudited):
Tangible Capital (To Adjusted Total Assets)....................................  $   5,418      9.4%     $     868      1.5%
Core Capital (To Adjusted Total Assets)........................................  $   5,418      9.4%     $   1,736      3.0%
Risk-Based Capital (To Risk-Weighted Assets)...................................  $   5,740     22.3%     $   2,061      8.0%

As of December 31, 1996:
Tangible Capital (To Adjusted Total Assets)....................................  $   5,631      9.3%     $     909      1.5%
Core Capital (To Adjusted Total Assets)........................................  $   5,631      9.3%     $   1,818      3.0%
Risk-Based Capital (To Risk-Weighted Assets)...................................  $   5,972     21.9%     $   2,179      8.0%

As of December 31, 1995:
Tangible Capital (To Adjusted Total Assets)....................................  $   5,048      9.3%     $     810      1.5%
Core Capital (To Adjusted Total Assets)........................................  $   5,048      9.3%     $   1,621      3.0%
Risk-Based Capital (To Risk-Weighted Assets)...................................  $   5,323     24.2%     $   1,759      8.0%




As of June 30, 1997 (unaudited) and December 31, 1996, the Association is categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that date that management believes have changed the institution's category. The Association's actual capital amounts and ratios are also presented in the following table. All amounts are in thousands of dollars.



                                                                                                             TO COMPLY WITH
                                                                                                            MINIMUM CAPITAL
                                                                                         ACTUAL               REQUIREMENTS
                                                                                 ----------------------  ----------------------
                                                                                  AMOUNT       RATIO       AMOUNT      RATIO
                                                                                 ---------  -----------  ---------  -----------
As of June 30, 1997 (Unaudited):
Total Capital (To Risk-Weighted Assets)........................................  $   6,218     22.2%     $   2,780     10.0%
Tier I Capital (To Risk-Weighted Assets).......................................  $   5,868     21.0%     $   1,668      6.0%
Tier I Capital (To Average Assets).............................................  $   5,868      9.3%     $   3,128      5.0%

As of June 30, 1996 (Unaudited):
Total Capital (To Risk-Weighted Assets)........................................  $   5,740     22.3%     $   2,576     10.0%
Tier I Capital (To Risk-Weighted Assets).......................................  $   5,418     21.0%     $   1,546      6.0%
Tier I Capital (To Average Assets).............................................  $   5,418      9.7%     $   2,779      5.0%


                                                                                                             TO COMPLY WITH
                                                                                                            MINIMUM CAPITAL
                                                                                         ACTUAL               REQUIREMENTS
                                                                                 ----------------------  ----------------------
                                                                                  AMOUNT       RATIO      AMOUNT       RATIO
                                                                                 ---------  -----------  ---------  -----------
As of December 31, 1996:
Total Capital (To Risk-Weighted Assets)........................................  $   5,972    21.9%      $   2,724     10.0%
Tier I Capital (To Risk-Weighted Assets).......................................  $   5,631    20.7%      $   1,634      6.0%
Tier I Capital (To Average Assets).............................................  $   5,631     9.8%      $   2,866      5.0%

As of December 31, 1995:
Total Capital (To Risk-Weighted Assets)........................................  $   5,323    24.2%      $   2,199     10.5%
Tier I Capital (To Risk-Weighted Assets).......................................  $   5,048    23.0%      $   1,319      6.0%
Tier I Capital (To Average Assets).............................................  $   5,048     9.4%      $   2,681      5.0%


In 1996 Congress enacted the Deposit Insurance Funds Act, which required the Association to pay a special assessment to the Federal Deposit Insurance Corporation of $316,765 in November 1996. In 1997, the Association's federal deposit insurance premiums will be based on an assessment rate of .000648 multiplied times insured deposit balances, which should significantly reduce the required premium amount.

NOTE 8--RETIREMENT PLANS



The Association has established a 401(k) retirement plan which allows eligible officers and employees to contribute up to fifteen percent of their annual compensation on a tax-deferred basis. The Association has the option, at the discretion of the board of directors, to make contributions to the plan. Total retirement plan expense was $20,409 and $18,437 for the periods ended June 30, 1997 and 1996 (unaudited), respectively. Total retirement plan expense was $36,521, $40,147, and $30,174 for the years ended December 31, 1996, 1995, and 1994, respectively.





In June 1997, the Association established a long-term incentive plan for the board of directors to provide target retirement benefits of 75% of board fees for ten years for directors who retire with twenty or more years of service. As of June 30, 1997 (unaudited), a liability totalling $150,991 is included in "other liabilities" in the consolidated statement of condition and the corresponding expense is included in "compensation and benefits" in the consolidated statement of income for the six month period ended June 30, 1997 (unaudited).



NOTE 9--SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Association's business activity is with customers located within East Tennessee. Investments in state and municipal securities involve governmental entities within the State of Tennessee. As of June 30, 1997 (unaudited) and December 31, 1996, the Association had concentrations of loans in real estate lending and consumer lending. Generally these loans are secured by the underlying real estate and consumer goods. The usual risk associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate collateral loan to value ratios.

NOTE 10--COMMITMENTS AND CONTINGENT LIABILITIES

The Association is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Association.

NOTE 11--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments (SFAS No. 107), which requires the Association to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated statements of financial condition, for which it is practicable to estimate fair value.

According to SFAS No. 107, a financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both: (1) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity, or to exchange other financial instruments on potentially unfavorable terms with the second entity, and (2) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity, or to exchange other financial instruments on potentially favorable terms with the first entity.

SFAS No. 107 also states that the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices in an active market, if available, are the best evidence of the fair value of financial instruments. For financial instruments that do not trade regularly, management's best estimate of fair value is based on either the quoted market price of a financial instrument with similar characteristics or on valuation techniques such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

For the Association, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined above. However, a large majority of those assets and liabilities do not have an active trading market nor are their characteristics similar to other financial instruments for which an active trading market exists. In addition, it is the Association's practice and intent to hold the majority of its financial instruments to maturity and not to engage in trading or sales activities. Therefore, much of the information as well as the amounts disclosed below are highly subjective and judgmental in nature. The subjective factors include estimates of cash flows, risks characteristics, credit quality, and interest rates, all of which are subject to change. Because the fair value is estimated as of the dates indicated, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

The estimates of fair value are based on existing financial instruments without attempting to estimate the value of anticipated future business or activity nor the value of assets and liabilities that are not considered financial instruments. For example, the value of mortgage loan servicing rights and the value of the Association's long-term relationships with depositors, commonly known as core deposit intangibles, have not been considered in the estimates of fair values presented below. In addition, the tax implications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been included in the estimated fair values below.

The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

Cash and Amounts Due From Depository Institutions--For these short-term instruments, the recorded book value is a reasonable estimate of fair value.

Investment Securities--Quoted market prices are used to determine the estimated fair value of investment securities.

Loans Receivable, Net--The estimated fair value of fixed rate mortgage loans is calculated by discounting future cash flows to their present value. Future cash flows, consisting of both principal and interest payments, are discounted using current local market rates for similar loans with similar maturities. The estimated fair value of variable rate loans is considered equal to recorded book value. The estimated fair value of the allowance for loan losses is considered to be its recorded book value. Additionally, the credit exposure known to exist in the loan portfolio is embodied in the allowance for loan losses.

Deposits--The estimated fair value of demand, savings, NOW and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar maturities.

Off-Balance-Sheet Loan Commitments--The fair value of loan commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of these items is not material to the Association as of the dates indicated below.

The recorded book value and estimated fair value of the Association's financial instruments are as follows (amounts in thousands):

                             AS OF JUNE 30, 1997     AS OF JUNE 30, 1996
                                 (UNAUDITED)             (UNAUDITED)        AS OF DECEMBER 31, 1996    AS OF DECEMBER 31, 1995
                            ----------------------  ----------------------  --------------------------------------------------
                            RECORDED    ESTIMATED   RECORDED    ESTIMATED    RECORDED       ESTIMATED   RECORDED    ESTIMATED
                              BOOK        FAIR        BOOK        FAIR         BOOK           FAIR        BOOK        FAIR
                              VALUE       VALUE       VALUE       VALUE        VALUE          VALUE       VALUE       VALUE
                            ---------  -----------  ---------  -----------   ---------     -----------  ---------  -----------
FINANCIAL ASSETS:
  Cash and Amounts Due
  From Depository
    Institutions..........  $   3,081   $   3,081   $   2,187   $   2,187    $   2,889     $   2,889   $   1,832   $   1,832
  Investment Securities -
    Available for Sale....  $  13,769   $  13,769   $  11,298   $  11,298    $  11,689     $  11,689   $  10,286   $  10,286
  Investment Securities--
    Held to Maturity......  $   1,059   $   1,079   $   1,046   $   1,069    $   1,212     $   1,241   $   1,046   $   1,088
  Loans Receivable, Net...  $  45,625   $  45,726   $  42,789   $  43,131    $  44,230     $  44,328   $  40,365   $  40,697

FINANCIAL LIABILITIES:
Deposits..................  $  56,725   $  56,810   $  51,647   $  51,671    $  53,767     $  53,838   $  47,954   $  48,017


NOTE 12--PLAN OF CONVERSION



In May 1997, the board of directors, subject to approval of the deposit accountholders (members) and the Office of Thrift Supervision, approved a plan of reorganization from a mutual savings association to a capital stock savings bank and the concurrent formation of a holding company. The conversion is expected to be accomplished through amendment of the Association's charter and the sale of the holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Association after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to depositors, borrowers, directors, officers, employees and employee benefit plans of the Association and to certain other eligible subscribers. Any shares of common stock not sold in the offering are expected to be sold to the public.

At the time of the conversion, the Association will establish a liquidation account in an amount equal to its capital as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible accountholders who continue to maintain their accounts at the Association after the conversion. The liquidation account will be reduced annually to the extent that eligible accountholders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible accountholder interest in the liquidation account. In the event of a complete liquidation, each eligible accountholder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

Conversion costs are being deferred and will be deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. As of June 30, 1997 the amount of conversion costs that have been incurred and deferred is $25,000.

No one has been authorized to give any information or to make any representation other than as contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the holding company or the bank since any of the dates as of which information is furnished herein or since the date hereof.



                            ------------------------

                               TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                              ---------
QUESTIONS AND ANSWERS.......................................................................................      (ii)
RISK FACTORS................................................................................................    (viii)
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA..................................................      xiv
THE CONVERSION..............................................................................................        1
UNITED TENNESSEE BANKSHARES, INC............................................................................       14
NEWPORT FEDERAL SAVINGS AND LOAN ASSOCIATION................................................................       15
USE OF PROCEEDS.............................................................................................       15
DIVIDENDS...................................................................................................       16
MARKET FOR COMMON STOCK.....................................................................................       17
PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS...............................................................       17
CAPITALIZATION..............................................................................................       19
HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE......................................................       20
PRO FORMA DATA..............................................................................................       21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................       25
BUSINESS....................................................................................................       41
REGULATION..................................................................................................       62
TAXATION....................................................................................................       68
MANAGEMENT..................................................................................................       70
CERTAIN RESTRICTIONS ON ACQUISITIONS........................................................................       79
CERTAIN ANTI-TAKEOVER PROVISIONS............................................................................       81
DESCRIPTION OF CAPITAL STOCK................................................................................       84
REGISTRATION REQUIREMENTS...................................................................................       86
LEGAL MATTERS...............................................................................................       86
EXPERTS.....................................................................................................       86
ADDITIONAL INFORMATION......................................................................................       86
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................................................       87



                            ------------------------



    UNTIL DECEMBER , 1997, OR 25 DAYS AFTER COMMENCEMENT OF ANY SYNDICATED OFFERING, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                       UNITED TENNESSEE BANKSHARES, INC.


                (HOLDING COMPANY FOR NEWPORT FEDERAL SAVINGS AND
                               LOAN ASSOCIATION)





                             ---------------------

                                   PROSPECTUS

                             ---------------------






                             Up to 1,454,750 Shares
                                  COMMON STOCK




                             TRIDENT SECURITIES, INC.




                                NOVEMBER   , 1997

ITEM 27. EXHIBITS:



       (a) The exhibits filed as a part of this registration statement are as follows:
     *1.1  Engagement Letter with Trident Securities, Inc.
     *1.2  Form of Agency Agreement with Trident Securities, Inc.
      * 2  Plan of Conversion (Exhibit A to Proxy Statement filed as Exhibit 99.2)
    * 3.1  Charter of United Tennessee Bankshares, Inc.
    * 3.2  Bylaws of United Tennessee Bankshares, Inc.
      * 4  Form of Stock Certificate of United Tennessee Bankshares, Inc.
      * 5  Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities being registered
     *8.1  Federal Tax Opinion of Housley Kantarian & Bronstein, P.C.
     *8.2  State Tax Opinion of Pugh & Company, P.C.
     *8.3  Opinion of RP Financial, LC as to the value of subscription rights for tax purposes
     10.1  Form of United Tennessee Bankshares, Inc. Stock Option and Incentive Plan
     10.2  Form of United Tennessee Bankshares, Inc. Management Recognition Plan and Trust
           Agreement
   10.3(a) Employment Agreements between Newport Federal Savings and Loan Association and
           Richard G. Harwood, Nancy L. Bryant and Peggy Holston
  *10.3(b) Forms of Guarantee Agreements between United Tennessee Bankshares, Inc. and Richard
           G. Harwood, Nancy L. Bryant and Peggy Holston
     10.4  Newport Federal Savings and Loan Association Long-Term Incentive Plan
    *10.5  Newport Federal Savings and Loan Association Deferred Compensation Plan
    *23.1  Consents of Housley Kantarian & Bronstein, P.C. (in opinions filed as Exhibits 5 and
           8.1)
     23.2  Consent of Pugh & Company, P.C.
    *23.3  Consent of RP Financial, LC
      *24  Power of Attorney
       27  Financial Data Schedule
    *99.1  Forms of Stock Order Form and Certification
    *99.2  Forms of Proxy Statement for Special Meeting of Members of Newport Federal Savings
           and Loan Association and Proxy Card
    *99.3  Forms of Miscellaneous Solicitation and Marketing Materials
    *99.4  Appraisal Report dated September 12, 1997

------------------------

*   Previously filed.

      (b) Financial Statement Schedules.


      No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Newport, State of Tennessee, as of the date set forth below.

                                UNITED TENNESSEE BANKSHARES, INC.



Date: November 4, 1997          By: /s/ Richard G. Harwood
                                   --------------------------------------
                                    Richard G. Harwood
                                    President and Chief Executive Officer
                                    (Duly Authorized Representative)

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated as of the date set forth above.



/s/ Richard G. Harwood                /s/ J. William Myers *
-------------------------            --------------------------------------
Richard G. Harwood                    J. William Myers
President, Chief Executive            Chairman of the Board
Officer and Director
(Principal Executive, Financial
and Accounting Officer)


/s/ Clyde E. Driskill, Jr. *          /s/ William B. Henry *
-------------------------            --------------------------------------
Clyde E. Driskill, Jr.                William B. Henry
Director                              Director


/s/ Robert L. Overholt *              /s/ Robert D. Self *
-------------------------            --------------------------------------
Robert L. Overholt                    Robert D. Self
Director                              Director



* /s/ Richard G. Harwood
--------------------------
Richard G. Harwood
Attorney-in-Fact